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                                                                    EXHIBIT 10.1

Final execution

                              Dated August 12, 2005

                           PA SHARED SERVICES LIMITED

                                       and

                              ELCOM SYSTEMS LIMITED

                             SUB-FRAMEWORK AGREEMENT

                   FOR THE PROVISION OF SOFTWARE AND SERVICES

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                                    CONTENTS

    CLAUSE                         HEADING                         PAGE
---------------  ------------------------------------------        ----
1                Definitions and Interpretation                      2

1A               Prime Agreement and Collaboration                   3

2                Zanzibar System and Acceptance Testing              4

3                Sub-Provider Obligations                           11

4                Method of Performance                              22

5                Payment                                            27

6                Consideration                                      28

7                Records and Rights of Inspection                   28

8                Contract Management                                29

9                Warranties and Indemnities                         33

10               Liability                                          37

11               Title and Risk in Hardware                         39

12               Ownership and Licensing of Deliverables            40

13               Data Protection and Freedom of Information         44

14               Term and Termination                               46

15               Termination Assistance                             50

16               Confidentiality                                    57

17               Non-Solicitation                                   59

18               Assignment and Sub-contracting                     59

19               Insurance                                          60

20               Force Majeure                                      62

21               General                                            62

Schedule 1       Definitions

Schedule 2       Specification of Services

Schedules 3-10   Not used

Schedule  11     Change Control Procedure

Schedules 12-28  Not used

Schedule 29      Special Escrow Arrangements

Schedule 30      Existing Sales Contracts

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
Schedule 31   Form of Sub-Provider Service Provision Order

Schedule 32   Direct Competitors

Schedule 33   Form of Sub-Provider Additional Service Order

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Final execution

DATED this 12th day of August 2005

BETWEEN:

(1) PA SHARED SERVICES LIMITED, registered in England and Wales under Company Number 05234104 whose registered office is at 123 Buckingham Palace Road, London SW1W 9SR ( "PASSL");

(2) ELCOM SYSTEMS LIMITED, registered in England under Company Number 02838561 whose registered office is at 3-5 Horndean Road, Bracknell, Berkshire RG12 0XQ ("SUB- PROVIDER")

RECITALS

WHEREAS:

(A) OGCbuying.solutions, an executive agency of the Office of Government Commerce ("OGC"), placed an advertisement in the Official Journal of the European Union ("OJEU NOTICE") in 2004 seeking expressions of interest from potential suppliers for the provision of purchase to pay and management information services under a framework agreement, to OGCbuying.solutions and other civil government departments and bodies;

(B) PA Consulting Services Limited ("PACSL"), with the support of various consortium members, including the Sub-Provider, responded to the OJEU Notice and was invited to negotiate. PASSL was subsequently selected by OGCbuying.solutions to be the provider of the Zanzibar System and associated Prime Services;

(C)   PASSL is now or will be required (pursuant to the Prime Agreement) to:

      (i) develop the Zanzibar System through which PASSL can provide a procurement service to Buying Organisations and enable the collection of Management Information;

      (ii) enter into Service Provision Agreements with certain Buying Organisations for the provision of a procurement service utilising the Zanzibar System (with Subscribing Buying Organisations having the option of using the Zanzibar System via their own Enterprise Resource Planning Systems or via the Internet); and

      (iii) enter into Supplier Agreements with Suppliers setting out the terms and conditions on which such providers are to offer their products and services to the Subscribing Buying Organisations on the Zanzibar System;

(D) PASSL requires the support of the Sub-Provider in developing the Zanzibar System and/or delivering the Prime Services and/or otherwise performing its obligations under the Prime Agreement, the Service Provision Agreements and the Supplier Agreements. PACSL requires the support of the Sub-Provider in performing its obligations under the Guarantee. PASSL has therefore agreed to engage the Sub-Provider to deliver the Sub-Provider Systems and provide the Sub-Provider Services and to facilitate the development of the Zanzibar System and the provision of the Prime Services as a whole;

(E) The parties wish to enter into this Agreement to regulate the terms and conditions (other than those relating to revenue sharing and remuneration) on which the Sub-Provider is to provide the Sub-Provider Systems and the Sub-Provider Services to PASSL;

(F) The parties plan to enter into the Revenue Sharing Agreement to regulate the terms and conditions on which PASSL will share revenue with or otherwise remunerate the Sub-Provider in consideration of the Sub-Provider's performance of its obligations under this Agreement;

IT IS AGREED as follows.

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1     DEFINITIONS AND INTERPRETATION

1.1 Unless defined in a Clause, and save where the context otherwise provides or requires, defined terms in this Agreement shall have the meanings set out in the Schedule of Defined Terms at Schedule 1.

1.2 The headings in this Agreement are intended to be for guidance only and shall not affect or limit the intent, scope or interpretation of this Agreement.

1.3 The following rules of interpretation apply in this Agreement unless the context requires otherwise:

      1.3.1 the Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment;

      1.3.2 the singular includes the plural and vice versa;

      1.3.3 if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

      1.3.4 the words "INCLUDE", "INCLUDES" and "INCLUDING" and any succeeding words shall be construed without limitation to the generality of any preceding words or concepts;

      1.3.5 references to a statutory provision include (subject to Clause 4.5) that provision as from time to time modified or re-enacted whether before or after the date of this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted) which such provision has directly or indirectly replaced;

      1.3.6 references to this Agreement include its Schedules and this Agreement as from time to time amended and references to Recitals, Clauses, Schedules and Appendices are to recitals and clauses of, and schedules and appendices to, this Agreement;

      1.3.7 any reference to records or other information means records or other information in any form in which those records or that information is stored, whether in paper form, electronic form or in any other medium; and

      1.3.8 a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

      1.3.9 where PASSL is acting on a requirement or determination of OGCbuying.solutions or a Subscribing Buying Organisation pursuant to the terms of the Prime Agreement or a Service Provision Agreement, then PASSL shall be deemed to be acting "reasonably" for the purposes of this Agreement;

      1.3.10 where PASSL withholds or delays its consent under this Agreement as a result of OGCbuying.solutions or a Subscribing Buying Organisation withholding or delaying a related consent pursuant to the terms of the Prime Agreement or a Service Provision Agreement, then PASSL shall not be deemed to be acting "unreasonably" for the purposes of this Agreement.

1.4 This Agreement consists of the documents stated in this Clause 1.4. If there is any conflict, apparent conflict or ambiguity in or between any of these documents, the documents will be applied in the following order in decreasing order of precedence:

      1.4.1 the Clauses of this Agreement and Schedule 1 (Definitions and Interpretations); and

      1.4.2 the remaining Schedules to this Agreement.

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1.5   In the event of any conflict between this Agreement and the Revenue
      Sharing Agreement the provisions of this Agreement shall prevail.

1A    PRIME AGREEMENT AND COLLABORATION

1A.1  The Sub-Provider acknowledges and agrees that:

      (a)   the Sub-Provider Services form part of the Prime Services; and

      (b) the Sub-Provider Systems form part of the Zanzibar System which PASSL is obliged to deliver pursuant to the terms of the Prime Agreement and the Service Provision Agreements.

1A.2 The appointment of the Sub-Provider under this Agreement and each of the Other Material Sub-Providers under their respective agreements with PASSL shall be to act as members of a team and to provide the Sub-Provider Services or their respective services taking into account the Project Objectives.

1A.3 The Sub-Provider shall perform its obligations under this Agreement and provide reasonable information and reasonable assistance so as to facilitate:

      (a) compliance by PASSL with its obligations and exercise by PASSL of its rights under the Prime Agreement, the Service Provision Agreements and the Supplier Agreements;

      (b) compliance by the Other Material Sub-Providers with their obligations under their respective agreements with PASSL.

1A.4 The Sub-Provider shall work under this Agreement and together with the Other Material Sub-Providers in the spirit of trust, fairness and mutual co-operation for the benefit of the Project and within the scope of its agreed roles, expertise and responsibilities as set out in this Agreement.

1A.5 In all matters relating to the Prime Services or the Sub-Provider Services, including any required notice, submission, decision, consent, agreement or other communication or activity, the Sub-Provider shall act reasonably and without delay.

1A.6 For the purpose of this Clause 1A, the Project Objectives (which, the parties acknowledge and agree, are for the benefit of the Project as a whole and the mutual benefit of PASSL, the Sub-Provider and each Other Material Sub-Provider) are as follows:

      (a) the provision of all Prime Services and performance of all obligations in accordance with the terms of the Prime Agreement, the Service Provision Agreements and the Supplier Agreements;

      (b) without prejudice to sub-Clause 1A.6(a), the delivery and acceptance of the Zanzibar System in accordance with the Prime Agreement;

      (c) maximising the numbers of Subscribing Buying Organisations from time to time;

      (d) maximising the numbers of suppliers, having an existing relationship with Buying Organisations which may become Subscribing Buying Organisations, adopted on to the Zanzibar System as Suppliers from time to time;

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      (e)   maximising the amount of Zanzibar Revenue received by PASSL and distributed in accordance with the Revenue Sharing Agreement and ensuring that the Prime Services (including the Sub-Provider Services included within such Prime Services) are performed in the most efficient fashion;

      (f) achieving high levels of customer satisfaction amongst OGCbuying.solutions, Subscribing Buying Organisations and Suppliers and minimising the payment of Performance Incentives;

      (g) seeking to ensure that the Prime Services are delivered successfully such that OGCbuying.solutions opts to extend the Prime Agreement pursuant to its terms;

      (h) establishing the Zanzibar System as an industry benchmark for public sector procurement environments.

2     ZANZIBAR SYSTEM AND ACCEPTANCE TESTING

2.1   ZANZIBAR SYSTEM

      2.1.1 Subject to Clause 2.1.2, the Sub-Provider shall perform all its obligations pursuant to this Agreement from the Commencement Date.

      2.1.2 Notwithstanding Clause 2.1.1, the Sub-Provider shall not be obliged to:

            (i) deliver the Sub-Provider Systems which apply to Stage 2 unless and until such time as the Stage 2 Development Criteria have been achieved; or

            (ii) deliver the Sub-Provider Systems which apply to Stage 3 unless and until such time as the Stage 3 Development Criteria have been achieved;

            provided that the Sub-Provider shall, as soon as reasonably practicable following the Commencement Date, make all such reasonable preparations for the delivery of the Sub-Provider Systems which relate to Stage 2 and Stage 3 and perform such obligations relating to the Sub-Provider Services as are necessary to ensure that PASSL is able to meet its obligations in respect of Stage 2 and/or Stage 3 under the Prime Agreement promptly (and in any event in accordance with any timetable set out in the Prime Agreement) following the achievement of the Stage 2 Development Criteria or the Stage 3 Development Criteria (as applicable). The Sub-Provider shall additionally perform such other obligations in respect of Stage 2 or Stage 3 prior to the achievement of the Stage 2 Development Criteria or the Stage 3 Development Criteria (as applicable) as are agreed between the parties (such agreement not to be unreasonably withheld or delayed).

2.2   DELIVERY

      2.2.1 Subject to Clause 2.1.2, the Sub-Provider shall deliver the relevant Sub-Provider Systems within such timescales as may reasonably be required by PASSL in order to enable PASSL to (if applicable) test such Sub-Provider Systems in accordance with Clause 2.2A; deliver each Stage to OGCbuying.solutions; permit each Stage to be tested by OGCbuying.solutions in accordance with the Prime Agreement; and ensure that such Stage is accepted by OGCbuying.solutions prior to the expiry of the Long Stop Date applicable to that Stage.

      2.2.2 The Sub-Provider shall deliver all Sub-Provider Systems to PASSL together with all documentation reasonably required by PASSL in order to enable PASSL to operate and/or test such Sub-Provider

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             System in accordance with Clause 2.2A.1 including a detailed explanation of the work which has been undertaken on such Sub-Provider System, the purpose of such work and how it was completed. The Sub-Provider shall in no event deliver any Sub-Provider System to OGCbuying.solutions without PASSL's prior agreement in writing.

      2.2.3 The Sub-Provider shall develop and provide to PASSL such documentation as PASSL may reasonably require in relation to any service oriented element of the Sub-Provider Services in order to enable PASSL to properly review such Sub-Provider Service in accordance with Clause 2.2A.3. Such documentation shall be provided within such timescales as may reasonably be required by PASSL in order to enable PASSL to review and inspect such Sub-Provider Service prior to the commencement of any obligation to deliver such Sub-Provider Service to OGCbuying.solutions, Subscribing Buying Organisations or Suppliers as part of the Prime Services.

      2.2.4 The arrangements set out in Clauses 2.2 and 2.2A shall apply to the extent practicable to any changes to Sub-Provider Systems or Sub-Provider Services and to any additional Sub-Provider Systems or Sub-Provider Services (whether agreed through the Change Control Procedure or otherwise).

      2.2.5 For the avoidance of doubt, "delivery" of a Sub-Provider System may include, for the purposes of this Clause 2.2, the granting of access to such Sub-Provider System by means other than physical delivery and as contemplated by this Agreement.

2.2A  TESTING BY PASSL

      2.2A.1 PASSL shall be entitled to test or to instruct the Sub-Provider to test the Sub-Provider Systems (or any constituent part of them) at any time or times prior to the delivery or re-delivery of the Stage to which such Sub-Provider Systems relate to OGCbuying.solutions, in order to establish whether such Sub-Provider Systems will be capable of (i) providing the features and functions set out in and of performing in accordance with this Agreement; and (ii) enabling the relevant Stage to provide the features and functions set out in, and to be accepted by OGCbuying.solutions and perform, in accordance with the Prime Agreement. For the purpose of such testing, the Sub-Provider shall permit PASSL to have access to any test system to be provided to PASSL and OGCbuying.solutions for the purpose of OGCbuying.solutions conducting the Acceptance Tests and shall provide necessary technical support in respect of such test system. The Sub-Provider shall not, for the avoidance of doubt, be obliged to provide additional test systems to PASSL for the purpose of testing in accordance with this Clause 2.2A.1 or to provide on-site or dedicated resource to assist PASSL with the conduct of such testing. The Sub-Provider shall respond to reasonable enquiries from PASSL arising during the course of any testing contemplated by this Clause 2.2A.1.

      2.2A.2 PASSL shall be entitled to attend any tests carried out by the Sub-Provider in accordance with Clause 2.2A.1 (and shall meet its own travel and subsistence expenses in so doing). Any advice or recommendations offered or made by PASSL shall not relieve the Sub-Provider of its obligations and duties to PASSL under this Agreement. However, where necessary, in the reasonable opinion of PASSL, to allow acceptance of the Stage to which such Sub-Provider System relates in accordance with the Prime Agreement, such advice or recommendations shall be promptly implemented by the Sub-Provider unless the Sub-Provider notifies PASSL in writing that it does not agree with such advice or recommendations (such agreement not to be unreasonably withheld or delayed) and includes with such notification the Sub-Provider's detailed alternative proposals

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             for addressing the matters giving rise to such advice or
             recommendations. If the parties, acting reasonably, are unable to agree on such proposals, then the issue shall be referred to the Dispute Resolution Procedure provided that the Sub-Provider shall be under an overriding obligation to ensure that such matters are addressed in such time as will allow delivery and acceptance by OGCbuying.solutions of the Stage to which the relevant Sub-Provider System relates in accordance with the Prime Agreement.

      2.2A.3 PASSL shall be entitled to review or inspect the preparations for and/or performance of any Sub-Provider Services due to be provided following the Service Commencement Date in order to establish whether such Sub-Provider Services are capable of being performed in accordance with this Agreement and will enable the Prime Services to be performed in accordance with the Prime Agreement. Any advice or recommendations offered or made by PASSL shall not relieve the Supplier of its obligations and duties to PASSL under this Agreement. However, where necessary, in the reasonable opinion of PASSL, to allow performance of the Prime Services to which such Sub-Provider Services relate in accordance with the Prime Agreement, such advice or recommendations shall be promptly implemented by the Sub-Provider unless the Sub-Provider notifies PASSL in writing that it does not agree with such advice or recommendations (such agreement not to be unreasonably withheld or delayed) and includes with such notice the Sub-Provider's detailed alternative proposals for addressing the matters giving rise to such advice or recommendations. If the parties, acting reasonably, are unable to agree on such proposals, then the issue shall be referred to the Dispute Resolution Procedure provided that the Sub-Provider shall be under an overriding obligation to ensure that such matters are addressed in such time as will allow performance of the Prime Services to which such Sub-Provider Services relate in accordance with the Prime Agreement from the date on which such Prime Services are due to be provided under the Prime Agreement.

      2.2A.4 For the avoidance of doubt, acceptance of Sub-Provider Systems shall only occur in accordance with Clause 2.5 below and no testing (whether successful or otherwise), failure to conduct testing, notice or other act or omission of PASSL pursuant to this Clause 2.2A shall constitute acceptance or deemed acceptance of any Sub-Provider System or Sub-Provider Service.

2.3   TESTING BY OGCBUYING.SOLUTIONS

      On delivery of each Stage, PASSL shall use reasonable endeavours in seeking to ensure that OGCbuying.solutions performs the Acceptance Tests applicable to that Stage to determine whether that Stage (as delivered) complies with the Specification applicable to that Stage in all material respects and otherwise meets the Acceptance Criteria applicable to that Stage. In conducting such tests the Sub-Provider shall provide PASSL and OGCbuying.solutions with such assistance as PASSL and/or OGCbuying.solutions may reasonably require for the purposes of that testing.

2.4   DEFECTS IN A STAGE

      If, following the testing conducted under Clause 2.3, the relevant Stage does not comply with the Specification applicable to that Stage in all material respects and otherwise meet the Acceptance Criteria, PASSL shall notify the Sub-Provider in writing of the relevant defects, insofar as the relevant defects relate to Sub-Provider Systems, (giving all such relevant details as are provided to PASSL by OGCbuying.solutions or are otherwise available to PASSL) and, on receipt of that notification, the Sub-Provider shall have a reasonable opportunity (not to subsist past the date reasonably required by PASSL so as to enable PASSL to ensure that the relevant Stage is accepted by OGCbuying.solutions prior to the Long

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      Stop Date for the relevant Stage) to cure the relevant defects and shall then resubmit the relevant Sub-Provider Systems so that PASSL may re-submit the relevant Stage for further testing by OGCbuying.solutions (following which this Clause 2.4 and Clause 2.3 shall apply as though references to a "Stage" were references to that Stage as resubmitted). Insofar as defects identified in accordance with this Clause 2.4 do not relate to Sub-Provider Systems, the Sub-Provider shall co-operate with and facilitate PASSL's (or its sub-contractors') resolution of such defects within PASSL's applicable timetable.

2.5   ACCEPTANCE OF STAGES AND SUB-PROVIDER SYSTEMS

      2.5.1 If, following the evaluation conducted under Clause 2.3 or Clause 2.4, the relevant Stage (as delivered or resubmitted) complies with the Specification applicable to that Stage in all material respects (pursuant to Clause 2.4 above) and otherwise meets the Acceptance Criteria applicable to that Stage, then OGCbuying.solutions is obliged to notify PASSL in writing of its acceptance of the relevant Stage pursuant to the terms of the Prime Agreement and PASSL shall promptly following receipt of such notification notify the Sub-Provider in writing of its acceptance of the relevant Sub-Provider Systems forming part of such Stage.

      2.5.2 Notwithstanding Clause 2.5.1, in the event that:

            (a) OGCbuying.solutions does not notify the Sub-Provider of acceptance of the relevant Stage under the terms of the Prime Agreement or of any outstanding defects in that Stage within the timescales specified in the Prime Agreement; or

            (b) OGCbuying.solutions or any Subscribing Buying Organisation uses the relevant Stage (or any part of it) in a Live Environment other than to the extent that the use of a Live Environment is agreed in writing by PASSL to form part of the agreed acceptance testing procedure;

            that Stage shall be deemed to be accepted under the terms of the Prime Agreement and the Sub-Provider Systems forming part of that Stage shall be deemed accepted under this Agreement.

2.6   REJECTION OF A STAGE

      2.6.1 If, as at the Long Stop Date for Stage 1, Stage 1 does not comply with the Specification applicable to Stage 1 in all material respects or does not otherwise meet the Acceptance Criteria applicable to Stage 1, then PASSL shall have the right (without limiting any other rights or remedies it may have under this Agreement or otherwise) to either:

            (i) reject the Sub-Provider Systems forming part of Stage 1 and terminate this Agreement; or

            (ii) grant the Sub-Provider further time to rectify any Sub-Provider Systems forming part of Stage 1 by a date specified by PASSL so as to enable PASSL to meet the revised Long Stop Date for Stage 1 under the Prime Agreement and this Clause 2.6.1 shall apply accordingly to the revised Long Stop Date.

      2.6.2 If, as at the Long Stop Date for Stage 2, Stage 2 does not comply with the Specification applicable to Stage 2 in all material respects or does not otherwise meet the Acceptance Criteria applicable to Stage 2 then PASSL shall have the right (without limiting any other rights or remedies it may have under this Agreement or otherwise) to either:

            (i) reject the Sub-Provider Systems forming part of Stage 2 and terminate this Agreement with respect to the Sub-Provider Systems forming part of Stage 2 and Stage 3 only; or

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            (ii)  grant the Sub-Provider further time to rectify any
                  Sub-Provider Systems forming part of Stage 2 by a date specified by PASSL so as to enable PASSL to meet the revised Long Stop Date for Stage 2 under the Prime Agreement and this Clause 2.6.2 shall apply accordingly to the revised Long Stop Date;

            In the event that PASSL terminates this Agreement with respect to Stage 2 and Stage 3 only under sub-clause (ii) above, the Sub-Provider and PASSL shall be released from their obligations under this Agreement to the extent that they relate to Stage 2 and Stage 3. Any dispute over the extent to which an obligation relates to Stage 2 and/or Stage 3 shall be referred to the Dispute Resolution Procedure.

      2.6.3 If, as at the Long Stop Date for Stage 3, Stage 3 does not comply with the Specification applicable to Stage 3 in all material respects or does not otherwise meet the Acceptance Criteria applicable to Stage 3 then PASSL shall have the right (without limiting any other rights or remedies it may have under this Agreement or otherwise) to either:

            (i) reject the Sub-Provider Systems forming part of Stage 3 and terminate this Agreement or

            (ii) reject the Sub-Provider Systems forming part of Stage 3 and terminate this Agreement with respect to Stage 3 only; or

            (iii) grant the Sub-Provider further time to rectify any
                  Sub-Provider Systems forming part of Stage 3 by a date specified by PASSL so as to enable PASSL to meet the revised Long Stop Date for Stage 3 under the Prime Agreement and this Clause 2.6.3 shall apply accordingly to the revised Long Stop Date.

            In the event that PASSL terminates this Agreement with respect to Stage 3 only under sub-clause (ii) above, the Sub-Provider and PASSL shall be released from their obligations under this Agreement to the extent that they relate to Stage 3. Any dispute over the extent to which an obligation relates to Stage 3 shall be referred to the Dispute Resolution Procedure.

2.7   NATURE OF APPOINTMENT

      2.7.1 The Sub-Provider is not appointed as the exclusive supplier of the Sub-Provider Services and (subject to Clause 2.7.5) nothing in this Agreement intends to, or does, prevent or restrain PASSL or PACSL, (and the Sub-Provider acknowledges that nothing in the Prime Agreement prevents OGCbuying.solutions or any Buying Organisation) from acquiring any system or services from a third party or from performing any services itself internally.

      2.7.2 The Sub-Provider shall (and shall procure that its Affiliates shall) for the duration of this Agreement and without prejudice to Clause
            12.6 but subject to Clause 2.7.2A:

            (i) (to the same extent as it sells and promotes its products and services in its normal course of business) promote, recommend and enable PASSL to provide the Zanzibar System as the Sub-Provider and its Affiliates primary service offering for Buying Organisations (and to the extent that the Sub-Provider and/or its Affiliates market the Zanzibar System (if at all) they shall also comply with this obligation) in preference to any system, product or service of the Sub-Provider, its Affiliates or any third party which competes with the whole or a substantial part of the Zanzibar System;

            (ii) use all reasonable endeavours to ensure that Buying Organisations to which it or its Affiliates are marketing their services subscribe to the Zanzibar System (through the

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                  execution of a Service Provision Agreement with PASSL) in
                  preference to any system, product or service of the Sub-Provider, its Affiliates or any third party which competes with the whole or a substantial part of the Zanzibar System; and

            (iii) not compete with or contract with a third party for the purpose of or with the intention of enabling that third party to compete with the Zanzibar System as a whole or a substantial part of it (where, in the case of competition with a substantial part, such competition would or may materially affect Zanzibar Revenue and/or the potential for Zanzibar Revenue);

      2.7.2A Nothing in Clause 2.7.2 shall:

            (i) prevent the Sub-Provider or its Affiliates from continuing to provide contracted systems, products or services pursuant to the Existing Sales Contracts;

            (ii) prevent the Sub-Provider or its Affiliates from providing any system product or service which competes with a substantial part of the Zanzibar System to a Buying Organisation where the Sub-Provider and/or its Affiliates have complied with the obligations in Clause 2.7.2(i) and (ii) and that Buying Organisation has nevertheless confirmed in writing that it does not wish to subscribe to the Zanzibar System.

            (iii) prevent the Sub-Provider or its Affiliates from contracting with a third party for the purpose or with the intention of enabling that third party to provide any system product or service which competes with a substantial part of the Zanzibar System to a Buying Organisation where the Sub-Provider and/or its Affiliates have complied with the obligations in Clause 2.7.2(i) and (ii) and that Buying Organisation has nevertheless confirmed in writing that it does not wish to subscribe to the Zanzibar System;

            (iv) require the Sub-Provider to breach the terms of the ePS Contract or to offer or continue to offer its systems, products and services to Buying Organisations in Scotland to the extent that it is obliged to do so pursuant to the terms of the ePS Contract;

            (v) prevent the Sub-Provider and/or its Affiliates from re-tendering for the ePS Contract either independently or in collaboration with third parties (which may include Capgemini UK Limited) where the scope of the Buying Organisation market covered by such re-tendered ePS Contract is no greater than the existing ePS Contract and, in the event that such ePS Contract is awarded or re-awarded to the Sub-Provider or its Affiliate or to a third party with which the Sub-Provider or its Affiliate has collaborated in response to such re-tendering (with the Sub-Provider or its Affiliate being contracted to provide sub-contracted services to such third party), then nothing in Clause 2.7.2 shall prevent the Sub-Provider or its relevant Affiliate from subsequently providing contracted systems, products or services to Buying Organisations in Scotland to the extent that it is obliged to do so pursuant to the terms of that contract.

      2.7.3 The Sub-Provider shall (and shall procure that its Affiliates shall) not for the duration of this Agreement:

            (i) provide or market to Buying Organisations services relating to or reasonably preparatory to the Zanzibar System or the assessment of, access to, use or exploitation of the Zanzibar System (other than the Sub-Provider Services and the Prime Services of which the Sub-Provider Services form part);

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            (ii)  provide or market to other third parties services relating to or reasonably preparatory to the Zanzibar System or the assessment of, access to, use or exploitation of the Zanzibar System (other than the Sub-Provider Services and the Prime Services of which the Sub-Provider Services form part);

            without the prior written consent of PASSL (not to be unreasonably withheld or delayed).

      2.7.4 For the avoidance of doubt, nothing in this Agreement shall prevent either party (or its Affiliates) from determining the terms and conditions governing the provision of services to Suppliers which do not relate to and are not reasonably preparatory to the Zanzibar System or the assessment of, access to, use or exploitation of the Zanzibar System without the prior written consent of the other party. Subject to Clause 2.7.2 but notwithstanding any other provision of this Agreement, each party (and its Affiliates) shall be free to determine the terms and conditions on which it and its Affiliates contract with Buying Organisations for the provision of services which do not relate to and are not reasonably preparatory to the Zanzibar System or the assessment of, access to, use or exploitation of the Zanzibar System without the prior written consent of the other party.

      2.7.5 PASSL shall use reasonable endeavours to ensure that OGCbuying.solutions shall:

            (i) market the Zanzibar System as part of the eProcurement Solutions Toolkit; and

            (ii) not (and that OGCbuying.solutions shall procure that OGC does not) market as part of the eProcurement Solutions Toolkit any other software or system which is the same or substantially similar to or replicates or competes with a substantial part of the Zanzibar System provided that this restriction shall not apply to the extent that:

                  (a) such marketing is in relation to software or systems which compete with a part of the Zanzibar System (but are not the same or substantially similar to and do not compete with the Zanzibar System as a whole) and which OGCbuying.solutions is marketing at the date of the Prime Agreement; or

                  (b) such marketing is in relation to software or systems which replicate or compete with:

                        (A) Stage 2 and/or Stage 3 where OGCbuying.solutions has validly terminated the Prime Agreement with respect to Stage 2 and Stage 3 only; or

                        (B) Stage 3 where OGCbuying.solutions has validly terminated the Prime Agreement with respect to Stage 3 only; or

                        (C)   the Services subject to Step-in where
                              OGCbuying.solutions has validly terminated the Prime Agreement with respect to the Services subject to Step-in.

3     SUB-PROVIDER OBLIGATIONS

3.1   SUBSCRIBER AND SUPPLIER AGREEMENTS

      3.1.1 The Sub-Provider shall:

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            (i)   execute a Sub-Provider Service Provision Order in respect of each Service Provision Agreement to be entered into by PASSL;

            (ii) execute a Sub-Provider Additional Service Order in respect of each Additional Service Order to be entered into by PASSL in relation to Additional Services which relate to Sub-Provider Services;

            (iii) be automatically bound to provide such Sub-Provider Services, perform such obligations and grant such licences as are required in relation to each Supplier Agreement entered into by PASSL from the date on which such Supplier Agreement becomes effective and so as to enable PASSL to meet its obligations under and in respect of such Supplier Agreement.

      3.1.2 By executing a Sub-Provider Service Provision Order or Sub-Provider Additional Service Order, the Sub-Provider agrees:

            (i) to provide all such Sub-Provider Services and perform all such obligations as are required to enable PASSL to:

                  (a) deliver those elements of the Prime Services, which relate to the Sub-Provider Services and which are to be provided by PASSL pursuant to the relevant Service Provision Agreement and/or any Additional Service Order, to the standard and Service Levels required by and otherwise in accordance with the relevant Service Provision Agreement and/or Additional Service Order; and

                  (b) otherwise enable PASSL to meet its obligations under such Service Provision Agreement and/or Additional Service Order where (without prejudice to Clause 1A) such obligations relate to the Sub-Provider, the Sub-Provider Services, the Sub-Provider Systems or any obligations of the Sub-Provider contemplated by this Agreement;

            (ii) to grant such licences to PASSL in respect of the Sub-Provider Systems or any other Sub-Provider material or documentation as enable PASSL to grant the licences set out in the relevant Service Provision Agreement and/or Additional Service Order;

            (iii) to indemnify PASSL and its Affiliates and give warranties to
                  PASSL on the same terms as those on which PASSL indemnifies and gives warranties to the relevant Subscribing Buying Organisation pursuant to the relevant Service Provision Agreement and/or Additional Service Order;

            (iv) without limitation to Clause 3.1.2(i) or (iii) to comply with PASSL's obligations in Clause 23 of the relevant Service Provision Agreement as if it was PASSL and to indemnify PASSL and its Affiliates, the relevant Subscribing Buying Organisation and its contractors and sub-contractors and (in respect of Clause 23.1.5 of the Service Provision Agreement) the Transferee on the same terms as those on which PASSL indemnifies the relevant Subscribing Buying Organisation and its contractors and sub-contractors and (in respect of Clause
                  23.1.5 of the Service Provision Agreement) the Transferee in Clause 23 of the relevant Service Provision Agreement;

            (v) to be liable to PASSL to the same extent as PASSL is liable to the relevant Subscribing Buying Organisation pursuant to the terms of the relevant Service Provision Agreement and as set out in Clause 10.2.2;

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            (vi)  not through any act or omission to put PASSL in breach of the terms of the relevant Service Provision Agreement or Additional Service Order and to be bound by such restrictions as are included in the Service Provision Agreement or Additional Service Order as if the Sub-Provider was PASSL.

      3.1.3 The agreement between the parties created by the execution by the Sub-Provider, pursuant to Clause 3.1.1, of a Sub-Provider Service Provision Order (which, for the purposes of this Agreement, shall be referred to as a "SERVICE PROVISION SUB-AGREEMENT") shall consist of:

            (i)   that Sub-Provider Service Provision Order;

            (ii) the relevant Term Sheet (insofar as it relates to the Sub-Provider Services); and

            (iii) the Standard SPA Terms and Conditions (as amended strictly insofar as is necessary to reflect variations to such Standard SPA Terms and Conditions which have been expressly agreed between PASSL and the relevant Buying Organisation) insofar as is necessary and construed so as to give effect to Clause
                  3.1.2 above;

            (iv) any Sub-Provider Additional Service Orders executed from time to time.

      3.1.4 For the avoidance of doubt, the Sub-Provider shall only be entitled to refuse to execute a Sub-Provider Service Provision Order or a Sub-Provider Additional Service Order under Clause 3.1.1 above where:

            (i) PASSL has, in the proposed Service Provision Agreement or through the relevant Additional Service Order, agreed variations to the standard Service Provision Agreement (as set out in Schedule 19 to the Prime Agreement) with the relevant Buying Organisation; and

            (ii) such variation will have a material adverse impact on the Sub-Provider when reflected in the Service Provision Sub-Agreement pursuant to Clause 3.1.3; and

            (iii) the Sub-Provider has not given its prior consent to such variation (such consent not to be unreasonably withheld or delayed).

            The Sub-Provider acknowledges and agrees that the standard Service Provision Agreement (as set out in the Prime Agreement) has been agreed between the parties and that the Sub-Provider shall (unless PASSL agrees otherwise) only be entitled to renegotiate the terms on which any Service Provision Sub-Agreement or Sub-Provider Additional Service Order will be concluded with PASSL pursuant to this Clause 3 to the extent that the corresponding Service Provision Agreement includes or Additional Service Order gives effect to a variation entitling the Sub-Provider to refuse to execute the Sub-Provider Service Provision Order or Sub-Provider Additional Service Order (as applicable) pursuant to this Clause 3.1.4.

      3.1.5 In the event that the Sub-Provider is entitled to refuse to execute a Sub-Provider Service Provision Order or Sub-Provider Additional Service Order in respect of any proposed Service Provision Agreement or Additional Service Order (as applicable) and does so refuse, the parties shall negotiate in good faith and use all reasonable endeavours to address the cause of such valid refusal such that the Sub-Provider is no longer entitled to refuse to execute such Sub-Provider Service Provision Order or Additional Service Order (as applicable).

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      3.1.6 PASSL shall use reasonable endeavours to ensure that (insofar as is reasonably necessary in order to ensure that a Service Provision Agreement does not have a material adverse impact on the Sub-Provider and unless the Sub-Provider agrees otherwise in writing (such agreement not to be unreasonably withheld or delayed)) relevant Buying Organisations enter into Service Provision Agreements in their own right (and not acting as an agent for any other body) solely for their own internal implementation and use of the Zanzibar System for internal business purposes in relation to their core operational functions (and such implementation or use does not, directly or indirectly, including by reason of the operation of shared systems or processes, cause another Buying Organisation to have the benefit of the Zanzibar System).

      3.1.7 Prior to the entering into of a Service Provision Agreement with a Buying Organisation, PASSL shall consult and agree with the Sub-Provider, to the extent reasonably requested by the Sub-Provider, on the relevant Service Provision Charges (as defined in the Service Provision Agreement) to be paid by the relevant Buying Organisation to the extent that such Service Provision Charges relate to the Sub-Provider Services and are not in accordance with Schedule 4 to the Prime Agreement.

      3.1.8 PASSL shall not vary or make any changes to the Service Provision Agreements or Supplier Agreements (each as set out in the Prime Agreement), insofar as such changes would have a material adverse impact on the Sub-Provider, without the prior written consent of the Sub-Provider (such consent not to be unreasonably withheld or delayed)).

      3.1.9 The Sub-Provider shall (where applicable) provide reasonable assistance to PASSL in collecting the Zanzibar Revenue payable under the Service Provision Agreements or (if applicable) the Supplier Agreements.

3.2   OPERATION AND MAINTENANCE OF ZANZIBAR SYSTEM

      3.2.1 The Sub-Provider shall perform the Sub-Provider Services:

            (i) to meet or exceed any Service Levels applicable to the relevant Stage from the relevant Stage Commencement Date;

            (ii) in accordance with the Standards of Service applicable to that Stage from the applicable Stage Commencement Date and

            (iii) in accordance with Good Industry Practice from the
                  Commencement Date.

3.3   FAILURE TO PERFORM

      3.3.1 If, following Acceptance of Stage 1 or any subsequent Stage under the Prime Agreement, the Sub-Provider fails to provide any Sub-Provider Service applicable to that Stage subject to Clause
            3.3.2 (Excusing Cause) and Clause 20 (Force Majeure) then, without prejudice to PASSL's other remedies under this Agreement, the Sub-Provider shall:

            (i) investigate the underlying causes of the failure to provide the Sub-Provider Service or meet the Service Levels, and (i) preserve any data indicating the cause of the service problem,
                  (ii) notify PASSL as soon as reasonably practicable of the failure and any steps taken to resolve the failure and (iii) on written notice from PASSL at the Sub-Provider's own expense, either remedy its breach or default or (where appropriate) re-perform such non-conforming Sub-Provider Service within the time specified in the notice (and PASSL shall use all reasonable endeavours to ensure that such time is reasonable having regard to the

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                  Sub-Provider Service which is to be remedied and the extent of remedy necessary provided that such time must allow PASSL a reasonable time to incorporate such remedy into any wider remedy to be provided to OGCbuying.solutions and to meet any timescale for remedy applicable to PASSL pursuant to the Prime Agreement) or, (in the event that the Sub-Provider is unable to remedy such breach or default or (where appropriate) re-perform such non-conforming Sub-Provider Service within such time) and PASSL, acting reasonably, so agrees, comply with its obligation in Clause 3.4.1;

            (ii) take whatever action as is reasonably necessary to minimise the impact of the failure to provide the Sub-Provider Service or meet the Service Level and reduce the probability of it recurring; and

            (iii) advise PASSL, as and to the extent reasonably requested by
                  PASSL, of the status of remedial efforts being undertaken with respect to the underlying cause of the failure to provide the Sub-Provider Service or meet the Service Levels.

      3.3.2 To the extent that any failure to provide a Sub-Provider Service under this Agreement or any other default or delay by the Sub-Provider in performing any obligation under this Agreement arises as a direct result of an Excusing Cause, then provided that the Sub-Provider (i) notifies PASSL promptly on becoming aware of such Excusing Cause and (ii) uses reasonable endeavours to mitigate against the effect of such Excusing Cause, then:

            (i) the Sub-Provider shall have no liability in respect of such failure, default or delay;

            (ii) the timescale for performance of any affected obligation by the Sub-Provider shall be automatically extended by a reasonable period to take account of such Excusing Cause (which period shall be no less than a period equivalent to any delay constituting such Excusing Cause);

            (iii) the Sub-Provider shall not be required to take any action which will incur material additional cost in respect of such failure unless and until such action is agreed through the Change Control Procedure; and

            (iv) the remedies set out in Clauses 3.4.5 and 3.5 or any other remedy in respect of Sub-Provider failure, default or delay shall not be available to PASSL in respect of such failure, default or delay.

3.4   REMEDIES FOR BREACHES OF SERVICE OBLIGATION

      3.4.1 If the Sub-Provider fails within the time specified in any notice given under Clause 3.3.1(i) to remedy the relevant breach or default or (where appropriate) to re-perform the relevant non-conforming Sub-Provider Service directly resulting from its breach or default within the time specified in the notice and PASSL, acting reasonably, so agrees, then the Sub-Provider shall, within the time specified in that notice, provide a Sub-Provider Rectification Proposal including all such information as is required by PASSL to enable PASSL to produce a Rectification Proposal and provide such Rectification Proposal to OGCbuying.solutions.

      3.4.2 Under the Prime Agreement, OGCbuying.solutions is obliged to notify PASSL as to whether it accepts any Rectification Proposal within 5 Business Days of the receipt of such Rectification Proposal and, promptly following receipt of such notification, PASSL shall notify the Sub-Provider as to whether it accepts any Sub-Provider Rectification Proposal which constitutes or forms part of

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            such Rectification Proposal. PASSL shall notify the Sub-Provider as to whether it accepts any other Sub-Provider Rectification Proposal within 5 Business Days of the receipt of such Sub-Provider Rectification Proposal. If OGCbuying.solutions does not accept any Rectification Proposal including a Sub-Provider Rectification Proposal, then the parties shall, acting reasonably and in good faith, agree an amended Sub-Provider Rectification Proposal acceptable to PASSL and OGCbuying.solutions. If PASSL does not accept any other Sub-Provider Rectification Proposal, then the parties shall, acting reasonably in good faith, agree an amended Sub-Provider Rectification Proposal acceptable to both parties (such acceptance not to be unreasonably withheld or delayed).

      3.4.3 If the parties fail to agree a Sub-Provider Rectification Proposal pursuant to Clause 3.4.2 within 5 Business Days (or such lesser period as PASSL reasonably requires in order to meet any timetable for agreement of a Rectification Proposal under the Prime Agreement) then the parties shall refer the matter for determination in accordance with the Dispute Resolution Procedure.

      3.4.4 Following agreement or determination of the Sub-Provider Rectification Proposal under Clause 3.4.2 or Clause 3.4.3 (as applicable), the Sub-Provider shall implement the Sub-Provider Rectification Proposal to the standard and within the time period set out in that Sub-Provider Rectification Proposal.

      3.4.5 If:

            (i) the Sub-Provider fails within the time specified in the notice given under Clause 3.3.1(i) either to comply with the requirement under Clause 3.3.1(i) or to provide a Sub-Provider Rectification Proposal under Clause 3.4.1; or

            (ii) the Sub-Provider fails to implement any Sub-Provider Rectification Proposal agreed or determined under Clause 3.4.2 or Clause 3.4.3 (as applicable) in accordance with the terms of such Sub-Provider Rectification Proposal;

            then without prejudice to PASSL's other remedies under this Agreement, (i) PASSL and/or OGCbuying.solutions may remedy any breach or default or (where appropriate) re-perform any non-conforming Sub-Provider Service itself or have them remedied or (where appropriate) re-performed by a third party on its behalf, and in either case the Sub-Provider must pay the reasonable costs (including payments to third parties) so incurred by PASSL or OGCbuying.solutions; or (ii) PASSL may treat such failure as a material breach and terminate this Agreement in accordance with Clause 14.3 and claim any remedy available to it in connection with this Agreement or at law including, where available, the right to recover damages (subject, for the avoidance of doubt, to Clause 10).

      3.4.6 If the parties acting reasonably fail to agree a Sub-Provider Rectification Proposal in accordance with Clause 3.4.2 within 3 Business Days or if OGCbuying.solutions does not agree to a Rectification Proposal of which the Sub-Provider Rectification Proposal forms part in each case in circumstances where the breach or default has not been rectified and has caused a Critical Service Level Default Event then, without prejudice to PASSL's other remedies under this Agreement, PASSL or OGCbuying.solutions may remedy any breach or default or (where appropriate) re-perform any non-conforming Sub-Provider Service itself or have them remedied or (where appropriate) re-performed by a third party on its behalf, and in either case the Sub-Provider must pay the reasonable costs (including payments to third parties) so incurred by PASSL or OGCbuying.solutions unless agreed or determined otherwise pursuant to Clause 3.4.3.

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3.5   PERFORMANCE INCENTIVES

      3.5.1 If the Sub-Provider fails to perform the Sub-Provider Services in accordance with the Service Levels under this Agreement and/or the Service Provision Sub-Agreements then PASSL shall be entitled to recover from the Sub-Provider, in respect of each affected Service Provision Sub-Agreement, a Performance Incentive in respect of the period during which the Sub-Provider failed to perform the relevant Sub-Provider Service in accordance with the Service Levels under that Service Provision Sub-Agreement and solely in the event that Performance Incentives are payable under the terms of the relevant Service Provision Sub-Agreements or the Revenue Sharing Agreement. Without prejudice to the provisions regarding Performance Incentives included within the Revenue Sharing Agreement, all such Performance Incentives shall be deducted from the Sub-Provider's Revenue Share in accordance with the provisions of the Revenue Sharing Agreement or recovered as a debt from the Sub-Provider.

      3.5.2 The parties acknowledge that the Performance Incentives payable by the Sub-Provider pursuant to the Service Provision Sub-Agreements do not exceed a genuine pre-estimate of the loss which PASSL expects to suffer as a result of the Sub-Provider failing to perform the relevant Sub-Provider Services in accordance with the Service Levels..

      3.5.3 Performance Incentives may be recovered by PASSL in accordance with the Revenue Sharing Agreement.

      3.5.4 Performance Incentives shall be the sole and exclusive remedy of PASSL and shall be in full and final settlement in respect of the relevant failure in providing the Sub-Provider Services in accordance with that Service Level in each case unless and until that failure amounts to a Critical Service Level Default Event under the terms of this Agreement or the relevant Service Provision Sub-Agreement (provided that for the avoidance of doubt nothing in this Clause 3.5 shall restrict PASSL's remedies in respect of any other breach of this Agreement by the Sub-Provider).

3.6   OPERATIONAL STAFF

      3.6.1 The Sub-Provider shall keep employed, or contracted, for the duration of the term of this Agreement staff who:

            (i)   are competent to undertake the Sub-Provider Services;

            (ii) shall be reasonably available to perform the Sub-Provider Services as required under this Agreement; and

            (iii) possess the appropriate skills and experience for the tasks assigned to them.

      3.6.2 The Sub-Provider shall and shall procure that employees, agents and sub-contractors of the Sub-Provider and its Affiliates shall use commercially available measures in accordance with Good Industry Practice to prevent the introduction of a Virus into the Zanzibar System, PASSL Systems, OGCbuying.solutions System or Buying Organisation Systems when providing the Sub-Provider Services or maintaining the Zanzibar System.

3.7   EURO CHANGES

      3.7.1 The Sub-Provider shall ensure that the Sub-Provider Services and the Sub-Provider Systems incorporated within the Zanzibar System:

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            (i)   (subject to Clause 4.5) comply with all legal requirements applicable to the euro, including, but without limitation, the rules on conversion and rounding set out in the EC Regulations numbers 1103/97 and 974/98;

            (ii) are capable of displaying and printing, and will incorporate in all relevant screen layouts and all codes adopted in relation to the euro; and

            (iii) are capable of performing all relevant functions set out in the applicable Specification both for sterling and for the euro.

3.8   RACIAL AND OTHER DISCRIMINATION

      3.8.1 The Sub-Provider shall not unlawfully discriminate against individuals within the meaning and scope of the provisions of the Race Relations Act 1976 (as amended from time to time) or any other applicable legislation relating to discrimination in employment.

      3.8.2 The Sub-Provider shall take all reasonable steps to ensure the observance of the provisions of Clause 3.8.1 by all servants, employees, agents and consultants of the Sub-Provider and all the Sub-Provider's sub-contractors.

3.9   CORRUPT GIFTS AND PAYMENTS OF COMMISSION

      3.9.1 The Sub-Provider shall neither:

            (i) offer or give or agree to give any person in Her Majesty's Service any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the obtaining or performance of this Agreement, the Prime Agreement, a Service Provision Agreement or a Service Provision Sub-Agreement or any other agreement for Her Majesty's Service or for showing or forbearing to show favour or disfavour to any person in relation to this Agreement, the Prime Agreement or any other contract for Her Majesty's Service; nor

            (ii) enter into this Agreement or a Service Provision Sub-Agreement or allow PASSL to enter into the Prime Agreement or a Service Provision Agreement if, in connection with it, commission has been paid or agreed to be paid to any employee of OGCbuying.solutions by the Sub-Provider or on the Sub-Provider's behalf or to the Sub-Provider's knowledge, unless before the date of the Prime Agreement particulars of any such commission and of the terms and conditions of any agreement for the payment thereof have been disclosed in writing to PASSL for disclosure to OGCbuying.solutions.

      3.9.2 In the event of any breach of this Clause 3.9 by the Sub-Provider or by anyone employed by the Sub-Provider or acting on the Sub-Provider's behalf (whether with or without the knowledge of the Sub-Provider) or the commission of any offence by the Sub-Provider or by anyone employed by the Sub-Provider or acting on behalf of the Sub-Provider under the Prevention of Corruption Acts 1889 to 1916 in relation to this or any other contract with Her Majesty's Service, PASSL shall be entitled:

            (i) to treat the breach as a material breach and terminate this Agreement in accordance with Clause 14.3.1 (Termination for Material Breach); and/or

            (ii) to recover from the Sub-Provider the amount or value of any such gift, consideration or commission; and/or

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            (iii) subject to the restrictions in this Agreement, to recover from the Sub-Provider any other loss sustained in consequence of any breach of this condition, whether or not this Agreement has been terminated.

      3.9.3 Any dispute, difference or question arising in respect of the interpretation of this Clause 3.9, the right of PASSL to terminate this Agreement or the amount or value of any such gift, consideration or commission shall be decided by PASSL to reflect any corresponding decision by OGCbuying.solutions, whose decision shall be final and conclusive.

3.10  CONTINGENCY PLANS

      3.10.1 As from the Service Commencement Date, the Sub-Provider shall ensure that the Contingency Plans comply at all times with the provisions of Schedule 6. The Sub-Provider shall provide a copy of such Contingency Plans to PASSL on or prior to the date of this Agreement (unless PASSL agrees otherwise in writing). PASSL acknowledges and agrees that the Contingency Plans themselves are established documents in use with customers of the Sub-Provider and/or its sub-contractors other than Subscribing Buying Organisations and that, consequently, the Sub-Provider shall be entitled to update such Contingency Plans in its sole discretion provided that they are maintained in accordance with Schedule 6 and subject to Clause 3.10.2.

      3.10.2 The Sub-Provider shall maintain the Contingency Plans on an ongoing basis to ensure that at all times they reflect Good Industry Practice in the light of the requirements of the Zanzibar System and that they are amended as appropriate to reflect the nature of the Sub-Provider Services from time to time. The Sub-Provider shall consult with PASSL in the ongoing development of the Contingency Plans and shall take into account the reasonable requests of PASSL in making amendments to such plans. The Sub-Provider shall promptly provide notice to PASSL of any amendments to the Contingency Plans made during the term of this Agreement, giving all such details as are reasonably requested by PASSL. Any changes which are agreed to be made to the Contingency Plans or to Schedule 6, as a result of requests by OGCbuying.solutions, shall be made pursuant to the Change Control Procedure.

      3.10.3 The Sub-Provider shall test the Contingency Plans to ensure their effectiveness on an annual basis (free of charge) or when PASSL acting reasonably requests such a test on the basis that there has been a material change to the operational circumstances or business requirements of either party and such request is agreed via the Change Control Procedure. The Sub-Provider shall promptly provide notice to PASSL of the results of any such testing, giving all such details as are reasonably requested and shall promptly rectify any failures and re-test the Contingency Plans in the event that the testing provided for in this Clause 3.10.3 does not demonstrate the effectiveness of the Contingency Plans and shall repeat such rectification and re-testing until such time as the effectiveness of the Contingency Plans is ensured.

      3.10.4 The Sub-Provider shall have no liability to PASSL, OGCbuying.solutions or any Subscribing Buying Organisation for any failure to meet the Service Levels which occurs in respect of any Sub-Provider Service in the period between the occurrence of an event giving rise to the requirement to implement the Contingency Plans and the time at which the Sub-Provider has completed the implementation of the Contingency Plans in respect of such event provided that the Sub-Provider shall not have the benefit of this Clause to the extent that it does not implement the Contingency Plans in accordance with, and within the timescales required by, this Agreement.

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      3.10.5 Unless PASSL agrees otherwise, the Sub-Provider shall ensure that no third party receives preferential treatment ahead of PASSL and OGCbuying.solutions as a result of the Contingency Plans.

      3.10.6 The Sub-Provider shall enter into a contract for the provision of disaster recovery services in relation to the Zanzibar System with a service provider reasonably acceptable to PASSL within 30 days of the date of this Agreement (or by such other date as the parties may agree in writing) and shall maintain such disaster recovery contract (or such other disaster recovery arrangements as the parties agree in writing) for the duration of this Agreement. The Sub-Provider shall procure that the disaster recovery arrangements set out in such disaster recovery contract shall at all times be sufficient to enable PASSL to meet its obligations as set out in
             Schedule 6 to the Prime Agreement including by ensuring that the appropriate representatives of PASSL and OGCbuying.solutions are assigned as "agents" of the Sub-Provider on the relevant disaster recovery provider's authorised contact list so that PASSL is able to invoke the relevant disaster recovery arrangements in the event of the occurrence of a disaster (following, to the extent practicable, consultation with the Sub-Provider) and so that PASSL and OGCbuying.solutions are able to monitor the testing of such disaster recovery arrangements from the relevant disaster recovery site. The Sub-Provider shall provide a copy of such disaster recovery contract to demonstrate its compliance with the provisions of this Clause 3.10.6. PASSL confirms that, at the date of this Agreement and for the purposes of this Clause 3.10.6, Hewlett Packard Company is a disaster recovery service provider reasonably acceptable to PASSL.

      3.10.7 In the event the Sub-Provider fails to take out or maintain such disaster recovery arrangements as are required pursuant to Clause 3.10.6, PASSL may itself provide or arrange such disaster recovery arrangements and may charge the cost of disaster recovery arrangements to the Sub-Provider either by way of deduction from the Sub-Provider's Revenue Share or by recovering the same as a debt due to PASSL from the Sub-Provider.

      3.10.8 Without limitation to Clause 3.10.1, the Sub-Provider shall, in the event of an emergency resulting in PASSL being unable to offer the helpdesk services forming part of the Prime Services from either its main or its back-up site for the provision of such Prime Services, make any helpdesk which it operates available for reasonable use by PASSL as part of the Prime Services on a short-term emergency basis provided that nothing in this Clause
             3.10.2 shall require the Sub-Provider to allocate additional resources in providing such support.

3.11  FINANCIAL REPORTING

      3.11.1 As from the Commencement Date the Sub-Provider shall provide such financial reporting as will enable PASSL to meet its obligations in
             Schedule 17 to the Prime Agreement insofar as they relate to the Sub-Provider or Sub-Provider Services or information and shall otherwise comply at all times with the provisions of Schedule 17 to the Prime Agreement (Financial Reporting) insofar as they relate to the Sub-Provider or Sub-Provider Services or information.

      3.11.2 Breach of this Clause 3.11 shall be a material breach by the Sub-Provider for the purposes of Clause 14.3 (provided that it is acknowledged that such material breach shall be capable of remedy by the Sub-Provider).

3.12  STEP-IN

      3.12.1 Notwithstanding any other provision of this Agreement:

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            (i)   if OGCbuying.solutions is entitled to terminate the Prime
                  Agreement, in whole or in part, for breach on the part of PASSL in connection with the Services subject to Step-in; or

            (ii) if PASSL is providing the Services subject to Step-in in such a manner that a material element of such services is subject to a continuing material degradation and PASSL (not having the benefit of any release from liability under the terms of the Prime Agreement) has failed to rectify the breach within twenty (20) Business Days of receipt of notice to do so by OGCbuying.solutions;

             then provided that (a) OGCbuying.solutions has complied with the provisions of Clause 3.12 of the Prime Agreement; (b) that it and the Subscribing Buying Organisations have made all payments that are due under the Prime Agreement and the Service Provision Agreements and are not subject to a genuine, bona fide dispute; (c) that Acceptance of the Stage to which the Services subject to Step-in relate has occurred; and (d) that PASSL does not have the benefit of any agreed Start-up Period; the Sub-Provider acknowledges and agrees that OGCbuying.solutions shall be entitled to exercise the right of step-in to the Services subject to Step-in including any Sub-Provider Services forming part of such Services subject to Step-in.

      3.12.2 OGCbuying.solutions is obliged to notify PASSL of its intention to exercise rights of step-in under the Prime Agreement, which notice is to specify in reasonable detail:

             (i) the basis on which OGCbuying.solutions is entitled to exercise its rights of step-in;

             (ii)  the affected Services subject to Step-in; and

             (iii) how it proposes to remedy the affected Services subject to
                   Step-in.

      3.12.3 PASSL shall promptly provide a copy or summary of the notice referred to in clause 3.12.2 to the Sub-Provider to the extent that OGCbuying.solutions proposed exercise of step-in rights relates to Sub-Provider Services. As soon as practicable following any request from PASSL and prior to any meeting between PASSL and OGCbuying.solutions regarding the exercise of step-in rights, the Sub-Provider shall provide all such information (regarding Sub-Provider Services forming part of the Services subject to Step-in and/or any breach or Sub-Provider Service provided by the Sub-Provider which has given rise to the right of step-in for OGCbuying.solutions) as may be requested by PASSL to enable PASSL's Contract Manager to discuss the potential exercise of OGCbuying.solutions' rights with OGCbuying.solutions.

      3.12.4 After five Business Days from the date OGCbuying.solutions notifies PASSL under the Prime Agreement, if OGCbuying.solutions is not satisfied with the outcome of the discussions (if any) contemplated by Clause 3.12.3 then the Sub-Provider acknowledges and agrees that OGCbuying.solutions may exercise its rights of step-in to the Services subject to Step-in under the Prime Agreement including any Sub-Provider Services forming part of such Services subject to Step-in. In exercising such rights of step-in, the Sub-Provider acknowledges and agrees that OGCbuying.solutions may itself provide, or may engage a third party to provide, the affected Services subject to Step-in or any part thereof including any Sub-Provider Services forming part of such Services subject to Step-in. Subject to Clause 3.3.2 and Clause 3.12.8, the exercise of OGCbuying.solutions' rights of step-in shall not prejudice any other rights of PASSL or the Sub-Provider under this Agreement.

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      3.12.5 The Sub-Provider shall co-operate fully with, and provide all reasonable assistance to OGCbuying.solutions and any third party engaged by OGCbuying.solutions to enable the provision of the affected Services subject to Step-in. The Sub-Provider's assistance shall include:

             (i) allowing OGCbuying.solutions or the third party reasonable control over the management of relevant employees of the Sub-Provider and its sub-contractors exclusively in respect of the performance of the affected Services subject to Step-in;

             (ii) allowing OGCbuying.solutions or the third party reasonable access to the Sub-Provider's premises and equipment as needed to provide the Services subject to Step-in, including granting OGCbuying.solutions or a third party any reasonably necessary licences to enable it to use and maintain that element of any Sub-Provider Systems which is the subject of the Services subject to Step-in;

             (iii) allowing OGCbuying.solutions or the third party reasonable access to such management records and systems which relate to the affected Services subject to Step-in as is reasonably necessary to enable the performance of the same; and

             (iv) if requested by PASSL or OGCbuying.solutions, providing to OGCbuying.solutions for provision to the third party, notice confirming that OGCbuying.solutions is exercising its rights in compliance with the terms of the Prime Agreement.

      3.12.6 If OGCbuying.solutions exercises its rights under Clause 3.12 of the Prime Agreement, PASSL shall use reasonable endeavours to ensure that:

             (i) OGCbuying.solutions shall procure that any third party appointed by it may not have any access to any premises, information, persons or materials pursuant to Clause 3.12.5
                   (iii) unless it has first entered into an appropriate and reasonable confidentiality undertaking and undertakes to abide by such security and health and safety requirements as the Sub-Provider may reasonably require;

             (ii) OGCbuying.solutions shall permit the Sub-Provider to resume performance of any Sub-Provider Services forming part of the Services subject to Step-in once OGCbuying.solutions is satisfied on reasonable grounds that PASSL will be able to resume performance of the Services subject to Step-in in accordance with the Prime Agreement after which OGCbuying.solutions shall cease to exercise any rights pursuant to the corresponding Clause in the Prime Agreement and, where possible, shall itself and shall procure that, where reasonably practicable, the third party returns to PASSL any documentation or information obtained pursuant to this Clause 3.12 (and PASSL shall promptly return to the Sub-Provider any such documentation or information so returned by OGCbuying.solutions which is so obtained from the Sub-Provider); and

             (iii) no information relating to the Sub-Provider or its business disclosed to or obtained by OGCbuying.solutions as a result of the exercise of such rights shall be used by OGCbuying.solutions for any other purpose than the provision of the Services subject to Step-in under this Agreement on an interim basis.

      3.12.7 Without prejudice to any remedial action plan agreed between PASSL and OGCbuying.solutions (which plan shall be subject to the consent of the Sub-Provider (such consent not to be unreasonably withheld or delayed) to the extent it relates to any Sub-Provider Service), in the event that any Sub-Provider Service forming part of a Service subject to Step-in is the subject of the

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              exercise of step-in rights as contemplated by to this Clause 3.12 for a period of 60 days then, unless the parties agree otherwise in writing, either party shall be entitled to terminate this Agreement with respect to that Sub-Provider Service.

      3.12.8 Without prejudice to Clause 3.3.2, the Sub-Provider shall have no liability in respect of any failure to meet the Service Levels for a part of the Sub-Provider Services which occurs during any period in which OGCbuying.solutions is exercising step-in rights as contemplated by this Clause 3.12 in respect of that part of the Sub-Provider Services.

      3.12.9 Nothing in this Clause 3.12 shall require the Sub-Provider to disclose to OGCbuying.solutions, or to any third party acting on OGCbuying.solutions behalf, any information relating to other customers of the Sub-Provider.

      3.12.10 In the event that OGCbuying.solutions has the right to step-in to the Services subject to Step-in pursuant to the Prime Agreement, then the Sub-Provider acknowledges and agrees that PASSL and any third party engaged by PASSL may step-in to any Sub-Provider Services forming part of the Services subject to Step-in and all rights of OGCbuying.solutions contemplated by this Clause 3.12 shall apply for the benefit of PASSL and/or such third party engaged by PASSL provided that PASSL shall comply with the obligations set out in Clause 3.12.6 in respect of such step-in as if it were OGCbuying.solutions and the Sub-Provider shall have the benefit of provisions corresponding to Clauses 3.12.2, 3.12.3,
              3.12.7 and 3.12.8 in the Prime Agreement construed so as to reflect the fact that it is PASSL stepping-in to the provision of the relevant Sub-Provider Service and any remedial plan shall be as agreed between PASSL and the Sub-Provider.

3.13  GUARANTEE

      3.13.1 The Sub-Provider acknowledges that PACSL is obliged to enter into the Guarantee with OGCbuying.solutions on the Commencement Date. For the avoidance of doubt, all the provisions of this Agreement shall apply for the benefit of PACSL to the extent that the Guarantee is or may be called on by OGCbuying.solutions.

      3.13.2 The Sub-Provider shall procure that the Sub-Provider Guarantor enters into the Sub-Provider Guarantee with PASSL on the Commencement Date. For the avoidance of doubt, breach of this Clause 3.13.2 by the Sub-Provider shall be a material breach of this Agreement.

4     METHOD OF PERFORMANCE

4.1   RESOURCES

      During the term of this Agreement, the Sub-Provider shall:

      4.1.1 maintain the organisational and technical ability and capacity to provide the Sub-Provider Services in accordance with this Agreement; and

      4.1.2 (without prejudice to Clause 4.4A.1) promptly notify PASSL in writing of:

              (i) the nature and extent of any services provided or to be provided under either new contracts made with third parties or existing contracts of the Sub-Provider which in either case but without limitation, may be for the use of systems, hardware, software, communications links or other infrastructure shared with the Sub-Provider Systems or the Zanzibar System and which, in either case, would or may affect the performance of any Sub-Provider Systems and/or the Sub-Provider's ability to perform the Sub-Provider Services in

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                  accordance with this Agreement (including the Sub-Provider's ability to meet the Service Levels);

            (ii) any other matter which would or may affect the performance of any Sub-Provider Systems and/or the Sub-Provider's ability to perform the Sub-Provider Services in accordance with this Agreement and/or PASSL's ability to perform the Prime Services under the Prime Agreement and otherwise comply with the terms of the Prime Agreement;

            and shall use all reasonable endeavours to address reasonable concerns of PASSL arising as a result of the matters referred to in such notice. For the avoidance of doubt, PASSL acknowledges and agrees that, in meeting its obligations under this Clause 4.1.2, the Sub-Provider shall not be obliged to disclose commercially sensitive or confidential information regarding the identity of its customers or its pricing of services provided to such customers.

      4.1.3 (subject to the provisions of this Agreement and the Service Provision Sub-Agreements) have complete responsibility for the sourcing and provision of:

            (i)   the hardware and software and any other equipment;

            (ii)  the personnel; and

            (iii) the Third Party Contracts,

            which are required for the provision of the Sub-Provider Services and, subject to the provisions of this Agreement including Clause 1.1A), the Sub-Provider shall have complete operational, maintenance, management, legal, financial and administrative responsibility for such hardware, software, equipment, personnel and contracts which are provided or operated by or on behalf of the Sub-Provider for the provision of the Sub-Provider Services.

4.2   SECURITY

      The Sub-Provider undertakes, on its own behalf and on behalf of its employees, agents and sub-contractors, to comply with the security requirements and data security safeguards contained in Schedule 2 to this Agreement and Schedule 24 to the Prime Agreement.

4.3   OPERATIONS MANUAL

      4.3.1 CONTENT OF MANUAL

            The Operations Manual will at all times during the term of this Agreement be in accordance with the principles set out in Schedule 9 to the Prime Agreement in relation to the procedures the Sub-Provider will use to perform its obligations under this Agreement. The Sub-Provider shall conduct the Sub-Provider Services in accordance with the procedures and processes set out in Schedule 9 to the Prime Agreement to the extent relevant to the Sub-Provider Services or the performance of the Sub-Provider's other obligations under this Agreement.

4.4   TECHNOLOGY REFRESHMENT

      4.4.1 Without limiting any of its other obligations under this Agreement, the Sub-Provider shall, to the extent reasonable to do so in accordance with Good Industry Practice and its obligations to comply with the other provisions of this Agreement (and subject, in particular, to any requirements as to compatibility set out in
            Schedule 2), keep the resources (including the hardware, software and personnel) used in providing the Sub-Provider Systems forming part of the Zanzibar System and

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             Sub-Provider Services to PASSL, OGCbuying.solutions, Subscribing
             Buying Organisations and the Suppliers (the "TECHNICAL RESOURCES") at a technological level that meets or exceeds that made generally available to the Sub-Provider and its sub-contractors' customers.

      4.4.2 The Sub-Provider shall notify PASSL of any technological advancement of which it becomes aware that could reasonably be expected to have a favourable impact on the Sub-Provider Services or the Prime Services and the parties shall discuss and agree whether to implement that technological advancement as part of the Sub-Provider's obligations under Clause 4.4.1 or through the Change Control Procedure.

      4.4.3  Without limiting Clause 4.4.1, the Sub-Provider shall:

             (i) ensure that its staff remain knowledgeable of developments and advancements in information technology and methods of delivering services of the type of those provided under this Agreement;

             (ii) ensure that the hardware used or incorporated from time to time within the Sub-Provider Systems forming part of the Zanzibar System for the purposes of or in connection with the performance of the Sub-Provider Services and/or the Prime Services is at any given time capable of executing (at a reasonable standard of usability) the versions of the Sub-Provider Software and Third Party Software (and any other software forming part of the Zanzibar System) which are used or installed upon it and satisfies any minimum system requirements for such software.

      4.4.4 For the avoidance of doubt, the Sub-Provider shall be responsible for meeting the costs of compliance with this Clause 4.4 unless PASSL has agreed otherwise in writing.

4.4A  SUBSTITUTION OF SUB-PROVIDER SYSTEM OR ZANZIBAR SYSTEM COMPONENT

      4.4A.1 The Sub-Provider shall not make any material changes to the systems, hardware, software, communications links or other components underlying the Sub-Provider Systems without the prior written consent of PASSL (not to be unreasonably withheld or delayed).

      4.4A.2 Nothing in this Agreement shall prevent PASSL, without prejudice to any other right or remedy it may have under this Agreement or otherwise, from replacing any component of the Zanzibar System (including any hardware, software or communications links and any such components of the Sub-Provider Systems) with a different component or modifying any such component provided that, where such component relates to the Sub-Provider Systems, such replacement is necessary, in the reasonable opinion of PASSL, as a result of:

             (i) a Stage failing to meet Acceptance under the terms of the Prime Agreement;

             (ii) a breach of the Prime Agreement or any Service Provision Agreement;

             (iii)  a Critical Service Level Default Event; or

             (iv)   a material adverse impact on Zanzibar Revenue;;

             or where such replacement is agreed between the parties (such agreement not to be unreasonably withheld or delayed). Where practicable, having regard to any applicable remedial periods under the Prime Agreement (including, in relation to Acceptance, the Long Stop Date), PASSL shall give the Sub-Provider a reasonable opportunity to remedy any default giving rise to such right to

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              substitute a component prior to exercising such right to
              substitute a component. Without prejudice to its obligations in Clause 1.1A or 4.4A.5, the Sub-Provider shall co-operate in and facilitate the replacement of any components pursuant to this Clause 4.4A.2.

      4.4A.3 For the avoidance of doubt, the replacement of a component in accordance with Clause 4.4A.2 will result in a pro rata reduction in the Sub-Provider's Revenue Share so as to reflect such component replacement (and no further recovery of the Sub-Provider's costs associated with such replaced component).

      4.4.A.4 In the event that any component of the Zanzibar System is replaced in accordance with Clause 4.4A.2 or is finally rejected by OGCbuying.solutions under the terms of the Prime Agreement having failed to achieve Acceptance, then, without prejudice to the provisions of the Revenue Share Agreement, the Sub-Provider shall promptly refund any payments of Revenue Share which relate to such component to the extent necessary to enable PASSL to refund such payments to the relevant Subscribing Buying Organisations in accordance with the Service Provision Agreement. If such substitution or rejection occurs after Acceptance of Stage 1 under the Prime Agreement, then any such refund shall be reduced on a pro rata basis in order to reflect the time that the relevant Subscribing Buying Organisation has had the benefit of the Zanzibar System including such substituted or rejected component as compared to the initial five-year term of the relevant Service Provision Agreement.

      4.4A.5 Pursuant to Schedule 2 and the Draft Exit Plan, the Sub-Provider may be required by PASSL to provide exit assistance in relation to a component replaced in accordance with this Clause 4.4.A. Such assistance shall not relieve the Sub-Provider of its obligations in respect of exit following any additional component replacement in accordance with this Agreement or any termination of this Agreement or the Prime Agreement.

4.5   COMPLIANCE WITH REGULATIONS AND CHANGE IN LAW

      4.5.1 The Sub-Provider shall (subject to Clauses 4.5.2 to 4.5.7) ensure that the provision of the Sub-Provider Services and the Sub-Provider Systems shall comply, with all applicable laws and regulations in force from time to time in relation to the provision of the Sub-Provider Services.

      4.5.2

              (i) Each party shall as soon as reasonably practicable give notice to the other on becoming aware of (a) a forthcoming Change in Law or (b) of the occurrence of the Change in Law, which is likely to impact the Zanzibar System the Sub-Provider Systems or the Sub-Provider Services; and

              (ii) the parties shall meet within 2 Business Days of the notice referred to in Clause 4.5.2(i) to consult and seek to agree the effect of the Change in Law on the Sub-Provider Systems and the Sub-Provider Services so as to enable PASSL to agree such effect with OGCbuying.solutions. If OGCbuying.solutions and PASSL are not able to agree on the occurrence or the effect of the Change in Law, then the Sub-Provider shall participate in and provide all assistance reasonably required in connection with any reference to the Prime Agreement Dispute Resolution Procedure. If PASSL and the Sub-Provider are not able to agree on the occurrence or effect of a Change in Law then the matter shall be referred to the Dispute Resolution Procedure.

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      4.5.3 The Sub-Provider shall (without prejudice to Clause 4.5.5) ensure that the Sub-Provider Services and the Sub-Provider Systems comply with the Law following a General Change in Law (apart from a Specific Change in Law) and shall use reasonable endeavours to ensure that the Sub-Provider Services and the Sub-Provider Systems comply with the Law following any Specific Change in Law.

      4.5.4 Subject to Clause 4.5.5, any amendment to the Sub-Provider Services or the Sub-Provider Systems required as a result of a Specific Change of Law shall be subject to the Change Control Procedure.

      4.5.5 The Sub-Provider shall not reject a request for a Change which is required in order to conform to a Specific Change in Law which would (if the proposed change were not implemented) put PASSL, OGCbuying.solutions or any Subscribing Buying Organisation in breach of Law during the term of the Prime Agreement provided such Change is technically feasible and subject to agreement on any adjustment of the Charges under Clause 4.5.6.

      4.5.6 If, as a result of a Specific Change in Law or a General Change in Law the costs of which are not to be met by the Sub-Provider pursuant to Clause 4.5.7, the Sub-Provider's costs in complying with its obligations under this Agreement or any Service Provision Agreement are increased, the Sub-Provider's charges shall be adjusted to take account of such increase by agreement between the parties in accordance with the Change Control Procedure provided that such increase shall be no greater than a fair and reasonable amount so as to share the additional costs between:

            (i) OGCbuying.solutions and the Subscribing Buying Organisations and

            (ii) such other customers of the Sub-Provider and the Sub-Provider's sub-contractors who also benefit from the relevant amendment to the Sub-Provider Services or the Sub-Provider Systems (or their underlying components).

      4.5.7 The Sub-Provider shall bear all costs relating to any amendment to the Sub-Provider Services or the Sub-Provider Systems resulting from a General Change in Law unless (subject to Clause 4.5.6):

            (i) at the date of this Agreement the Sub-Provider was not aware that such General Change in Law was forthcoming and a supplier of services similar to the Sub-Provider Services acting in accordance with Good Industry Practice would not have been so aware; and

            (ii) the cost of such amendment is greater than twenty five thousand pounds ((pound)25,000) or would cause the aggregate costs of all such amendments borne by the Sub-Provider and its sub-contractors during the term of this Agreement to be greater than fifty thousand pounds ((pound)50,000).

      4.5.8 Each party, without prejudice to its general obligation to comply with the terms of this Agreement shall:

            (i) use reasonable endeavours to mitigate the adverse effects of any Change in Law and to take all reasonable steps to minimise any increase in costs arising from such Change in Law; and

            (ii) use reasonable endeavours to take advantage of any positive or beneficial effects of any Change in Law and to take all reasonable steps to maximise any reduction in costs arising from such Change in Law.

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      4.5.9 Upon written request made by any competent regulatory authority to the Sub-Provider, to PASSL or to OGCbuying.solutions or by OGCbuying.solutions to PASSL or the Sub- Provider on behalf of a competent regulatory authority, the Sub-Provider shall:

            (i) make available to the requesting entity any and all relevant information relating to the Sub-Provider's or any of its sub-contractors' compliance with applicable laws and regulations in respect of this Agreement or the Zanzibar System; and

            (ii) if requested and where applicable, allow the requesting entity to visit the Central Site (if applicable) or the premises of the Sub-Provider (to the extent set out in Clause 7) for the purposes of observing the Sub-Provider's or any of its sub-contractors' compliance with those laws and regulations in performing Sub-Provider Services under this Agreement. For the avoidance of doubt, the Sub-Provider shall not be required to meet the travel and subsistence expenses of such requesting entity in conducting such visit.

4.6   ADVERTISING

      4.6.1 The Sub-Provider shall not permit any advertisements (including, for the avoidance of doubt, pop-up advertisements) to be published on the Zanzibar System, or displayed to any user of the Zanzibar System, unless PASSL has given its express written consent.

4.7   USE OF ZANZIBAR SYSTEM

      4.7.1 Not used.

      4.7.2 The Parties acknowledge and agree that:

            (i) the Hardware, communications links and Software forming and/or underlying the Sub-Provider Systems are not dedicated to the provision of Services pursuant to this Agreement; and

            (ii) nothing in this Agreement shall prevent or restrict the Sub-Provider from providing services or systems to its customers in the ordinary course of its business provided that, in providing such services or systems, the Sub-Provider shall ensure that it is in compliance with its obligations under this Agreement in Clause 2.7.2 and 2.7.3 and in respect of the Zanzibar System, PASSL Systems, PASSL Marks, PASSL Confidential Information,, OGCbuying.solutions Marks, the OGCbuying.solutions System, the OGCbuying.solutions Website, other OGCbuying.solutions Material, Transaction Data, Management Information and Transferred Deliverables.

      4.7.3 The Sub-Provider may use the Zanzibar System for the provision of demonstrations to Buying Organisations which have expressed interest in subscribing to the Zanzibar System only with the consent of PASSL, which consent may be conditional on PASSL attending such demonstration (but may not otherwise be unreasonably withheld or delayed).

4.8   SUPPORT AND TRAINING

      4.8.1 The Sub-Provider shall comply with its obligations in respect of support and training as are set out in Schedule 2.

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5       PAYMENT

5.1     PAYMENT STRUCTURE

        5.1.1 The parties shall comply with their obligations set out in the Revenue Sharing Agreement.

        5.1.2 The Sub-Provider shall maintain its rates and prices in accordance with Schedule 4 to the Prime Agreement and the Revenue Sharing Agreement for the duration of this Agreement and shall otherwise comply with the provisions of Schedule 4 to the Prime Agreement insofar as they relate to the Sub-Provider Services as if the Sub-Provider was PASSL and PASSL was OGCbuying.solutions.

        5.1.3 The Sub-Provider shall provide the Sub-Provider Services listed in Schedule 4 to the Prime Agreement as part of the Prime Services (such that PASSL is able to perform such Prime Services on the basis set out in Schedule 4), where required to do so pursuant to this Agreement, a Service Provision Sub-Agreement or the Revenue Share Agreement and in consideration of the Revenue Share.

5.2     SET-OFF

        Any monies due from the Sub-Provider in accordance with this Agreement may be recovered either by way of deduction from the Sub-Provider's Revenue Share or as a debt due to PASSL from the Sub-Provider

5.3     INTEREST ON OVERDUE AMOUNTS

        Without prejudice to the provisions of the Revenue Sharing Agreement, a party (the "DEBTOR") shall at the request of the other party pay interest at a rate of 4% per annum above the base rate from time to time of Barclays Bank on all money due to that other party under this Agreement and unpaid, calculated on the amount outstanding from the due date up to (and including) the date of full payment, provided that the party to whom the money is due has given the Debtor notice in writing of the late payment and the Debtor has failed to make payment within 15 days of the date of receipt by the Debtor of such notice.

5.4     VAT

        All sums payable under this Agreement (if any) shall be exclusive of VAT, if any. If VAT is chargeable on any supply under this Agreement, the recipient shall pay any VAT on that supply on receipt of a valid VAT invoice.

6       CONSIDERATION

        The Sub-Provider shall undertake all obligations under this Agreement in consideration of the execution, by PASSL, of the Revenue Sharing Agreement.

7       RECORDS AND RIGHTS OF INSPECTION

7.1     RETENTION OF RECORDS

        7.1.1   Not used.

        7.1.2 The Sub-Provider shall install and maintain suitable procedures and processes to allow accurate records to be taken of the Sub-Provider's performance ("SERVICE RECORDS"). The Sub-Provider shall provide PASSL with such documentation and other information as it is required to provide pursuant to Clause
                8.3.1 and Schedule 2 or as may be reasonably requested by PASSL from time to

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                time in order to verify that the Sub-Provider's performance of the Sub-Provider Services complies with this Agreement including the Service Levels.

7.2     RIGHTS OF INSPECTION

        Upon reasonable advance written notice by PASSL and subject to Clause 7.4, the Sub-Provider shall provide to the internal and external auditors of PASSL and OGCbuying.solutions (collectively, the "OGCBUYING.SOLUTIONS AUDITORS"):

        7.2.1   not used;

        7.2.2   access at a reasonable time during normal business hours to:

                (i) the Central Site (if applicable) or the premises of the Sub-Provider at which the Sub-Provider is performing Sub-Provider Services; and

                (ii) the Service Records and supporting documentation, relevant to the Sub-Provider Services and maintained by the Sub-Provider under Clause 7.1.2, which may be reasonably requested by OGCbuying.solutions' Auditors at the place where such records are customarily maintained at the Sub-Provider's principal place of business or elsewhere as appropriate;

                to the extent reasonably required by PASSL or OGCbuying.solutions for the purpose of (i) validating that the Sub-Provider Services are provided in accordance with the terms of this Agreement; and (ii) determining whether the Zanzibar System and the Prime Services comply with applicable laws and regulations and the other requirements of PASSL under the Prime Agreement and the Sub-Provider under this Agreement.

7.3     NOT USED.

7.4     REQUIREMENTS OF PASSL

        7.4.1 PASSL shall use reasonable endeavours to procure that OGCbuying.solutions shall procure that all OGCbuying.solutions Auditors undertake to keep the confidential information of the Sub-Provider confidential prior to commencing audit or inspection pursuant to this Clause 7.

        7.4.2 PASSL shall use reasonable endeavours to procure that OGCbuying.solutions shall provide the Sub-Provider with a reasonable time period to complete the requests of the auditors and examiners pursuant to this Clause 7.

        7.4.3 PASSL shall provide the Sub-Provider with a copy of the results from any audit conducted pursuant to this Clause 7 upon the Sub-Provider's request and where (where applicable) OGCbuying.solutions has made a copy of such results available to PASSL under the terms of the Prime Agreement.

        7.4.4 PASSL shall use reasonable endeavours to ensure that any OGCbuying.solutions Auditor causes the minimum amount of disruption and disturbance to the business of the Sub-Provider in conducting any audit pursuant to this Agreement.

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8       CONTRACT MANAGEMENT

8.1     CONTRACT MANAGERS

        8.1.1   GENERAL

                The principal point of contact between PASSL and the Sub-Provider will be the person designated by the Sub-Provider as the Sub-Provider's Contract Manager and the person designated by PASSL as PASSL's Contract Manager. The Sub-Provider's Contract Manager and PASSL's Contract Manager as at the Commencement Date are identified in Schedule 2.

        8.1.2   VARIATION OF CONTRACT MANAGER

                Either party may replace its Contract Manager at any time by written notice to the other party, provided that if either party needs to replace its Contract Manager at any time, it must, prior to engaging an individual to serve as its Contract
                Manager:

                (i) ensure the individual has appropriate ability and qualifications;

                (ii) notify the other party of its intention to appoint that individual;

                (iii) introduce the individual to appropriate representatives of the other party;

                (iv) provide the other party with a curriculum vitae and any other information about the individual reasonably requested by the other party; and

                (v) in good faith take into consideration the comments of that other party.

        8.1.3   AUTHORITY OF CONTRACT MANAGERS

                A party shall make available an authorised delegate where its Contract Manager is unavailable to perform his or her obligations under this Agreement. Neither party is bound by any authorisation, representations, requests or statements unless they are made in writing and are signed by that party's Contract Manager.

8.2     KEY PERSONNEL

        8.2.1 Schedule 2 contains a list of the Key Personnel whom the Sub-Provider proposes to use to perform its obligations under this Agreement. The Sub-Provider must use reasonable endeavours to retain those people to provide the Sub-Provider Services during the term of this Agreement (or such lesser period as is set out in Schedule 2).

        8.2.2 The Sub-Provider shall advise PASSL if any of the people specified in Schedule 2 cease to be available to work in the provision of the Sub-Provider Services under this Agreement. With that notification shall be details of the proposed replacement for the Key Personnel, who shall be a person of appropriate ability, experience and qualifications and who on appointment shall be deemed to be a Key Personnel for the purposes of this Clause 8.2. If at any time PASSL or OGCbuying.solutions reasonably and in good faith objects to the appointment of any of the Key Personnel, the Sub-Provider shall consult with PASSL and (if required by PASSL) OGCbuying.solutions and in good faith consider the objection.

        8.2.3   If:

                (i) PASSL determines, acting reasonably, that the Sub-Provider's employees (including the Key Personnel) detrimentally affect the Sub-Provider Services or Prime Services, are not

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                        conducive to the proper performance of the Sub-Provider
                        Services or Prime Services or are disruptive to PASSL or OGCbuying.solutions' business; or

                (ii) any employees (including the Key Personnel) of the Sub-Provider are reasonably suspected by PASSL or OGCbuying.solutions of any criminal activity, including but not limited to fraud or theft,

                PASSL may request that the Sub-Provider not use such employee in connection with the provision of the Sub-Provider Services or the performance of obligations under this Agreement and replace that person with a qualified individual. Upon such request the Sub-Provider shall promptly investigate the cause of PASSL or OGCbuying.solutions' complaint, in good faith, and if found to be valid, will not use that person in connection with the provision of the Sub-Provider Services or the performance of its obligations and shall replace that person within a reasonable time period of PASSL's request. Nothing in this Clause 8.2 requires the Sub-Provider to terminate the employment of any employee.

8.3     PERFORMANCE MONITORING AND REPORTING

        8.3.1   MONTHLY REPORTS

                (i) The Sub-Provider shall no later than five (5) Business Days after the end of each Month provide PASSL with:

                        (a) such documentation and other information as PASSL requires to comply with its reporting obligations in connection with Schedules 10 and 17 to the Prime Agreement; and

                        (b) such documentation and other information as may be agreed between the parties from time to time to enable PASSL to monitor the Sub-Provider's performance of the Sub-Provider Services and issues arising in connection with the provision of the Sub- Provider Services.

                        (c) such other information and documentation relating to the Sub-Provider and/or the Sub-Provider Services as PASSL may reasonably require.

        8.3.2   MANAGEMENT MEETINGS

                (i) The Sub-Provider's Contract Manager or the relevant delegate shall attend each of the Prime Agreement Management Meetings or other meetings between OGCbuying.solutions and PASSL in respect of which their attendance is required by either PASSL or OGCbuying.solutions.

                (ii) The Sub-Provider's Contract Manager and the PASSL Contract Manager or their respective delegates shall attend each of the Sub-Framework Management Meetings and shall meet as often as may reasonably be requested by PASSL to review the performance of the parties under this Agreement or to discuss any issues arising in connection with this Agreement.

        8.3.3 OGCbuying.solutions and PASSL are due, under the terms of the Prime Agreement to procure that their respective contract managers and two of their senior representatives meet:

                        (a) every month during the first six (6) months of the Prime Agreement; and

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                        (b)     every quarter after the first six (6) months of
                                the Prime Agreement,

                or such other period as agreed between PASSL and OGCbuying.solutions (the "PRIME AGREEMENT MANAGEMENT MEETING").

        8.3.4 PASSL and the Sub-Provider shall each procure that their respective Contract Managers and Service Managers meet:

                (i)     every week during the first 3 months of this Agreement;
                        and

                (ii)    every Month after the first 3 months of this Agreement;

                or on such other periodic basis as agreed between PASSL and the Sub-Provider (the "SUB-FRAMEWORK MANAGEMENT MEETING").

        8.3.5   The Sub-Provider shall give PASSL at least:

                (i) seven (7) Business Days' written notice of any matters which it wants to have discussed at the next Prime Agreement Management Meeting; and

                (ii) at least five (5) Business Days' written notice of any matters which it wants to have discussed at the next Sub-Framework Management Meeting.

        8.3.6   MINUTES OF MEETINGS

                The Sub-Provider shall, unless otherwise agreed between the parties, prepare minutes of each of the meetings between the parties' Contract Managers pursuant to Clause 8.3.2(ii) and supply them to PASSL within five (5) Business Days of the meeting. Upon PASSL's acceptance of the minutes at the next meeting they shall constitute a true record of the decisions taken at a meeting.

8.4     CHANGE MANAGEMENT

        8.4.1 Where either party wishes to make a change to any aspect of a Sub-Provider Service or, without prejudice to the provisions of Clause 3.1, PASSL requires an additional service (a "CHANGE") then the provisions of Schedule 11 shall apply in respect of the Change. All Changes shall be made in accordance with the provisions of Schedule 11.

        8.4.2 For the avoidance of doubt, PASSL shall not agree any change to the Prime Agreement, pursuant to the Prime Agreement Change Control Procedure, to the extent that such change would affect the Sub-Provider's Revenue Share, without first agreeing such change with the Sub-Provider (such agreement not to be unreasonably withheld or delayed).

8.5     DISPUTE RESOLUTION

        8.5.1 Other than where expressly stated otherwise, all disputes or failures to agree arising out of or in relation to this Agreement (each a "DISPUTE") shall be resolved by reference to or application of the Dispute Resolution Procedure set out in
                Schedule 12 to the Prime Agreement construed as if references to "the Service Provider" were references to the Sub-Provider and references to OGCbuying.solutions were references to PASSL provided that the lead executives shall be:

                (i)     for PASSL, Paul Clayton; and

                (ii)    for the Sub-Provider, Gregory King;

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                or such other executive of at least equivalent seniority as a party may notify to the other party in writing from time to time.

        8.5.2 The Sub-Provider shall provide all such support as is reasonably requested by PASSL in relation to the Sub-Provider, the Sub-Provider Services or the performance of the Sub-Provider's obligations under this Agreement in order to enable PASSL to resolve disputes arising under the Prime Agreement or the Service Provision Agreements in accordance with the Prime Agreement Dispute Resolution Procedure and/or the dispute resolution procedure set out in clause 20 of the Standard SPA Terms and Conditions. The Sub-Provider shall participate in the Prime Agreement Dispute Resolution Procedure and/or the dispute resolution procedure set out in clause 20 of the Standard SPA Terms and Conditions to the extent requested to do so by PASSL and/or OGCbuying.solutions and/or a Subscribing Buying Organisation.

        8.5.3 Where, in PASSL's reasonable opinion, a Dispute relates to Revenue Share or involves one of more of the Other Material Sub-Providers then PASSL may refer such Dispute to the Dispute Resolution Procedure included in Schedule 3 to the Revenue Sharing Agreement in preference to that provided for in Clause
                8.5.1 above.

8.6     SATISFACTION REVIEWS AND COMPLAINT HANDLING

The Sub-Provider shall provide such co-operation and assistance as is reasonably required by PASSL to enable PASSL to comply with its obligations contained in
Schedule 16 to the Prime Agreement and otherwise in respect of the Satisfaction Review Plans and shall facilitate the implementation through the Prime Agreement Change Control Procedure of continuous improvement programmes to the Zanzibar System or services provided pursuant to the Service Provision Agreements which are apparent from the outcome of the Satisfaction Reviews.

8.7     MARKETING

        Not Used.

8.8     MANAGEMENT INFORMATION

        8.8.1 The Sub-Provider shall comply with its obligations in respect of Management Information set out in Schedule 2 during the periods specified in Schedule 2 or (if no such period is so specified) from the date of Acceptance of the Stage to which such obligations relate.

        8.8.2 The parties acknowledge and agree that, as between the parties and OGCbuying.solutions, OGCbuying.solutions shall own all rights in the Management Information and the Sub-Provider is granted rights to use the Management Information solely to the extent that PASSL is able to grant such rights and for the purposes of enabling PASSL to fulfil its obligations under the Service Provision Agreements and Supplier Agreements.

        8.8.3 The Sub-Provider understands and agrees that OGCbuying.solutions may organise such Management Information into formats of its choosing (for example, as sector spend reports) and that OGCbuying.solutions does and shall have complete ownership of any such aggregated data product. The Sub-Provider assigns to PASSL (so that PASSL may assign to OGCbuying.solutions) all of its right, title and interest in any Management Information and the aggregated data product both as exist now and as may arise in the future. The Sub-Provider shall upon demand by PASSL execute such documents as PASSL or OGCbuying.solutions may reasonably provide solely to confirm or give effect to the assignments contained within this Clause 8.8.3, and shall provide such assistance to PASSL or OGCbuying.solutions (at the expense of OGCbuying.solutions) as PASSL

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                may reasonably require in order to defend, assert or protect
                OGCbuying.solutions' interests in any of the rights, title and interest assigned to PASSL pursuant to this Clause 8.8.3 for assignment to OGCbuying.solutions under the Prime Agreement. For the avoidance of doubt the Sub-Provider shall not market, sell or otherwise make available any Management Information or such aggregated data to any third parties without the prior written consent of PASSL.

9       WARRANTIES AND INDEMNITIES

9.1     GENERAL WARRANTIES

        The Sub-Provider warrants, undertakes and represents to PASSL that:

        (i) the Sub-Provider Services will be performed in a timely and professional manner and in accordance with Good Industry Practice by personnel who are suitably qualified and experienced to perform those services;

        (ii) it will (subject to Clause 4.5) perform the Sub-Provider Services in accordance with all applicable laws and regulations;

        (iii) it is duly constituted, organised and validly existing under the laws of the country of its incorporation;

        (iv) it has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and all the documents which are to be executed by it as envisaged by this Agreement;

        (v) all corporate action required by it to authorise the execution and delivery of, and to exercise its rights and perform its obligations under this Agreement and all other documents which are to be executed by it as envisaged by this Agreement has been or will be taken; and

        (vi)    nothing contained in this Agreement will:

                (a) result in a breach of any provision of its constitutional documents; or

                (b) result in a breach of any agreement, licence or other instrument, order, judgment or decree of any Court, governmental agency or regulatory body to which it is bound; and

        (vii) none of the Sub-Provider Systems, any other materials provided by or on behalf of the Sub-Provider or its sub-contractors, or any part of the Sub-Provider Systems (whether that part be the Hardware, the Software, (subject to Clause 9.3.2) the Third Party Software, the Sub-Provider Software, or any of them) infringes nor will the use of the same by PASSL, OGCbuying.solutions, Suppliers, Subscribing Buying Organisations or Other Material Sub-Contractors or its or their Affiliates and agents as contemplated by this Agreement cause any such party to infringe any third party's Intellectual Property Rights.

9.2     ZANZIBAR SYSTEM WARRANTIES

        9.2.1 The Sub-Provider warrants, undertakes and represents to PASSL that:

                (i) the Sub-Provider Systems forming part of each Stage will and will when combined with the other elements of that Stage cause that Stage to comply in all material respects with the Specification applicable to that Stage for a period of ninety (90) days from Acceptance of that Stage ("Warranty Period");

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                (ii)    without limiting any of the foregoing warranties, the
                        Sub-Provider Systems and every component of them shall process dates and date-related information correctly and without limitation shall distinguish properly between leap years and non-leap years (and the Sub-Provider Systems will, when combined with the other elements of the Zanzibar System, not cause PASSL to be in breach of the equivalent warranty which it gives in respect of the Zanzibar System in the Prime Agreement);

                (iii) the Sub-Provider Systems will comply with all applicable laws and regulations (including, in particular, the provisions of the Electronic Commerce (EC Directive) Regulations 2002) in force at the date of this Agreement (and the Sub-Provider Systems will, when combined with the other elements of the Zanzibar System, not cause PASSL to be in breach of the equivalent warranty which it gives in respect of the Zanzibar System in the Prime Agreement); and

                (iv) so far as the Sub-Provider is aware no portion of the Zanzibar System shall, at the date of the applicable Acceptance contain any "back door", "time bomb", "Trojan Horse", "worm", "drop dead device", "virus" or other computer software routine intended or designed to:

                        (a) permit access or use of the Zanzibar System by a third person other than as authorised by OGCbuying.solutions or Buying Organisations or as envisaged under this Agreement or any Service Provision Sub-Agreement; or

                        (b) disable, damage or erase, or disrupt or impair the normal operation of, the Zanzibar System, the PASSL Systems, the Buying Organisation Systems, or any other software or data on OGCbuying.solutions' System,

                (collectively referred to as "VIRUSES") and the Sub-Provider shall use commercially available measures in accordance with Good Industry Practice to prevent the introduction of such Viruses into the Zanzibar System. The Sub-Provider's awareness shall be measured for the purposes of this Clause 9.2.1(iv) by reference to the Sub-Provider's actual knowledge at the date of the applicable Acceptance under the Prime Agreement and to what the Sub-Provider ought to have known had it used commercially available measures in accordance with Good Industry Practice to test for the presence of such Viruses at the time of delivery of the relevant Stage to OGCbuying.solutions.

        9.2.2 Except for the Sub-Provider's warranties expressly set forth in this Agreement, the Sub-Provider does not make any other express or implied warranties or representations whether regarding the performance, functionality or content of the Sub-Provider Systems, the Sub-Provider Services or otherwise howsoever, including implied warranties of satisfactory quality, accuracy and fitness for a particular purpose in relation to the Sub-Provider Systems, the Sub-Provider Services, its or their use, or the results of its or their use and the Sub-Provider disclaims any warranty that the Sub-Provider Systems will be available uninterrupted or free of minor errors.

9.3     INTELLECTUAL PROPERTY INFRINGEMENTS

        9.3.1 The Sub-Provider indemnifies and will keep indemnified PASSL and its Affiliates from and against any and all Losses, they suffer or incur arising out of or otherwise in connection with any action or claim by a third party (being a party other than PASSL or the Sub-Provider) against PASSL or its Affiliates, OGCbuying.solutions, a Buying Organisation or a Supplier alleging that:

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                (i)     receipt of the Sub- Provider Services in accordance with
                        this Agreement or the Service Provision Sub-Agreements or receipt of any Prime Services which correspond to Sub-Provider Services in accordance with the Prime Agreement, the Service Provision Agreements or the Supplier Agreements; or

                (ii) the possession or use in accordance with this Agreement, the Prime Agreement, the Service Provision Agreements or the Supplier Agreements, of the Sub-Provider Systems, any other materials provided by or on behalf of the Sub-Provider or its sub-contractors, or any part of the Sub-Provider Systems (whether that part be the Hardware, the Software, (subject to Clause 9.3.2) the Third Party Software, the Sub-Provider Software, or any of them) ("SUB-PROVIDER MATERIALS");

                infringes the rights (including Intellectual Property Rights) of that or any other person.

        9.3.2 The Sub-Provider shall not be required to provide any indemnity under clause 9.3.1 in respect of any receipt, possession and/or use of Open Source Software as part of the Sub-Provider Services or the Sub-Provider Systems to the extent that:

                (a) the provision and/or incorporation into the Sub-Provider Systems of that software or the incorporation or recommendation to incorporate that software into the Zanzibar System by the Sub-Provider or its sub-contractors is reasonable in all the circumstances and the Sub-Provider or its sub-contractors have taken all measures that could reasonably be expected of a prudent supplier of services similar to the Sub-Provider Services, and in accordance with Good Industry Practice to establish that the use of that software in the development, operation or use of the Sub-Provider Services or Zanzibar System will not infringe the Intellectual Property Rights of any third party or grant any third party rights in the Intellectual Property of the Zanzibar System; or

                (b) PASSL has provided notification in writing that OGCbuying.solutions has consented in writing to the use of the relevant Open Source Software (such consent not to be unreasonably withheld or delayed).

        9.3.3 Without limiting Clause 9.3.1, where any action or claim by a third party (being a party other than PASSL or the Sub-Provider) causes PASSL, OGCbuying.solutions, any Subscribing Buying Organisation's or any Supplier's quiet enjoyment of the Sub-Provider Services or the Zanzibar System (where such claim relates to the Sub-Provider Systems or Sub-Provider Materials) or any part thereof to be disrupted or impaired, the Sub-Provider shall at its own expense and option:

                (i) procure for the benefit of PASSL, OGCbuying.solutions, the Subscribing Buying Organisations or the Supplier as appropriate, the right to continue to use the Sub-Provider Services and use and exploit the Zanzibar System in accordance with their respective rights under this Agreement, the Prime Agreement or the relevant Service Provision Sub-Agreement, Service Provision Agreement or Supplier Agreement; or

                (ii) modify or replace the Sub-Provider Service or the Sub-Provider Systems or Sub-Provider Materials forming part of the Zanzibar System so that no further infringement will occur, provided that the Zanzibar System or Sub-Provider Service as so modified or replaced continues to meet the requirements (including the warranties) stated in this Agreement.

        9.3.4 If PASSL provides the Sub-Provider with any information, material, software or content (including the OGCbuying.solutions Marks) for use by the Sub-Provider in connection with the Sub

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                -Provider's provision of the Sub-Provider Services but not including the Zanzibar name ("PASSL MATERIAL") then PASSL shall ensure (or, notwithstanding the foregoing, where such PASSL Material originates from a third party including OGCbuying.solutions, use reasonable endeavours to ensure) that the provision or use of the PASSL Material for the purposes for which it was provided in connection with the provision of the Sub-Provider Service does not infringe the rights (including Intellectual Property Rights) of any third party. PASSL shall indemnify the Sub-Provider against all losses the Sub-Provider suffers or incurs arising out of or otherwise in connection with any action or claim by a third party (being a party other than PASSL or the Sub-Provider) alleging that any PASSL Material infringes the rights (including Intellectual Property Rights) of that or any other person.

        9.3.5 The indemnities in Clauses 9.3.1 and 9.3.4 do not apply to the extent that the relevant infringement or alleged infringement is or was caused by:

                (i) the indemnified party ("INDEMNIFIED") failing to obtain a licence or comply with the terms of any relevant licence or provisions applying to the use of the relevant rights where the Indemnified has agreed to obtain or to comply with the terms of such licence or provisions;

                (ii) the Indemnified's unauthorised modification of the relevant material;

                (iii) the Indemnified's failure to use corrections or enhancements made available by the indemnifying party ("INDEMNIFIER") in accordance with this Agreement;

                (iv) the Indemnified's use of the relevant material other than as contemplated by this Agreement or authorised by the Indemnifier;

                (v) the Indemnified's use of the relevant material in combination with any product or information not owned, developed or installed by the Indemnifier (or in the case where the Sub-Provider is the Indemnifier, its sub-contractors, PASSL or the Other Material Sub-Providers); or

                (vi) the Indemnifier's use of any information, direction, specification or material provided by or on behalf of the Indemnified unless it can be shown that the Indemnifier was negligent in such use.

10      LIABILITY

10.1 Subject to Clause 10.3 and Clause 10.4, neither party shall be liable to the other under this Agreement, any Service Provision Sub-Agreement or the Revenue Sharing Agreement for any:

        10.1.1  loss of profits; or

        10.1.2 loss of risk premium (including the risk premium referred to in the Revenue Sharing Agreement);

        10.1.3  loss of business; or

        10.1.4  loss of contracts; or

        10.1.5  loss of goodwill; or

        10.1.6  any indirect or consequential loss or damages howsoever arising,

        even if the other party has been advised of the possibility of such damages in advance.

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10.2    Subject to Clause 10.3 and Clause 10.4:

        10.2.1 (and subject further to Clause 10.2.2) the Sub-Provider's aggregate liability under this Agreement and the Revenue Sharing Agreement whether arising in contract, tort (including negligence), misrepresentation (other than fraudulent misrepresentation), breach of statutory duty or otherwise pursuant to this Agreement, shall be limited to five million pounds ((pound)5,000,000);

        10.2.2 the Sub-Provider's aggregate liability under or in connection with each Service Provision Sub-Agreement whether arising in contract, tort (including negligence), misrepresentation (other than fraudulent misrepresentation), breach of statutory duty or otherwise pursuant to the relevant Service Provision Sub-Agreement shall be limited to the greater of:

                (i)     (pound)50,000;

                (ii) 150% of the total Service Provision Charges paid or payable by the relevant Subscribing Buying Organisation under the relevant Service Provision Agreement in the previous one-year period; and

                (iii) 150% of the total Service Provision Charges paid or payable by the relevant Subscribing Buying Organisation under the relevant Service Provision Agreement in the current one-year period;

                and, for the avoidance of doubt, this Clause 10.2.2 and Clause
                10.2.1 shall constitute separate limits on the Sub-Provider's liability and no liability of the Sub-Provider under this Agreement (whether up to the limit set out in Clause 10.2.1 or otherwise) or under any other Service Provision Sub-Agreement (whether up to the limit set out in this Clause 10.2.2 or otherwise) shall cause the limit on the Sub-Provider's aggregate liability under or in connection with a particular Service Provision Sub-Agreement to be less than that provided for by this Clause 10.2.2; and

        10.2.3 PASSL's aggregate liability under this Agreement, any and all Service Provision Sub-Agreements and the Revenue Sharing Agreement whether arising in contract, tort (including negligence), misrepresentation (other than fraudulent misrepresentation), breach of statutory duty or otherwise pursuant to this Agreement or the Revenue Sharing Agreement, shall be limited to the Subscription Revenue, Risk Premium or Additional Risk Premium (each as defined in the Revenue Sharing Agreement) paid to the Sub-Provider as Revenue Share over the 12 months preceding the default giving rise to the liability or one hundred thousand pounds ((pound)100,000) (whichever is the greater).

10.3 Nothing in this Agreement, any Service Provision Sub-Agreement or the Revenue Sharing Agreement shall be deemed to exclude or limit:

        10.3.1 either party's liability in respect of death or personal injury arising as a result of that party's negligence; or

        10.3.2 either party's liability in respect of breach of any obligations implied by Section 12 of the Sale of Goods Act 1979 or Section 2 of the Supply of Goods and Services Act 1982; or

        10.3.3 either party's liability in respect of any liability arising under the indemnities contained in Clause 15 (HR Indemnity);

        10.3.4 the Sub-Provider's liability in respect of any liability arising under the indemnity in Clause 9.3.1 (Intellectual Property Infringements) where the relevant infringement giving rise to the liability:

                (i)     does not relate to Third Party Software; or

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                (ii)    relates (subject, for the avoidance of doubt, to Clause
                        9.3.2) to Third Party Software and the relevant provider of such Third Party Software has accepted unlimited liability to the Sub-Provider under the terms of its licence agreement with the Sub-Provider; or

                (iii) relates (subject, for the avoidance of doubt, to Clause 9.3.2) to Third Party Software and the Sub-Provider has failed to use its reasonable endeavours, where a supplier providing services similar to the Sub-Provider Services and acting in accordance with Good Industry Practice would do so, to ensure that the liability of the relevant Third Party Software provider is unlimited.

        10.3.5 either party's liability in respect of fraud, wilful default, illegal or unlawful acts of that party;

        10.3.6 either party's liability to the extent that such limitation is not permitted by law.

10.4 The limitations in this Clause 10 shall not apply to PASSL's obligation to make payments in accordance with the Revenue Sharing Agreement.

10.5 For the avoidance of doubt, direct costs and expenses incurred by PASSL or OGCbuying.solutions (i) in respect of obtaining a replacement service provider on termination of this Agreement under Clause 14 by PASSL or of any Service Provision Sub-Agreement or the Prime Agreement as a result of the default of the Sub-Provider; or (ii) where PASSL or OGCbuying.solutions is entitled to appoint a third party to perform the Sub-Provider Services pursuant to Clause 3.4.5 or 3.4.6 shall not be excluded by operation of Clause 10.1.

10.6 Subject, for the avoidance of doubt, to Clauses 10.1 and 10.2, the Sub-Provider indemnifies and will keep indemnified PASSL and its Affiliates from and against:

        10.6.1 any and all Losses suffered or incurred by PASSL and/or its Affiliates in connection with any action or claim by a third party (being a party other than PASSL and the Sub-Provider) arising out of the Sub-Provider's act or omission in the provision of Sub-Provider Services or the performance of its obligations under or in connection with this Agreement, the Service Provision Sub-Agreements or any Supplier Agreement;

        10.6.2 any and all losses arising out of or otherwise in connection with the Prime Agreement, the Service Provision Agreements or the Supplier Agreements (whether arising in contract, tort, statutory duty or otherwise) and directly attributable to:

                (i) damage caused to OGCbuying.solutions', a Subscribing Buying Organisation's or Supplier's existing finance or ERP system by the negligent acts or omissions of the Sub-Provider or its employees, agents or sub-contractors; or

                (ii) the theft of credit card or other payment details from OGCbuying.solutions, a Subscribing Buying Organisation or a Supplier by the Sub-Provider or its employees, agents or sub-contractors.

10.7 Each party shall be under a duty to use reasonable efforts to mitigate its loss even where it is covered by an indemnity under this Agreement provided that this shall not require the party suffering the loss to apply unreasonable additional resource or incur unreasonable additional expense.

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11      TITLE AND RISK IN HARDWARE

11.1    TITLE

        As between PASSL and the Sub-Provider, title in all Hardware installed or provided in the Sub-Provider Systems by the Sub-Provider prior to or during the term of this Agreement, either in accordance with the Change Control Procedure, the Sub-Provider Services, general maintenance of the Sub-Provider Systems (excluding PASSL Systems, OGCbuying.solutions System and Buying Organisation Systems), or otherwise will remain with the Sub-Provider.

11.2    RISK

        Risk of loss of any part of the Sub-Provider Systems, subject to Clause 15, remains with the Sub-Provider at all times during the term of this Agreement.

12      OWNERSHIP AND LICENSING OF DELIVERABLES

12.1    OWNERSHIP

        12.1.1 Nothing in this Agreement shall affect the ownership by OGCbuying.solutions, PASSL or the Sub-Provider of each of their Intellectual Property Rights existing at the Commencement Date. Without limiting the foregoing, nothing in this Agreement will affect the Sub-Provider's ownership of the Intellectual Property Rights in the Sub-Provider Software.

        12.1.2 As between the parties and OGCbuying.solutions, OGCbuying.solutions shall own all the Intellectual Property Rights in the Transferred Deliverables, Management Information and Transaction Data and to the extent that the relevant Intellectual Property Rights would otherwise be owned by the Sub-Provider, its sub-contractors or its Affiliates, the Sub-Provider (in consideration of (pound)1) hereby assigns or in the case of its subcontractors shall procure an assignment all of its right, title and interest in and to such Intellectual Property Rights subsisting in the Transferred Deliverables, Management Information and Transaction Data (in existence now or as may arise in future) to PASSL (so that PASSL may assign the same to OGCbuying.solutions), and shall upon demand by PASSL execute such documents as PASSL or OGCbuying.solutions may reasonably provide solely to confirm or give effect to such assignment.

        12.1.3 Nothing in this Agreement shall be deemed to confer on the Sub-Provider or its Affiliates any rights in respect of any PASSL Systems, OGCbuying.solutions Systems, OGCbuying.solutions Website, PASSL Marks, OGCbuying.solutions Marks, Buying Organisation Systems, Management Information, Transaction Data, domain names or any other materials or works which are the property of PASSL, the Other Material Sub-Providers, OGCbuying.solutions or the Subscribing Buying Organisations other than those limited rights expressly set out in this Agreement.

12.2    LICENSING

        12.2.1 SUB-LICENCE TERMS FOR SUBSCRIBING BUYING ORGANISATIONS AND SUPPLIERS

                The Sub-Provider grants to PASSL such licence as will allow PASSL to sub-license Subscribing Buying Organisations and Suppliers (collectively "LICENSED USERS") on the terms set out respectively in the Service Provision Agreements and the Supplier Agreements.

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        12.2.2  LICENCE TERMS FOR PASSL, OGCBUYING.SOLUTIONS

                (i) The Sub-Provider grants to PASSL (with the right to sub-license OGCbuying.solutions on the same terms) a royalty-free, non-exclusive non-transferable licence for the term of this Agreement to use the Sub-Provider Software and the Sub-Provider Systems in connection with the provision by PASSL or OGCbuying.solutions of services to Suppliers and Subscribing Buying Organisations and/or OGCbuying.solutions and the receipt of such services by the Suppliers and the Subscribing Buying Organisations and/or OGCbuying.solutions.

                (ii) the Sub-Provider hereby grants to, or shall procure the grant to, PASSL (with the right to sub-license OGCbuying.solutions on the same terms), upon the release of a copy of any Source Code to PASSL or OGCbuying.solutions in accordance with an Escrow Agreement and this Agreement, or upon PASSL otherwise becoming entitled to access and use the Source Code in accordance with this Agreement, from the date of termination of this Agreement by PASSL under Clause 14.2 or 14.3 and for the unexpired duration of the term of the Prime Agreement or any extension to the Prime Agreement, a non-exclusive, royalty-free, non-transferable licence (including the right to sub-license or further sub-license) to:

                        (a) use and maintain that Source Code and the Software to which that Source Code relates; and

                        (b) permit its sub-contractors (subject to the confidentiality restrictions set out in the Escrow Agreement) to access, use and maintain the relevant Source Code and the relevant Software solely on behalf of PASSL or OGCbuying.solutions.

                (iii) The Source Code licence provided in Clause 12.2.2(ii) shall be granted for the sole purpose of enabling PASSL or OGCbuying.solutions to use the relevant Software in accordance with the licence granted in this Clause 12.2 in order to provide (or have a third party provide) the Prime Services to OGCbuying.solutions under the Prime Agreement; Subscribing Buying Organisations under the Service Provision Agreements and Suppliers under the Supplier Agreements (including for the avoidance of doubt Buying Organisations and suppliers which become Subscribing Buying Organisations and Suppliers following the date on which the Source Code licence provided in Clause 12.2.2(ii) becomes effective in accordance with Clause 12.2.2(ii)) and to grant the rights to enable OGCbuying.solutions, the Subscribing Buying Organisations and Suppliers to receive the benefit of such Prime Services. The Sub-Provider agrees to ensure that the licences in Clause 12.2.1 and Clause 12.2.2(i) shall continue for the period of the licence in Clause 12.2.2(ii).

                (iv) For the avoidance of doubt, nothing in this Agreement shall confer on PASSL or OGCbuying.solutions the right to either exploit any Source Code outside of the provision of Prime Services to OGCbuying.solutions, Subscribing Buying Organisations and Suppliers as contemplated by the Prime Agreement or to transfer the Source Code to a third party (other than a sub-licence to OGCbuying.solutions and/or a sub-contractor in accordance with Clause 12.2.2(ii)).

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12.3    SUB-PROVIDER TRAINING MATERIALS

        The Sub-Provider hereby grants to PASSL (with the right to sub-license OGCbuying.solutions on the same terms) a, non-exclusive, royalty-free, non-transferable licence to use the Sub-Provider Training Materials and (unless specifically stated otherwise in this Agreement) any other Deliverables (other than Transferred Deliverables) and/or other materials provided to PASSL or OGCbuying.solutions by or on behalf of the Sub-Provider in connection with this Agreement for the purposes of PASSL or OGCbuying.solutions' business from time to time in connection with the provision of Prime Services to OGCbuying.solutions, the Suppliers and Subscribing Buying Organisations including the right to maintain, modify and enhance the Sub-Provider Training Materials for those purposes and to authorise third parties to do so. The duration of the licence shall be for the term of this Agreement and for the duration of any licence granted in accordance with Clause 12.2.2(ii).

12.4    LICENCE OF OGCBUYING.SOLUTIONS SYSTEMS AND MANAGEMENT INFORMATION ETC

        12.4.1 OGCbuying.solutions has granted to PASSL a royalty-free, non-exclusive non-transferable licence for the term of this
                Agreement:

                (i) to access and use the OGCbuying.solutions Systems to the extent such access is provided by OGCbuying.solutions; and

                (ii) to use, copy, maintain and enhance the Management Information and the Transaction Data or any other materials or works which are the property of OGCbuying.solutions and which are generated by the PASSL or provided to PASSL by OGCbuying.solutions for the purpose of providing the Prime Services;

                and PASSL will pass through the benefit of such licence strictly to the extent that it is authorised to do so by OGCbuying.solutions and strictly insofar as is necessary to enable the provision by the Sub-Provider of services to PASSL as contemplated by this Agreement and the Service Provision Sub-Agreements and the performance by the Sub-Provider of its obligations under this Agreement or in connection with PASSL's performance of its obligations under the Service Provision Agreements and the Supplier Agreements.

12.5    OWNERSHIP AND LICENCE OF OGCBUYING.SOLUTIONS MARKS AND SUB-PROVIDER
        MARKS

        12.5.1 Title to all Intellectual Property Rights in OGCbuying.solutions Marks vests in OGCbuying.solutions and its licensors. Title to all Intellectual Property Rights in PASSL Marks rests in PASSL and its licensors and the Sub-Provider shall obtain no interest in OGCbuying.solutions Marks or PASSL Marks other than the limited licence set out in Clause 12.5.3 in respect of OGCbuying.solutions Marks.

        12.5.2 Title to all Intellectual Property Rights in the Sub-Provider Marks vests in the Sub-Provider and its licensors, and PASSL shall obtain no interest in the Sub-Provider Marks.

        12.5.3 OGCbuying.solutions has granted to PASSL under the Prime Agreement a non-exclusive and non-transferable licence for the term of the Prime Agreement to use and copy (and to grant sub-licences to its sub-contractors to use and copy) OGCbuying.solutions Marks solely in connection with the provision of Prime Services under this Agreement in accordance with the licensing provisions set out in Schedule 18 to the Prime Agreement. PASSL shall pass through the benefit of such licence strictly to the extent that it is authorised to do so by OGCbuying.solutions and strictly insofar as is necessary to enable the Sub-Provider to provide the Sub-Provider Services as contemplated by this

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                Agreement. The Sub-Provider shall use OGCbuying.solutions Marks solely as permitted by Schedule 18 to the Prime Agreement and as agreed in writing by PASSL (such agreement not to be unreasonably withheld or delayed).

        12.5.4 PASSL may from time to time provide notice in writing to the Sub-Provider requiring the Sub-Provider to cease using the OGCbuying.solutions Marks where PASSL considers that the Sub-Provider's use of such OGCbuying.solutions Marks:

                (i) is in breach of the terms of this Agreement or would or may cause PASSL to be in breach of the terms of the Prime Agreement;

                (ii) would or may bring PASSL, OGCbuying.solutions or the OGCbuying.solutions Marks into disrepute or otherwise have an adverse effect on the reputation of PASSL, OGCbuying.solutions or the OGCbuying.solutions Marks;

                (iii) would or may have an adverse effect on the relationship between PASSL and OGCbuying.solutions;

                and the Sub-Provider shall immediately comply with such requirement and shall delete the OGCbuying.solutions Marks from its existing materials and Sub-Provider Systems where PASSL so requires.

        12.5.5 The Sub-Provider hereby grants to PASSL a non-exclusive and non-transferable licence for the term of this Agreement to use and copy (and to grant sub-licences to its sub-contractors to use and copy) the Sub-Provider Marks in connection with the provision of Prime Services under the Prime Agreement, Service Provision Agreements and Supplier Agreements and the marketing and advertising of the Zanzibar System and/or Prime Services generally and amongst Buying Organisations and potential Suppliers.

12.6    ZANZIBAR NAME AND MARKETING OF THE ZANZIBAR SYSTEM

        12.6.1 Subject to Clause 12.6.2, the Sub-Provider shall not use the Zanzibar name, or names confusingly similar to the Zanzibar name, for purposes other than in connection with providing the Sub-Provider Services.

        12.6.2 The Sub-Provider may use the Zanzibar name as a reference and for the marketing of the Sub-Provider's track record in the ordinary course of its business only with the prior written consent of PASSL (such consent not to be unreasonably withheld or delayed). PASSL shall use all reasonable endeavours to ensure that OGCbuying.solutions shall provide its consent to a form of wording to be used by the Sub-Provider in such marketing of its track record and that such form of wording may thereafter be used by the Sub-Provider without the need for an additional consent to each instance of use.

        12.6.3  The parties acknowledge and agree that:

                (i) neither PASSL nor OGCbuying.solutions at the date of this Agreement owns any Intellectual Property Rights in the Zanzibar name; and

                (ii) PASSL shall not be liable for any Losses suffered by the Sub-Provider in using the Zanzibar name.

        12.6.4 The Sub-Provider shall not promote and market the Zanzibar System (pursuant to Clause 2.7.2) or the Prime Services except to the extent approved by PASSL in accordance with marketing plans

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                and strategies of PASSL which may be notified to the
                Sub-Provider. The Sub-Provider shall provide such input and assistance into developing and agreeing marketing plans or strategies relating to the Zanzibar System and the Prime Services as is reasonably requested by PASSL from time to time.

        12.6.5 PASSL may from time to time provide notice in writing to the Sub-Provider requiring the Sub-Provider to cease using the Zanzibar name and/or promoting or marketing the Zanzibar System and/or the Prime Services where PASSL considers that such use and/or promotion and marketing:

                (i) is in breach of the terms of this Agreement or would or may cause PASSL to be in breach of the terms of the Prime Agreement;

                (ii) would or may bring PASSL, OGCbuying.solutions the Zanzibar name or the Zanzibar System into disrepute or otherwise have an adverse effect on the reputation of PASSL, OGCbuying.solutions, the Zanzibar name or the Zanzibar System;

                (iii) would or may have an adverse effect on the relationship between PASSL and OGCbuying.solutions or any Subscribing Buying Organisation;

                and the Sub-Provider shall immediately comply with such requirement and shall amend its use of the Zanzibar name and/or its promotion or marketing of the Zanzibar System and/or the Prime Services as PASSL so requires.

12.7    ESCROW

        12.7.1 The Sub-Provider shall, where PASSL is required to procure or use reasonable endeavours to procure that the Sub-Provider does so pursuant to the Framework Agreement, (within 30 days of the Commencement Date or by such later date as PASSL my notify the Sub-Provider enter into and maintain an escrow agreement the "ESCROW AGREEMENT") with the National Computing Centre ("NCC"), OGCbuying.solutions and PASSL on the terms set out in Schedule 21 to the Prime Agreement (subject to changes required by OGCbuying.solutions or the NCC and agreed by the Sub-Provider, such agreement not to be unreasonably withheld or delayed) for the term of this Agreement, unless PASSL agrees otherwise. The Source Code which is the subject of such Escrow Agreement, shall, as a minimum and without limitation to the terms of the Escrow Agreement or the other provisions of this Agreement, include all source code to the Sub-Provider Software. The Sub-Provider shall comply with such additional escrow obligations as may be included in this Agreement (including the enhanced escrow provided for in Schedule 29). Breach of this Clause 12.7 shall be a material breach by the Sub-Provider for the purposes of Clause 14.3.

        12.7.2 The Sub-Provider shall provide all necessary access, facilities, resources and assistance (at its own expense) so as to enable the NCC to carry out Integrity Testing and Full Verification (as these terms are defined in the Escrow Agreements) of the Source Code pursuant to the Escrow Agreement on Acceptance of each Stage to which such Source Code relates or on any major release. For the avoidance of doubt, the Sub-Provider shall not be required to meet travel and subsistence expenses of the NCC in meeting its obligations under this Clause 12.7.2.

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13      DATA PROTECTION AND FREEDOM OF INFORMATION

13.1    OWNERSHIP

        As between the parties and OGCbuying.solutions, OGCbuying.solutions shall own all rights and interest in Personal Data supplied by OGCbuying.solutions or any Supplier or Subscribing Buying Organisation and relating to the provision of the Prime Services in whatever form or format, and the Sub-Provider waives any interest it may otherwise have in such Personal Data.

13.2    COMPLIANCE WITH DATA PROTECTION LEGISLATION

        In performing its obligations under this Agreement, the Sub-Provider shall comply with the Data Protection Legislation.

13.3    PROCESSING OF PERSONAL DATA

        13.3.1 The Sub-Provider shall take appropriate technical and organisational measures against the unauthorised or unlawful processing of Personal Data and against actual loss or destruction of, or damage to, the Personal Data, having regard to the state of technological development, Good Industry Practice, and the cost of implementing any measures. The measures must ensure a level of security appropriate to the harm that might result from unauthorised or unlawful processing or accidental loss, destruction or damage and the nature of the Personal Data. Without limiting the generality of the obligations in this Clause 13.3.1, the parties acknowledge that as at the Commencement Date the minimum measures to be taken are as set out in Schedule 2.

        13.3.2  The Sub-Provider shall:

                (i) process the Personal Data under this Agreement only in accordance with the written instructions (as may be forwarded to the Sub-Provider by PASSL) of either PASSL, OGCbuying.solutions or the relevant Supplier or Subscribing Buying Organisation, whichever is the data controller (which, for the purposes of this Clause 13 is as defined under Data Protection Legislation) in respect of such Personal Data, and having regard to the provisions of the Data Protection Legislation, or as is required by law or any regulatory body; and

                (ii) refrain from disclosing or transferring the Personal Data except in accordance with the instructions (as may be forwarded to the Sub-Provider by PASSL) of either PASSL, OGCbuying.solutions or the relevant Supplier or Subscribing Buying Organisation, whichever is the data controller in respect of such Personal Data, and having regard to the provisions of the Data Protection Legislation.

        Terms and expressions having a meaning assigned to them in the Data Protection Legislation shall have the same meaning in this Clause 13.3.

13.4    DISCLOSURE

        Subject to Clause 13.2, Clause 13.3 and Clause 13.5, the Sub-Provider may disclose the Personal Data to those of its employees and temporary contractors and those employees and temporary contractors of any Affiliate or approved sub-contractor of the Sub-Provider to the extent reasonably necessary for the performance of the Sub- Provider Services. The Sub-Provider shall ensure the reliability of any such employees and temporary contractors who have access to the Personal Data and ensure that such employees and temporary contractors are aware of the Sub-Provider's obligations under this agreement and the Data

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        Protection Legislation in respect of the processing and disclosure of the Personal Data and shall ensure that such employees and temporary contractors are notified that any unauthorised processing or disclosure of the Personal Data may lead to disciplinary action under their contract of employment or the termination of their engagement with the Sub-Provider or the Sub-Provider Affiliate or approved sub-contractor as appropriate.

13.5    DATA EXPORT/TRANSFER

        13.5.1 The Sub-Provider shall not transfer from the UK any Personal Data to any country outside the EEA (a "TRANSFER") without PASSL's prior written consent (such consent not to be unreasonably withheld or delayed provided that PASSL shall be entitled to withhold such consent in the absence of written consent to such transfer from OGCbuying.solutions).

        13.5.2 If PASSL consents to a Transfer of Personal Data, the Sub-Provider shall ensure that the party to whom the Personal Data is transferred shall enter into an agreement with the Sub-Provider for the Transfer on terms which are no less onerous than and substantially similar to the provisions of Clauses 13.1 to 13.5 and any other provisions relating to data transfer which may be included in this Agreement and where appropriate are substantially similar to the model clauses approved by the European Commission as providing an adequate level of protection for the transfer of personal data for the purposes of Article 25 of Directive 95/46/EC.

        13.5.3 At the Commencement Date, PASSL has consented to the Transfer of Personal Data to elcom, inc. in the United States of America on the terms of the Data Processor Agreement. For the avoidance of doubt, a breach of such Data Processor Agreement by the Sub-Provider or elcom, inc. shall constitute a material breach of this Agreement by the Sub-Provider and PASSL shall be entitled to exercise any remedy available to it under this Agreement, the Data Processor Agreement or at law in respect of such breach or any claim or liability arising as a result of such breach.

13.6    FREEDOM OF INFORMATION

        13.6.1 The Sub-Provider shall facilitate OGCbuying.solutions' and Subscribing Buying Organisations' performance of their obligations under the Freedom of Information Act 2000 in relation to information held by or on behalf of the Sub-Provider or its sub-contractors or on any elements of the Zanzibar System in the possession or control of the Sub-Provider.

        13.6.2 PASSL shall reimburse costs reasonably and necessarily incurred by the Sub-Provider in performing its obligations under Clause
                13.6.1 in the event that:

                (i) the Sub-Provider is required to provide information to OGCbuying.solutions or a Buying Organisation or any third party on behalf of OGCbuying.solutions or a Buying Organisation, which information has previously been provided to OGCbuying.solutions or the relevant Buying Organisation or is otherwise available to or accessible by OGCbuying.solutions or the relevant Buying Organisation through the Zanzibar System or otherwise; or

                (ii) performance of such obligation causes or would cause the Sub-Provider to incur material expense (whether in relation to any individual request or cumulatively over the term of this Agreement);

                provided that PASSL has itself been reimbursed by OGCbuying.solutions or the relevant Buying Organisation in respect of such costs.

13.7    OFF-SHORING

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        13.7.1  Subject to Clause 13.7.2, in respect of the transfer of any information to a location outside of the United Kingdom, the Sub-Provider shall use all reasonable endeavours to comply with any UK Government policy on off-shoring as provided by PASSL to the Sub-Provider from time to time.

        13.7.2 The implementation of any changes to the Sub-Provider Services resulting from any such policy provided by PASSL shall be expressly subject to the Change Control Procedure.

14      TERM AND TERMINATION

14.1    TERM

        This Agreement shall take effect from the Commencement Date and shall continue until the Termination Date at which point it shall terminate. For the purposes of this Agreement, the "TERMINATION DATE" shall be:

        14.1.1 the date being a period of sixty (60) months from the Commencement Date provided that PASSL has not elected to extend the term of the Agreement pursuant to Clause 14.1.2 or Clause 14.1.3; or

        14.1.2 the date being a period of seventy two (72) months from the Commencement Date provided that:

                (i) PASSL gives notice in writing more than ten (10) weeks before the expiry of the period described in Clause
                        14.1.1 stating that it wishes to extend the term of this Agreement for a further period of twelve (12) months; and

                (ii) PASSL does not elect to extend the term of the Agreement pursuant to Clause 14.1.3; or

        14.1.3 in the event that the Agreement is extended pursuant to Clause 14.1.2, the date being a period of eighty four (84) months from the Commencement Date provided that PASSL gives notice in writing more than ten (10) weeks before the expiry of the period described in Clause 14.1.2 stating that it wishes to extend the term of this Agreement for a further period of twelve (12) months; or

        14.1.4 the date upon which the Agreement terminates following either party properly exercising its right of termination pursuant to the terms of this Agreement; or

        14.1.5  if later the end of the relevant Exit Phase;

        For the avoidance of doubt, in the event that this Agreement is reinstated under Clause 15.2.1, there may be two "Termination Dates" for the purposes of this Agreement.

14.2    TERMINATION BY EITHER PARTY

        14.2.1 Each party has the option to terminate the Agreement on immediate notice at any time by written notice to the other if the other:

                (i)     becomes unable to pay its debts;

                (ii) enters into liquidation (except for the purposes of a solvent amalgamation or reconstruction);

                (iii)   makes an arrangement with its creditors;

                (iv) becomes subject to an administration order or an administrator, receiver or administrative receiver is appointed over all or any of its assets or takes or suffers to be taken any similar action in consequence of a debt;

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                (v)     ceases or threatens to cease trading or is dissolved; or

                (vi) any procedure equivalent to any of the above occurs in any other jurisdiction.

14.3    TERMINATION FOR DEFAULT

        14.3.1 PASSL may terminate this Agreement immediately by written notice to the Sub-Provider if:

                (i) the Sub-Provider commits a material breach of this Agreement, the Revenue Sharing Agreement or a Service Provision Sub-Agreement or a series of breaches of this Agreement, the Revenue Sharing Agreement or of the same or different Service Provision Sub-Agreements which, taken together, constitute a material breach, and, where that breach is capable of remedy, fails to remedy that breach within 30 days after being requested to do so by or on behalf of PASSL or (where any material breach of the Sub-Provider would or may cause PASSL to be in breach of the Prime Agreement or one or more Service Provision Agreements) such lesser period as may be specified by OGCbuying.solutions or the relevant Subscribing Buying Organisation pursuant to the Prime Agreement or the relevant Service Provision Agreement or may be required by PASSL;

                (ii) (without limiting Clause 14.3.1) in the event of 2 or more Critical Service Level Default Events arising under 2 or more Service Provision Sub-Agreements in 2 consecutive Months.

                For the purposes of Clause 14.3.1, any breach by the Sub-Provider which would or may result or has resulted in a breach of the Prime Agreement or any Service Provision Agreement shall be deemed to be a "material breach" for the purposes of this Agreement.

        14.3.2 PASSL may additionally terminate any Service Provision Sub-Agreement in the event of two (2) Critical Service Level Default Events occurring under that Service Provision Sub-Agreement in any period of six (6) months.

        14.3.3 The Sub-Provider may terminate this Agreement immediately by written notice if PASSL commits a material breach of this Agreement or the Revenue Sharing Agreement or a series of breaches of this Agreement or the Revenue Sharing Agreement which, taken together, constitute a material breach, and, where that breach is capable of remedy, fails to remedy that breach within 30 days after being requested to do so by the Sub-Provider.

14.4    TERMINATION BY PASSL

        PASSL may terminate this Agreement immediately by written notice to the Sub-Provider if:

        14.4.1 the Sub-Provider suffers a Change of Control where the person (or one of the persons acting in concert) acquiring or agreeing to acquire direct or indirect control is a direct competitor of PASSL or PACSL as listed in Schedule 32 (which Schedule 32 may be varied by agreement between the parties from time to time provided that the Sub-Provider shall not unreasonably withhold its agreement to adding third parties into such Schedule 32 where they are engaged in the business of providing services of substantially and materially similar nature and scope to the Prime Services or any material part of them) ("DIRECT COMPETITOR"), without the prior written consent of PASSL provided that the right to terminate in this Clause 14.4.1 in respect of such Change of Control in favour of a Direct Competitor shall expire, if PASSL has not provided the Sub-Provider with notice

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                that it intends to exercise its rights, two months from the date on which the Sub-Provider gives PASSL written notification that such a Change of Control has taken place;

        14.4.2 the Prime Agreement is amended such that the element of the Prime Services which corresponds to the Sub-Provider Services is no longer required or if the Prime Agreement is suspended, cancelled or terminated;

        14.4.3 OGCbuying.solutions or any Subscribing Buying Organisation requires the replacement of the Sub-Provider's personnel by reason of their lack of skills or experience or their failure to perform or conduct themselves in accordance with the standards expected in the Prime Agreement or any Service Provision Agreement;

        14.4.4 the Sub-Provider's personnel are denied access to or removed from OGCbuying.solutions' or any Subscribing Buying Organisation's premises under the terms of the Prime Agreement or any Service Provision Agreement.

        14.4.5 PASSL is required to do so by OGCbuying.solutions on the basis that OGCbuying.solutions reasonably considers that:

                (i) the Sub-Provider's performance of its obligations is unsatisfactory; or

                (ii) the relationship between PASSL and Sub-Provider is adversely affecting the relationship between PASSL and OGCbuying.solutions;

                provided that PASSL will consult with the Sub-Provider on becoming aware of OGCbuying.solutions' intention to require PASSL to terminate this Agreement and will use reasonable endeavours either to allow the Sub-Provider to make reasonable submissions to OGCbuying.solutions or to make such reasonable submissions on the Sub-Provider's behalf and, where OGCbuying.solutions is acting unreasonably, to contest any requirement to terminate this Agreement through the Prime Agreement Dispute Resolution Procedure and, where appropriate, to allow the Sub-Provider to participate in such procedure;

        14.4.6 in the event of termination of the Data Processor Agreement or in circumstances in which PASSL is entitled to terminate the Data Processor Agreement (and in such event, PASSL shall be entitled to terminate this Agreement as whole or insofar as it relates to Sub-Provider Services involving a Transfer (as defined in Clause 13.5) of Personal Data.

14.5    TERMINATION OF PRIME CONTRACT

        Notwithstanding the other provisions of this Clause 14, this Agreement shall automatically terminate on the date of termination or expiry of the Prime Agreement or the date of termination, expiry or novation to OGCbuying.solutions (or any third party other than an Affiliate of PASSL) of the last Service Provision Agreement entered into pursuant to the Prime Agreement (whichever is the later) unless PASSL agrees otherwise in writing.

14.6    TERMINATION OF SERVICE PROVISION SUB-AGREEMENTS

        14.6.1 Termination of this Agreement shall automatically result in the termination of any and all Service Provision Sub-Agreements (unless PASSL agrees otherwise by notice in writing to the Sub-Provider within 10 Business Days of such termination).

        14.6.2 In the event that PASSL has the right to terminate this Agreement it may, in it sole discretion, elect not to terminate this Agreement but to terminate one or more Service Provision Sub-Agreements.

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14.7    SURVIVAL OF RIGHTS ON TERMINATION OR EXPIRY

        The termination or expiry of this Agreement or any Service Provision Sub-Agreement is without prejudice to any obligation by any party to the other party which has accrued at the time of termination or expiry. The obligations of each party set out in any clause intended to survive such termination or expiry, including, in the event of termination of this Agreement, this Clause 14.7, Clauses 1, 3.1.2, 3.1.3, 5, 9.3, 10, 12,
        15.2 to 15.9, 16, 17, 18.1.2, 19 and 21 and Schedules 6 and 29 and, in
        the event of termination of a Service Provision Sub-Agreement, the provisions of such Service Provision Sub-Agreement corresponding to clauses 1, 5.1 to 5.5, 5.9, 6.3, 6.4, 7, 12, 13.4, 13.5, 13.6, 17, 18,
        20, 21, 22, 23 and 24 of the standard Service Provision Agreement set out in Schedule 19 to the Prime Agreement, shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

14.8    CONSEQUENCES OF TERMINATION

        14.8.1 The Sub-Provider shall at no additional cost to PASSL (but subject to any consents or licences granted to the Sub-Provider or PASSL (and the ownership of Intellectual Property Rights) in relation to such information or data by any third party (including Suppliers or Buying Organisations)) provide to PASSL or any Successor Operator all the Transaction Data in an agreed format and all copies thereof in the possession or control of the Sub-Provider as soon as reasonably practicable following (and in any event within 5 Business Days of) the Termination Date. The Sub-Provider shall cease to use such data and, at the request of PASSL, shall destroy or return all copies of such data then in its possession.

        14.8.2 Except where this Agreement expressly provides otherwise each party shall return to the other all property of the other (including, where the Sub-Provider is the returning party, all property of OGCbuying.solutions, Subscribing Buying Organisations and Suppliers obtained by reason of this Agreement) (including all Management Information) in its possession or control.

        14.8.3 Unless PASSL agrees otherwise, all licences granted to the Sub-Provider by PASSL, or passed through from OGCbuying.solutions, any Subscribing Buying Organisations and/or any Supplier shall automatically terminate on the Termination Date.

15      TERMINATION ASSISTANCE

15.1    MAINTENANCE OF EXIT PLAN

        The Sub-Provider shall maintain the Draft Exit Plan and those elements of the Prime Agreement Draft Exit Plan which relate to the Sub-Provider or the Sub-Provider Services at no cost to PASSL such that the Sub-Provider is in compliance with the exit assistance provisions in
        Schedule 2 and, in the event of termination of the Prime Agreement, that PASSL is able to comply with its obligations set out in Schedule 14 to the Prime Agreement and (subject to the Sub-Provider complying with the obligations set out in Schedule 14 to the Prime Agreement insofar as they relate to the Sub-Provider Services) so as to ensure that the Draft Exit Plan and such elements of the Prime Agreement Draft Exit Plan are reasonably capable from time to time of being implemented promptly. The Draft Exit Plan or elements of it shall be implemented in the circumstances described in Schedule 2 (and, for the avoidance of doubt, different elements of the Draft Exit Plan may be implemented at different times and in different Exit Plans where contemplated by
        Schedule 2). The Draft Exit Plan may be revised from time to time in accordance with Schedule 2. Schedule 2 may be revised from time to time in accordance with the Change Control Procedure.

15.2    SCOPE OF TERMINATION ASSISTANCE

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        15.2.1  During any Exit Phase, the Sub-Provider shall perform its obligations as stated in an Exit Plan together, in the event of termination of the Prime Agreement, with those elements of the Prime Agreement Exit Plan which relate to the Sub-Provider Services. Notwithstanding the prior termination of this Agreement, PASSL may reinstate this Agreement, solely for the duration of the Prime Agreement Exit Phase, for the purposes of the Sub-Provider performing Exit Phase obligations or further Exit Phase obligations in accordance with this Agreement at any time within 6 months of such termination of this Agreement or, if later, from the date of any termination of the Prime Agreement or Service Provision Agreement which relates directly or indirectly to the termination of this Agreement.

        15.2.2 Without prejudice to the provisions of an Exit Plan, the Sub-Provider shall during the Exit Phase perform the obligations stated in Schedule 2 and, in the event of termination of the Prime Agreement, in Schedule 14 to the Prime Agreement Part B insofar as they relate to the Sub-Provider Services.

        15.2.3 Except as otherwise stated in an Exit Plan and (where applicable) the Prime Agreement Exit Plan, the obligations stated in Clauses 15.2.1 and 15.2.2 above shall be in addition to and not in substitution for the provision of the Sub-Provider Services and the Sub-Provider shall continue to provide the Sub-Provider Services on the terms and conditions of this Agreement subject to the continuation of the Revenue Sharing Agreement.

15.3    DUE DILIGENCE

        15.3.1 In order to facilitate the implementation of an Exit Plan, the Sub-Provider shall maintain the following information in a form that can be readily accessed and understood by PASSL, OGCbuying.solutions or the Successor Operator in a due diligence process:

                (i) details of current personnel used to provide the Sub-Provider Services who may be Relevant Employees transferring to PASSL, OGCbuying.solutions or a Successor Operator on termination or expiry pursuant to Clause 15.6;

                (ii) a copy of those sections of the Operations Manual which relate solely to Transferable Hardware which is to be purchased or obtained by PASSL or OGCbuying.solutions under Clause 15.5.1 or 15.5.2;

                The Sub-Provider shall maintain in addition (a) details of such other personnel used to provide the Sub-Provider Services; and
                (b) the Operations Manual in a form that can be readily accessed and understood by PASSL.

        15.3.2 During the Exit Phase, PASSL, OGCbuying.solutions or any Successor Operator shall have the right to reasonable access to the information which they are entitled to access as set out in Clause 15.3.1 at reasonable times and on reasonable notice subject to the parties' obligations pursuant to Clause 16 (Confidentiality).

15.4    COSTS

        15.4.1 The costs incurred in connection with the implementation of an Exit Plan (or the relevant elements of it) shall be dealt with in accordance with Clause 15.4.2 except where this Agreement is terminated by PASSL pursuant to Clause 14.2 or 14.3 or otherwise due to a breach of this Agreement by the Sub-Provider or (or to the extent that exit assistance relates to a replaced component) any component is replaced under Clause 4.4A.1 due to a breach of this Agreement by

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                the Sub-Provider, in which case the Sub-Provider shall perform its obligations under Clauses 15.2.1 and 15.2.2 entirely at its own cost and expense.

        15.4.2 Subject to Clause 15.4.1, to the extent that an Exit Plan can be implemented using existing resource already engaged in the provision of the Sub-Provider Services, each party shall bear its own costs in respect of the costs incurred in connection with such Exit Plan. Where the Sub-Provider necessarily incurs additional costs in the provision of assistance and services in accordance with an agreed Exit Plan this additional work will be chargeable according to the agreed day rates applicable to this Agreement.

15.5    TRANSFER OF ASSETS.

        PASSL may exercise any of the following options at any time during the Exit Phase (provided that where the Exit Phase relates to a replaced component only the rights included in this Clause 15.5 shall only be applicable to the extent that they relate to such replaced component):

        15.5.1 to purchase or to permit OGCbuying.solutions to purchase from the Sub-Provider at fair market value any Transferable Hardware which is owned by the Sub-Provider and exclusively used in connection with performing the Sub-Provider Services or the Prime Services;

        15.5.2 to obtain or permit OGCbuying.solutions to obtain from the Sub-Provider (where the Sub-Provider is reasonably able to do so) at PASSL or OGCbuying.solutions' cost an assignment, novation or sub-lease of all leases relating to Transferable Hardware which is exclusively used in connection with performing the Sub-Provider Services or the Prime Services;

        15.5.3 to obtain or to permit OGCbuying.solutions to obtain from the Sub-Provider at an agreed fair market value a perpetual, irrevocable, non-exclusive licence (with the right to sub-license and being transferable to OGCbuying.solutions) to exercise all Intellectual Property Rights in the object code in the Sub-Provider Software and in the Sub-Provider Training Materials throughout the United Kingdom in connection with or for the purposes of its use or exploitation in the provision of Prime Services to the Suppliers and Subscribing Buying Organisations (including for the avoidance of doubt Buying Organisations and suppliers which become Subscribing Buying Organisations and Suppliers following the commencement of the Exit Phase or the termination of this Agreement);

        15.5.4 to obtain or to permit OGCbuying.solutions to obtain from the Sub-Provider (where the Sub-Provider is reasonably able to do so) at PASSL or OGCbuying.solutions' cost an assignment, novation or sub-licence of all licences relating to any Third Party Software exclusively used in connection with performing the Sub-Provider Services in accordance with Schedule 14 to the Prime Agreement paragraph 1.4.2;

        15.5.5 to obtain or to permit OGCbuying.solutions to obtain from the Sub-Provider (where the Sub-Provider is reasonably able to do so) at OGCbuying.solutions' cost an assignment or novation of all sub-contracts or other agreements (other than those covered under Clauses 15.5.2, 15.5.3 and 15.5.4) which have been entered into by the Sub-Provider exclusively for the purpose of providing the Sub-Provider Services.

        If the parties are unable to agree on the terms on which any assets, licences or third party contracts are to be provided to PASSL or OGCbuying.solutions pursuant to this Clause 15.5 then the determination of that issue will be resolved by reference to the Dispute Resolution Procedure.

15.6    TRANSFER PROVISIONS

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        If a Transfer Event occurs, in respect of this Agreement or its termination the following provisions shall apply in connection with such transfer:

        15.6.1 the contract of employment of a Relevant Employee (save insofar as such contract relates to any occupational pension scheme to the extent that occupational pension schemes are excluded from the transfer by the Transfer Provisions, as qualified by any related pensions legislation, or if the Relevant Employee objects to the transfer pursuant to the Transfer Provisions) shall be transferred to the Transferee with effect from the Transfer Date, which shall be the "time of transfer" under the Transfer Provisions;

        15.6.2 If the Sub-Provider or any Affiliate or contractor or sub-contractor of the Sub-Provider engaged in the Services is the Transferor:

            (i) the Sub-Provider shall, and shall procure that any Relevant Employer that is a contractor or sub-contractor or Affiliate of the Sub-Provider in respect of the Sub-Provider Services shall, perform and discharge all its or their obligations as an employer in respect of all the Relevant Employees that are their employees for its or their own account up to and including the Transfer Date, including, without limitation, discharging all wages and salaries of the Relevant Employees, all employer's contributions to any relevant occupational pension scheme and all other costs and expenses related to their employment (including, without limitation, any taxation, employers' national insurance contributions, accrued holiday pay, accrued bonus, commission or other sums payable in respect of employment up to and including the Transfer Date) and all obligations to inform and consult with the Relevant Employees and/or their appropriate representatives pursuant to the Transfer Provisions and the Sub-Provider shall indemnify the Transferee and keep the Transferee indemnified against all Employment Liabilities arising from any failure to discharge such obligations, save to the extent that such Employment Liabilities arise from the Transferee's (which for the purposes of this sub-clause 15.6.2(i) shall not include the Sub-Provider or any contractor or sub-contractor or Affiliate of the Sub-Provider engaged in the Sub-Provider Services) failure to comply with its obligations under the Transfer Provisions, or any proposed or actual substantial change to a Relevant Employee's terms and conditions of employment or working conditions, proposed or made by the Transferee;

            (ii) the Sub-Provider shall indemnify the Successor Operator and/or PASSL and/or OGCbuying.solutions and keep the Successor Operator and/or PASSL and/or OGCbuying.solutions indemnified against all Employment Liabilities which relate to or arise out of any act or omission of the Sub-Provider or any Relevant Employer that is a contractor or sub-contractor or Affiliate of the Sub-Provider engaged in the Sub-Provider Services occurring prior to or on the Transfer Date which the Successor Operator and/or PASSL and/or OGCbuying.solutions incurs in relation to any terms and conditions of employment, contract of employment or collective agreement of the Relevant Employees ("TERMS AND CONDITIONS") or the termination of employment of any Relevant Employee, save to the extent that such Employment Liabilities arise from the Transferee's (which the purposes of this sub-clause 15.6.2(ii) shall not include the Sub-Provider or any contractor or sub-contractor or Affiliate of the Sub-Provider engaged in the Sub-Provider Services) failure to comply with its obligations under the Transfer Provisions or any proposed or actual substantial change to a Relevant Employee's terms and conditions or working conditions proposed or made by the Transferee; and;

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            (iii) PASSL shall indemnify the Sub-Provider and/or any contractor and/or subcontractor and/or Affiliate of the Sub-Provider and keep such persons indemnified against all Employment Liabilities in respect of any claim, action or demand by any person in respect of any proposed or actual substantial change to the terms and conditions of employment or working conditions of any Relevant Employee being made or proposed to be made to his detriment by PASSL or any contractor or subcontractor or Affiliate of the Sub-Provider.

        15.6.3 If PASSL or OGCbuying.solutions or any Affiliate or contractor or sub-contractor of PASSL is the Transferor:

                (i) PASSL shall, and shall procure that any Relevant Employer shall, perform and discharge all its or their obligations as an employer in respect of all the Relevant Employees that are their employees for its or their own account up to and including the Transfer Date, including, without limitation, discharging all wages and salaries of the Relevant Employees, all employer's contributions to any relevant occupational pension scheme and all other costs and expenses related to their employment (including, without limitation, any taxation, employers' national insurance contributions, accrued holiday pay, accrued bonus, commission or other sums payable in respect of employment up to and including the Transfer Date) and all obligations to inform and consult with the Relevant Employees and/or their appropriate representatives pursuant to the Transfer Provisions and PASSL shall indemnify the Transferee and keep the Transferee indemnified against all Employment Liabilities arising from any failure to discharge such obligations save to the extent that such Employment Liabilities arise from the Transferee's (which for the purposes of this sub-clause 15.6.3(i) shall not include PASSL or OGCbuying.solutions or any contractor or sub-contractor or Affiliate of PASSL engaged in the Prime Services other than the Sub-Provider) failure to comply with its obligations under the Transfer Provisions, or any proposed or actual substantial change to a Relevant Employee's terms and conditions of employment or working conditions proposed or made by the Sub-Provider or any contractor or subcontractor or Affiliate of the Sub-Provider;

                (ii) PASSL shall indemnify the Sub-Provider and/or any Affiliate or contractor or subcontractor of the Sub-Provider and keep the Sub-Provider and/or any Affiliate and/or contractor and/or subcontractor of the Sub-Provider indemnified against all Employment Liabilities which relate to or arise out of any act or omission of PASSL or any Relevant Employer occurring prior to or on the Transfer Date which the Sub- Provider or any contractor or subcontractor or Affiliate of the Sub-Provider incurs in relation to any terms and conditions of employment, contract of employment or collective agreement of the Relevant Employees ("TERMS AND CONDITIONS") or the termination of employment of any Relevant Employee, save to the extent that such Employment Liabilities arise from the Transferee's (which the purposes of this sub-clause 15.6.3(ii) shall not include PASSL or any contractor or sub-contractor of PASSL engaged in the Prime Services other than the Sub-Provider) failure to comply with its obligations under the Transfer Provisions, or any proposed or actual substantial change to a Relevant Employee's terms and conditions or working conditions proposed or made by the Sub-Provider or any contractor or subcontractor or Affiliate of the Sub-Provider; and

                (iii)   the Sub-Provider shall indemnify PASSL,
                        OGCbuying.solutions and any Successor Operator and keep PASSL, OGCbuying.solutions and any Successor Operator indemnified

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                        against all Employment Liabilities in respect of any
                        claim, action or demand by any person in respect of any proposed or actual substantial change to the terms and conditions of employment or working conditions of any Relevant Employee being made or proposed to be made to his detriment by the Sub-Provider or any contractor or subcontractor or Affiliate of the Sub-Provider.

15.7    DETAILS OF EMPLOYEES

        15.7.1 The Sub-Provider shall, and shall procure that any Relevant Employer that is a contractor or sub-contractor of the Sub-Provider in respect of the Sub-Provider Services shall, provide, to the Successor Operator at PASSL's Contract Manager's or PASSL's request, the information listed in Clause 15.7.2:

                (i) on receipt of a request by PASSL in anticipation of or following a Transfer Event; or

                (ii)    on termination or expiry of this Agreement.

        15.7.2 Pursuant to Clause 15.7.1 the Sub-Provider shall, subject to any restrictions imposed by law:

                (i) provide to the Successor Operator copies of all personnel and other records (excluding health records) relating to the employment of any Relevant Employee who becomes employed by the Successor Operator pursuant to the Transfer Provisions or, where such records are held in any electronic or electromagnetic form (including databases stored on computer tapes or discs), paper copies of those records; and

                (ii) deliver to the Successor Operator's medical officer or other medically qualified doctor notified by the Successor Operator to the Sub-Provider all records, documents and information connected directly or indirectly with the health of any Relevant Employee who becomes employed by the Successor Operator pursuant to the Transfer Provisions.

15.8    ADDITIONAL EMPLOYMENT PROVISIONS

        15.8.1 The Sub-Provider shall, if requested to do so by PASSL in writing:

                (i)     within six (6) months before the expiry of the term; or

                (ii) within ten (10) Business Days after notice of termination of this Agreement has been given,

                ensure that from the date when such request has been received by the Sub-Provider up to the date of expiry or termination of this
                Agreement:

                        (a) neither it nor any Relevant Employer that is a contractor or sub-contractor or Affiliate of the Sub-Provider in respect of the Sub-Provider Services shall dismiss, or remove from the provision of the Sub-Provider Services, any employee engaged wholly or mainly in provision of the Sub-Provider Services at that date, other than in accordance with section 98 of the Employment Rights Act 1996 and Part 1 and Part 3 of Schedule 2 of the Employment Act 2002 and/or more than twenty per cent of the total number of employees engaged wholly or mainly in provision of the Sub-Provider Services at that date by reason of redundancy as defined in Section 195 of TULCRA, without the prior written consent of PASSL;

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                        (b)     neither it nor any Relevant Employer that is a
                                contractor or sub-contractor or Affiliate of the Sub-Provider in respect of the Sub-Provider Services shall employ any additional person to work wholly or mainly in the provision of the Sub-Provider Services (except to fill an existing or subsequent vacancy), without the prior written consent of PASSL; and

                        (c) no material variation shall be made to the contracts of employment of any employee engaged wholly or mainly in the provision of the Sub-Provider Services, without the prior written consent of PASSL, such consent not to be unreasonably withheld or delayed;

                provided always that where PASSL's consent is required under this Clause 15.8 such consent shall not be unreasonably withheld or delayed.

        15.8.2 In Clause 15.6 the undertakings and indemnities given by the Sub-Provider to the Successor Operator and/or
                OGCbuying.solutions shall be given to PASSL for itself and as trustee for the Successor Operator and/or OGCbuying.solutions.

        15.8.3 Notwithstanding anything else to the contrary in this Agreement, where the Sub-Provider has given a warranty, undertaking or indemnity under Clauses 15.6 to 15.8 for the benefit of the Successor Operator and/or OGCbuying.solutions and/or the Transferee, any such warranty, undertaking or indemnity can be enforced by PASSL and/or OGCbuying.solutions and/or the Successor Operator against the Sub-Provider.

        15.8.4 For the purposes of Clause 15.6 PASSL shall be entitled to claim any Employment Liabilities of the Successor Operator or OGCbuying.solutions where PASSL has indemnified the Successor Operator or OGCbuying.solutions in respect of such Employment Liabilities in substantially the same form and covering substantially the same scope as the indemnity in Clause 15.6 and the Successor Operator or OGCbuying..solutions sues PASSL under such indemnity rather than suing the Sub-Provider pursuant to Clause 15.6.

        15.8.5 The Sub-Provider shall ensure that any sub-contract entered into by the Sub-Provider to procure provision of all or any of the Sub-Provider Services to PASSL shall contain equivalent provisions to Clauses 15.6 to 15.8 inclusive and shall not enter into any sub-contract which does not contain equivalent provisions without PASSL's prior written consent.

        15.8.6 Notwithstanding anything to the contrary in this Agreement, Clauses 15.6 to 15.8 shall survive termination of this Agreement.

        15.8.7 In the event that PASSL has the right to terminate this Agreement under Clause 14.2, Clause 14.3.1, or Clause 14.3.2 of this Agreement and/or this Agreement terminates under Clause 14.5, the Sub-Provider shall use its reasonable endeavours to ensure that such Key Personnel as are requested by PASSL are made available to PASSL and/or OGCbuying.solutions for the continued provision of services corresponding to the Sub-Provider Services by PASSL, OGCbuying.solutions or a Successor Operator after termination and at the cost of PASSL.

15.9    CONDUCT OF CLAIMS

        If one party (the "CLAIMING PARTY") becomes aware of any matter that may give rise to a claim by that party against the other under an indemnity given under this Agreement, the following provisions shall apply:

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        15.9.1  the Claiming Party shall give notice of any such matter or claim as soon as reasonably practicable to the other party and in any event within five Business Days of becoming aware of such matter or claim.

        15.9.2  the Claiming Party agrees that:

                (i) no admissions of liability shall be made by or on behalf of the Claiming Party;

                (ii) control of the defence and/or settlement of the claim shall be carried out, subject to the provisions of the Revenue Sharing Agreement, following reasonable discussion between the Claiming Party and the other party unless the Claiming Party fails to make itself available for such discussion in such time as to ensure that such discussions does not prejudice the other party's ability to defend the claim within any applicable timetable. However, except where the Revenue Sharing Agreement provides otherwise, the final decision on any matter concerning the conduct of the claim or its settlement shall be made by the other party.

        15.9.3 the Claiming Party shall give all reasonable assistance to the other party, subject to the payment of reasonable costs and expenses in connection with the claim, including, subject to any restrictions imposed by law, giving access to relevant personnel and information held by the Claiming Party.

        15.9.4 The provisions of this Clause 15.9 shall apply to the conduct of any claim in respect of any indemnity provided pursuant to this Agreement and the relevant indemnity shall not apply to any loss to the extent it is caused by failure of the Claiming Party to comply with this Clause 15.9.

16      CONFIDENTIALITY

16.1    ACKNOWLEDGEMENT

        16.1.1 Each party acknowledges that, in performing its obligations under this Agreement, it may acquire Confidential Information of the other party.

        16.1.2 The Receiving Party acknowledges that the Confidential Information includes information of the Disclosing Party or its customers which is strategic, commercially sensitive or valuable and will cause serious damage and loss to the Disclosing Party if it is improperly disclosed or used.

        16.1.3 Subject to Clause 16.5, the Receiving Party must keep the Confidential Information of the Disclosing Party secret and confidential and must not disclose any part of the Confidential Information to any person other than to those of its employees or sub-contractors who require access to the Confidential Information in order to perform its obligations or exercise its rights under this Agreement, and then only on a confidential basis with the prior approval of the Disclosing Party.

        16.1.4 Where the Receiving Party discloses Confidential Information of the Disclosing Party to a sub-contractor it shall, at the Disclosing Party's request, ensure that the sub-contractor enters into a confidentiality agreement with the Receiving Party on substantially the same terms as this Clause 16.

        16.1.5 Where PASSL or OGCbuying.solutions is entitled to disclose Confidential Information of the Sub-Provider to a Successor Operator pursuant to the terms of this Agreement (including Source Code pursuant to the Escrow Agreement entered into pursuant to Clause 12.5), then such disclosure shall be on terms of confidentiality no less onerous than those set out in this Clause 16.

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16.2    NO USE OF CONFIDENTIAL INFORMATION

        16.2.1 Subject to Clause 16.5, the Receiving Party must not, and must ensure that none of its employees or sub-contractors will, use Confidential Information except in connection with the performance of its obligations or exercise of its rights under this Agreement.

        16.2.2 The Receiving Party is liable to the Disclosing Party for any misuse of Confidential Information by its employees or sub-contractors.

        16.2.3 The Sub-Provider must ensure that, prior to removing any Hardware or other equipment (including legacy equipment) from the Central Site, it notifies PASSL of such planned removal and that data of OGCbuying.solutions and OGCbuying.solutions Confidential Information is, at PASSL's request, permanently deleted from that Hardware or equipment. The Sub-Provider shall not undertake any such removal unless PASSL has confirmed whether or not such permanent deletion is required.

16.3    PERIOD OF OBLIGATIONS

        Notwithstanding termination of this Agreement, the Receiving Party's obligations under this Clause 16 continue with respect to any part of the Confidential Information until that part passes into the public domain, other than directly or indirectly as a result of, or in connection with, any act or default of the Receiving Party or any of its employees.

16.4    EFFECT OF TERMINATION

        On termination of this Agreement for any reason whatsoever the Receiving Party must, subject to Clause 16.5:

        16.4.1 supply to the Disclosing Party, delete or destroy all documents, reports, notes, memoranda, computer media and other material which record or contain the Disclosing Party's Confidential Information (including all copies of them) which are in the Receiving Party's possession, custody or control, whether made by OGCbuying.solutions, PASSL, the Sub-Provider or otherwise;

        16.4.2 on request of the Disclosing Party delete entirely and permanently all of the Disclosing Party's Confidential Information from every computer disk or electronic storage facility of any type owned or used by the Receiving Party; and

        16.4.3 cease to make use of, and make no further disclosure of, the Disclosing Party's Confidential Information or any part of it,

        and must confirm in writing promptly when it has complied with these obligations.

16.5    EXCEPTIONS

        This Clause 16 shall not apply to:

        16.5.1 any information which is, or becomes generally available to, the public other than as a result of a breach of this Clause 16;

        16.5.2 any information which is acquired from a third party who owes no obligation of confidence to the Disclosing Party in respect of that information, where the use or disclosure accords with rights lawfully granted by that third party;

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        16.5.3  any information which is independently developed by the
                Receiving Party without the use of the Confidential Information;

        16.5.4 the disclosure of any information which the Receiving Party is required by law or any competent regulatory or taxation authority to disclose, provided always that the Receiving Party shall, to the extent reasonably possible whilst complying with the relevant law or regulation, have notified the Disclosing Party of such requirement prior to any such disclosure and provided the Disclosing Party with a reasonable opportunity to contend the requirement to disclose the information or to limit the extent of the disclosure;

        16.5.5 any information which is already known by the Receiving Party at the time of its receipt (as evidenced by its written records); or

        16.5.6 any information which PASSL provides to OGCbuying.solutions or Buying Organisations in connection with the Prime Agreement or any Service Provision Agreement provided that PASSL uses reasonable endeavours to procure that such disclosure is on terms the same as or substantially similar to those included in the Prime Agreement and Service Provision Agreement (where such Buying Organisation enters into a Service Provision Agreement);

        16.5.7 any information disclosed by OGCbuying.solutions or Buying Organisations in connection with the Freedom of Information Act 2000.

17      NON-SOLICITATION

17.1    OBLIGATION

        Except as expressly permitted by this Agreement, neither party shall (other than in circumstances where this Agreement is terminated and PASSL is entitled to a release of or access to the Source Code pursuant to Clause 12.2.2) without the written consent of the other party (such consent not to be unreasonably withheld or delayed):

        17.1.1 at any time during the term of this Agreement, or for one year after termination of this Agreement, solicit or endeavour to entice away from or discourage from being employed or hired by the other party any person who is at that time or was at any time in the previous six (6) months an employee, consultant or secondee of the other party engaged wholly or primarily in the provision of the Zanzibar System or the Sub-Provider Services or Prime Services, the management of the relationship with the other party or the marketing, promotion, development, implementation or adoption of the Zanzibar System; and

        17.1.2 at any time during the term of this Agreement, or for one year after termination of this Agreement, employ or attempt to employ or hire or attempt to hire the services of as a consultant or otherwise any person who is at that time or was at any time in the previous six (6) months an employee, consultant or secondee of other party engaged wholly or primarily in the provision of the Zanzibar System or the Sub-Provider Services or Prime Services or the marketing, promotion, development, implementation or adoption of the Zanzibar System.

        The restrictions set out in Clauses 17.1.1 and 17.1.2 shall not apply to applications received in response to a public advertisement or to the employment of any Relevant Employee pursuant to the Transfer Provisions.

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17.2    CONSTRUCTION OF CLAUSE

        Each of Clauses 17.1.1 and 17.1.2 will be taken to constitute a separate obligation and will be construed independently of each other.

18      ASSIGNMENT AND SUB-CONTRACTING

18.1    ASSIGNMENT OR NOVATION

        18.1.1 Subject to Clause 18.1.2, neither party shall be entitled to and each party shall not assign, novate or otherwise transfer this Agreement, in whole or in part, without the other party's prior written consent (such consent not to be unreasonably withheld or delayed).

        18.1.2 In the event of a termination of the Prime Agreement, PASSL shall be entitled where OGCbuying.solutions requires it to do
                so) to require the Sub-Provider to accept a novation or assignment of the rights and future obligations of PASSL under this Agreement and the Service Provision Sub-Agreements to a third party. The Sub-Provider shall, at its own expense, execute all such documents as are necessary to give effect to such a novation or assignment.

18.2    SUB-CONTRACTING

        18.2.1 The Sub-Provider must not, without PASSL's prior written consent (such consent not to be unreasonably withheld or delayed), sub-contract any of its rights and obligations under this Agreement, the Service Provision Sub-Agreements or in connection with the Supplier Agreement.

        18.2.2 PASSL's consent to any such sub-contracting will not relieve the Sub-Provider of its obligations to PASSL under this Agreement, any Service Provision Sub-Agreement or in connection with the Supplier Agreement and the Sub-Provider shall be fully responsible to PASSL for the acts or omissions of its contractors and their employees.

        18.2.3 For the purposes of Clause 18.2.1, sub-contractors shall not include individual contract staff whether hired on an individual basis or through an agency where the Sub-Provider exercises direction and control over the work of such contract staff. PASSL's consent is not required in relation to the Sub-Provider hiring such contract staff, provided that the Sub-Provider shall remain liable to PASSL in respect of such contract staff.

        18.2.4  If PASSL at any time reasonably considers that:

                (i) a sub-contractor's performance of its obligations is unsatisfactory; or

                (ii) the relationship between PASSL and the sub-contractor is adversely affecting the relationship between PASSL and the Sub-Provider;

                then PASSL may require the parties to meet to discuss PASSL's concerns. If PASSL is not satisfied (in its sole and absolute discretion) with the result of that meeting then it may, at any time thereafter, by notice request the Sub-Provider to terminate the Sub-Provider's contract with the sub-contractor and any dispute as to whether such contract should be terminated will be referred to the Dispute Resolution Procedure.

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19      INSURANCE

19.1    TYPES OF INSURANCE

        19.1.1 Without limiting the Sub-Provider's obligations under this Agreement and subject to Clause 19.3, the Sub-Provider shall:

                (i) have in force and maintain with a reputable insurance company for the term of this Agreement the insurance stated in Schedule 15;

                (ii) (subject to Clause 19.1.2) increase such insurance in line with Schedule 15, such that the increased insurance is in place from the beginning of the Month following the Month in which the event specified in Schedule 15 as giving rise to the obligation to increase such insurance (INSURANCE EVENT") occurred (and thereafter have in force and maintain such insurance in accordance with Clause 19.1.1(i)).

        19.1.2 Notwithstanding Clause 19.1.1(ii) the Sub-Provider shall not be obliged to increase its insurance pursuant to Clause 19.1.1(ii) unless and until it is receiving Revenue Share derived from Annual Subscription Charges (as defined in Schedule 4 to the Prime Agreement) and, in the event that an Insurance Event occurs prior to such receipt of Revenue Share by the Sub-Provider, the obligation to have such increased insurance in place will apply from the Month following the Sub-Provider's receipt of such Revenue Share.

        19.1.3 Notwithstanding Clause 19.1.1(ii) or Clause 19.3, the Sub-Provider shall not be obliged to increase solely that element of its insurance coverage which relates to claims for the infringement of Intellectual Property Rights ("IPR Claims Insurance") if that increased coverage is not available to the Sub-Provider in the insurance market at commercially reasonable rates, provided that the Sub-Provider:

                (i) gives notice to PASSL that such IPR Claims Insurance is not available in accordance with this Clause 19.1.3 at commercially reasonable rates, giving all such details as PASSL may reasonably request;

                (ii) reimburses PASSL to the extent that PASSL takes out additional insurance to cover the lack of an increase in such IPR Claims Insurance of the Sub-Provider and the costs of such insurance taken out by PASSL are at commercially reasonable rates.

                For the avoidance of doubt, this Clause 19.1.3 shall not affect any obligation of the Sub-Provider to increase its professional indemnity insurance generally, including errors and omissions coverage.

19.2    EVIDENCE

        On request by PASSL the Sub-Provider must produce to PASSL reasonable evidence that the Sub-Provider has complied with and continues to comply with its obligations under this Clause 19 including a broker's letter in a form satisfactory to PASSL confirming the extent of the Sub-Provider's insurance and copies of the relevant insurance policies. On the renewal of each insurance policy, the Sub-Provider shall send a copy of each policy as renewed such that the Sub-Provider continues to comply with its obligations under this Clause 19 together with a copy of the premium receipt to PASSL for each such renewed policy or other appropriate evidence that payment has been made.

19.3    REVIEW OF INSURANCE

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        PASSL shall be entitled to review the level of the Sub-Provider's insurance required under this Agreement every 12 months from the Commencement Date based on the scope of the Sub-Provider Services, any increase in the Sub-Provider's liability under Clause 10 and any increase in the number of Service Provision Agreements executed by PASSL. PASSL may (subject to Clause 19.1.3) reasonably require the Sub-Provider to increase the insurance it has in place if the level of the Sub-Provider's potential liability or the number of Service Provision Agreements executed by the Sub-Provider has increased such that the Sub-Provider's existing insurance is no longer sufficient in the reasonable view of PASSL. PASSL may reasonably require the Sub-Provider to amend its insurance policies if the scope of the Sub-Provider Services has changed such that the policy wording (including any exclusions from or conditions on the relevant insurance coverage) is no longer appropriate in the reasonable view of PASSL. The Sub-Provider shall promptly (and in any event within 30 days or a request by PASSL under this Clause 19.3) take out, have in force and maintain (subject to this Clause 19.3) with a reputable insurance company for the term of this Agreement such additional or amended insurance as is required under this Clause 19.3.

19.4    FAILURE TO MAINTAIN INSURANCE

        In the event the Sub-Provider fails to take out or maintain any of the insurance policies or amended insurance policies required pursuant to this Clause 19, PASSL may itself provide or arrange such insurance and may charge the cost of such insurance, together with an administration charge of 10% of such cost, to the Sub-Provider either by way of deduction from the Sub-Provider's Revenue Share or by recovering the same as a debt due to PASSL from the Sub-Provider.

19.5    CONTINUANCE OF OBLIGATION

        Without prejudice to any of the Sub-Provider's obligations at law, the Sub-Provider's obligations under this Clause 19 shall continue for the term of this Agreement and for the period of six (6) years following the termination of this Agreement

20      FORCE MAJEURE

20.1    FORCE MAJEURE EVENTS

        No party shall be liable to any other for any failure to fulfil its duties hereunder if and to the extent that such failure results from a Force Majeure Event, provided that the party unable to fulfil its duties pursuant to this Clause 20 (the "AFFECTED PARTY") shall:

        20.1.1 give written notice to the other party to this Agreement (the "OTHER PARTY") as soon as reasonably practicable upon becoming aware of the Force Majeure Event, such notice to contain the following information:

                (i) a description of the Force Majeure Event that has occurred;

                (ii) the date from which the event has prevented or hindered the Affected Party in the performance of its duties hereunder;

                (iii)   the duties hereunder so affected; and

                (iv) its best estimate of the date upon which it will be able to resume performance of the affected duties hereunder; and

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        20.1.2  shall at all times continue to take steps in accordance with
                Good Industry Practice to resume full performance of its obligations under this Agreement; and

        20.1.3 shall at all times use all reasonable endeavours to mitigate the consequences of the Force Majeure Event,

        and the relief from liability under this Clause 20 shall last for the duration of the Force Majeure Event only.

20.2    CONTINGENCY PLANS

        Notwithstanding the generality of Clause 20.1, the Sub-Provider shall not be able to rely on Clause 20.1 to the extent the failure results from a failure to provide and implement the Contingency Plans in accordance with this Agreement.

20.3    FINANCIAL CONSEQUENCES

        Notwithstanding any other provision of this Agreement, where the provision of the Sub-Provider Services is prevented or materially affected by a Force Majeure Event, then the Sub-Provider's recovery of Revenue Share under the Revenue Sharing Agreement shall be suspended until the Sub-Provider resumes full performance of that Sub-Provider Services or part thereof in accordance with this Agreement.

20.4    TERMINATION

        If an Affected Party is excused under this Clause 20 from the performance of any material obligation under this Agreement and, such excusing of the Affected Party has a material adverse impact on the provision of the Sub-Provider Services for a continuous period of 60 days, then the Other Party may at any time thereafter, and provided performance or punctual performance by the Affected Party is still excused, terminate this Agreement by notice to the Affected Party where the provision of the Sub-Provider Services is substantially impaired.

21      GENERAL

21.1    NOTICES

        21.1.1 Any communication or notice given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or sent by first-class registered or recorded delivery post within the United Kingdom or by registered airmail post outside the United Kingdom to the address of the relevant party as follows or to any other address as any party may notify for the purposes of this Clause:

                (i)     in the case of PASSL:

                        PA Shared Services Limited

                        123 Buckingham Palace Road

                        London SW1W 9SR

                        Copied to the Senior Legal Advisor, PA Group

                (ii)    in the case of the Sub-Provider:

                        Elcom Systems Limited

                        3-5 Horndean Road

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                        Bracknell

                        Berkshire RG21 0XQ

        21.1.2 Any communication or notice pursuant to Clause 21.1.1 shall be deemed to have been received and served:

                (i)     if hand-delivered, at the time of delivery;

                (ii) if sent by facsimile, at the completion of transmission during business hours at its destination or if not within business hours at the opening of business hours at its destination on the next Business Day and on:

                        (a) proof by the sender that it holds a printed record confirming dispatch of the transmitted notice to the addressee; and

                        (b) dispatch of the notice by post in accordance with Clause 21.1.1 on the same day as its transmission; and

                (iii) if sent by post, within forty-eight (48) hours of posting (exclusive of the hours of Sunday).

        21.1.3  For the purpose of Clause 21.1.2 "business hours" means between
                09.00 and 17.30 on a Business Day.

21.2    ENTIRE AGREEMENT

        This Agreement and the Data Processor Agreement constitute the entire agreement between the parties with respect to its subject matter and (to the extent permissible by law) supersede all prior representations, writings, negotiations or understandings with respect to that subject matter, provided that neither party is attempting to exclude any liability for fraudulent statements (including fraudulent pre-contractual misrepresentations on which the other party can be shown to have relied).

21.3    AMENDMENT

        No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected. For the avoidance of doubt, an amendment to the Revenue Sharing Agreement shall not effect an automatic variation to this Agreement unless such variation to this Agreement has been specifically agreed by the parties in writing in accordance with this Clause 21.3.

21.4    WAIVER

        No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

21.5    REMEDIES CUMULATIVE

        Except where this Agreement provides otherwise, the rights, powers and remedies provided to the parties in this Agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law or equity or by any agreement between the parties.

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21.6  INDEPENDENT CONTRACTOR

      21.6.1 This Agreement does not set up or create an employer/employee relationship, partnership of any kind, an association or trust between the parties, each party being individually responsible only for its obligations as set out in this Agreement and in addition the parties agree that their relationship is one of independent contractors. Save to the extent to which a party is specifically authorised in writing in advance by the other party, neither party is authorised or empowered to act as agent for the other for any purpose and neither party shall on behalf of the other enter into any contract, warranty or representation as to any matter. Neither party will be bound by the acts or conduct of the other, save for acts or conduct which the first party specifically authorises in writing in advance.

      21.6.2 The Sub-Provider is, and shall ensure that its permitted sub-contractors shall be, responsible for all liability whatever, whether arising at common law or by virtue of any statute, relating to worker's compensation or employer's liability in respect of its employees.

21.7  COUNTERPARTS

      This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

21.8  INVALIDITY

      If any provision in or any part of this Agreement shall be found to be illegal or unenforceable under any enactment or rule of law then that provision or part shall to that extent be deemed not to form part of this Agreement and the remaining provisions shall continue in full force and effect.

21.9  COSTS

      Except as stated otherwise in this Agreement, each party shall bear its own costs arising out of the negotiation, preparation and execution of this Agreement.

21.10 FURTHER ASSURANCES

      Each party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

21.11 THIRD PARTY RIGHTS

      The Contracts (Rights of Third Parties) Act 1999 shall apply to the following provisions of this Agreement which benefit or grant rights to OGCbuying.solutions, a Successor Operator or Transferee or a contractor, subcontractor or Affiliate of PASSL: Clauses 3.1.2(iv) (including the provisions of each Service Provision Sub-Agreement corresponding to clause 23 of the relevant Service Provision Agreement) and 15.8.3. Such provisions shall be enforceable by OGCbuying.solutions, the Successor Operator or Transferee or the contractor, subcontractor or Affiliate of PASSL as appropriate in each case as though it were party to this Agreement. Notwithstanding the foregoing, PASSL and the Sub-Provider shall be entitled to vary this Agreement in accordance with Clause 21.3 and to terminate this Agreement in accordance with its terms without the consent of OGCbuying.solutions, a Successor Operator or Transferee or any contractor, subcontractor or Affiliates of PASSL.

      Except in the case of Affiliates of PASSL, this contract does not otherwise create any rights in any other entities for the purposes of the Contracts (Rights of Third Parties) Act 1999 and no third party shall otherwise have any rights under this Agreement. Affiliates of PASSL may enforce any term of this

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      Agreement which expressly or by implication confers a benefit upon them provided that the parties shall be entitled to vary or terminate this Agreement without the consent of any such Affiliate.

21.12 GOVERNING LAW

      The construction, validity and performance of this Agreement and the transactions contemplated by it shall be governed by the laws of England and, each party submits to the exclusive jurisdiction of the English courts.


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IN WITNESS WHEREOF THIS AGREEMENT HAS BEEN EXECUTED THE DAY AND YEAR FIRST
WRITTEN ABOVE.

Final execution

SIGNED for and on behalf of PA SHARED )
SERVICES LIMITED by:                  )
Veera Johnson                         )     /s/ Veera Johnson
------------------------------        )     -----------------------------
Print Name and Title

SIGNED for and on behalf of ELCOM     )
SYSTEMS LIMITED by:                   )
Robert J. Crowell                     )     /s/ Robert J. Crowell
------------------------------        )     -----------------------------
Print Name and Title

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                                   SCHEDULE 1

                         DEFINITIONS AND INTERPRETATION

1     DEFINITIONS

      The following definitions apply unless the context requires otherwise:

      "@UK" means the sub-contractor of PASSL described as such in Schedule 13 to the Prime Agreement;

      "ACCEPTANCE" means the date on which OGCbuying.solutions notifies PASSL that the relevant Stage has been accepted or the date on which the relevant Stage is deemed accepted in either case in accordance with the Prime Agreement;

      "ACCEPTANCE CRITERIA" means the specific reasonable and objective criteria agreed in advance in accordance with Schedule 5 to the Prime Agreement (Acceptance) by PASSL and OGCbuying.solutions, which OGCbuying.solutions shall use to determine the extent to which each Stage complies with the Specification applicable to that Stage set out in Schedule 2 to the Prime Agreement and the terms of the Prime Agreement;

      "ACCEPTANCE TESTS" means the acceptance tests agreed in writing between PASSL and OGCbuying.solutions in accordance with Schedule 5 to the Prime Agreement (Acceptance) for the purpose of testing each Stage against the Specification and the Acceptance Criteria applicable to that Stage;

      "ADDITIONAL SERVICES" means such services as may be added from time to time to the scope or extent of the Prime Services under any Service Provision Agreement or the Prime Agreement pursuant to the terms of such Service Provision Agreement or the Prime Agreement;

      "ADDITIONAL SERVICE ORDER" means an agreement to provide Additional Services pursuant to the Prime Agreement or a Service Provision Agreement;

      "AFFILIATE" means in relation to a company, any holding company, subsidiary, subsidiary undertaking or fellow subsidiary or subsidiary undertaking or any other subsidiaries or subsidiary undertakings of any such holding company. For the purposes of this definition the words "subsidiary" and "holding company" shall have the same meaning as in the Companies Act 1985;

      "BUSINESS DAY" means Monday to Friday excluding any bank or public holidays in the United Kingdom;

      "BUYING ORGANISATION" means any government department, agency or wider public sector body in the United Kingdom;

      "BUYING ORGANISATION SYSTEMS" means the software, computers, computer terminals, computer peripherals, communications equipment and all other computer equipment which are operated by or on behalf of any Subscribing Buying Organisation from time to time;

      "BUYING ORGANISATION USERS" means the employees and other personnel (including agents and sub-contractors) of any Subscribing Buying Organisation authorised in accordance with the Service Provision Agreement to use the Zanzibar System;

      "CCN" has the meaning ascribed to that term by Schedule 11;

      "CENTRAL SITE" means the place where the Zanzibar System is hosted which as at the Commencement Date is that specified in Schedule 7 to the Prime Agreement Part D;

      "CHANGE" has the meaning ascribed to that term by Clause 8.4;

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      "CHANGE CONTROL PROCEDURE" means the change control procedure stated in
      Schedule 11;

      "CHANGE IN LAW" means the coming into effect or repeal (without re-enactment or consolidation) in England and Wales of any Law, or any judgment of a relevant court of law which changes binding precedent in England and Wales in each case after the date of this Agreement;

      "CHANGE OF CONTROL" means, in relation to a party, where a person (or persons acting in concert) acquires or agrees to acquire direct or indirect control of (1) the material affairs of that party, (2) 50% or more of the total voting rights conferred by all the issued shares in the capital of that party which are ordinarily exercisable in general meeting or (3) the composition of the main board of directors of that party. For these purposes "PERSONS ACTING IN CONCERT", in relation to a party, means persons who actively co-operate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating control of the things referred to above;

      "COMMENCEMENT DATE" means the date of this Agreement;

      "CONFIDENTIAL INFORMATION" means PASSL Confidential Information or the Sub-Provider Confidential Information as appropriate;

      "CONTINGENCY PLANS" means the plans setting out the provisions and procedures for the recovery of the Sub-Provider Systems and the Sub-Provider Services in the event of a disaster (being a major event that significantly impacts the normal operation of the Prime Services or the use of the Zanzibar System by the End Users). The Contingency Plans shall reflect the requirements for service continuity and disaster recovery set out in Schedule 6;

      "CONTRACT MANAGEMENT TEAM" means the contract management team created by OGCbuying.solutions as specified in Paragraphs 12 to 15 of Schedule 22 to the Prime Agreement;

      "CONTRACT MANAGER" means in relation to a party, the person appointed by that party under Clause 8.1 to manage that party's relationship with the other party in connection with this Agreement. The Contract Manager of each party as at the date of this Agreement is stated in Schedule 2. Changes to the identity of Contract Manager shall be notified by the relevant party to the other party by written notice;

      "CONTRACT YEAR" means the period of 12 months from the Service Commencement Date and each successive period of 12 months;

      "CORE HOURS" means 08:00 to 18:00 in the United Kingdom on Business Days;

      "CRITICAL SERVICE LEVEL DEFAULT EVENT" has the meaning set out in the Service Provision Agreements;

      "CUSTOMER OBLIGATIONS" means the obligations of OGCbuying.solutions set out in the Prime Agreement (including those set out in Schedule 22 to the Prime Agreement);

      "CUSTOMER SATISFACTION QUESTIONNAIRE" means the customer satisfaction questionnaires to be used by the PASSL for the Satisfaction Reviews;

      "DATA PROCESSOR AGREEMENT" means the agreement between PASSL, the Sub-Provider and elcom, inc.;

      "DATA PROTECTION DIRECTIVES" means the European Union Directive entitled "Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data", the European Union Directive entitled "Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 concerning

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      the processing of personal data and the protection of privacy in the electronic communications sector" and any future European Union Directives relating to data protection;

      "DATA PROTECTION LEGISLATION" means any legislation in force from time to time which implements the Data Protection Directives and is applicable to the provision of the Sub-Provider Services pursuant to this Agreement;

      "DEBTOR" has the meaning set out in Clause 5.4;

      "DELIVERABLES" means the deliverables (if any) set out in Schedule 2 together with any further deliverables agreed between the parties from time to time via the Change Control Procedure;

      "DEVELOPMENT FUND" means the fund set up and operated in accordance with
      Schedule 4 to the Prime Agreement;

      "DISCLOSING PARTY" means PASSL in relation to the disclosure of PASSL Confidential Information and the Sub-Provider in relation to the disclosure of the Sub-Provider Confidential Information;

      "DISCOUNT AMOUNTS" means the amount by which PASSL agrees to reduce the annual subscription fees payable under the Service Provision Agreements in accordance with the mechanism set out in Schedule 4 to the Prime Agreement;

      "DISPUTE RESOLUTION PROCEDURE" means the applicable procedure for the resolution of disputes between the parties as described in Clause 8.5;

      "DRAFT EXIT PLAN" has the meaning set out in Schedule 2;

      "ELCOM, INC." means elcom, inc., a Delaware corporation whose principal place of business is at 10 Oceana Way, Norwood, MA02062;

      "EMPLOYMENT LIABILITIES" means any and all losses, liabilities (including, without limitation, any taxation), costs (including reasonable legal costs and disbursements), charges, expenses, damages, compensation or award arising out of or connected with employment or the employment relationship, or termination of employment, or termination of the employment relationship;

      "END USER" means an individual, including, without limitation, an employee, customer or supplier of OGCbuying.solutions, Buying Organisation Users or Supplier Users, who uses the Zanzibar System or any part of the Zanzibar System;

      "EPROCUREMENT SOLUTIONS TOOLKIT" means the suite of e-procurement services offered by OGCbuying.solutions to Buying Organisations and suppliers to Buying Organisations from time to time;

      "EPS CONTRACT" means the Prime Contractor Agreement dated 5th November 2001 and made between Cap Gemini Ernst & Young UK plc (now Capgemini UK
      Plc) ("Capgemini") and the Sub-Provider strictly in connection with the Principal Agreement dated 5th November 2001 between The Scottish Ministers and Capgemini;

      "ESCROW AGREEMENT" has the meaning as defined in Clause 12.7;

      "ESCROW RELEVANT CHANGE OF CONTROL" means a Change of Control giving rise to the right of PASSL to terminate this Agreement under Clause 14.4.1;

      "ERP" means enterprise resource planning;

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      "EURO" means the single European currency unit established by all Member
      States of the European Union or any of them;

      "EXCUSING CAUSE" means for the purpose of this Agreement, one or more of the following:

      (a) an event directly attributable to a breach by OGCbuying.solutions of the Customer Obligations; or

      (b) an event directly attributable to OGCbuying.solutions' act or omission in performing any part of the Sub-Provider Services following OGCbuying.solutions' exercise of step-in rights in respect of that part of the Sub-Provider Services pursuant to Clause 3.12;

      (c) a breach by the Sub-Provider which arises directly as a result of the Sub-Provider acting on the written express instructions of OGCbuying.solutions unless the Sub-Provider was negligent or acted other than in accordance with Good Industry Practice in following such instructions;

      "EXISTING SALES CONTRACTS" means the Sub-Provider's existing contracts with Buying Organisations and/or other third parties for the supply of systems, products or services which compete with the whole or a substantial part of the Zanzibar System, which contracts are as set out in
      Schedule 30;

      "EXIT PHASE" means:

      (a) in the event that this Agreement is continuing at the date notice of termination of the Prime Agreement is served or this Agreement is reinstated in accordance with Clause 15.2.1 following notice to terminate the Prime Agreement, the period from notice of termination of the Prime Agreement until the date of expiry of the Prime Agreement Exit Phase; or

      (b) in the event that this Agreement is terminated and the Prime Agreement is continuing, the period from notice of termination until the earlier of
      (i) the date the obligations under the Exit Plan have been fulfilled; or
      (ii) the date on which the Sub-Provider Services have been successfully migrated over to PASSL or a Successor Operator; or (iii) the date which is six months after the date on which the relevant termination was due to take effect;

      (c) in the event that this Agreement is continuing and the Prime Agreement is continuing, the period from notice of termination of a component under Clause 4.4A.2 until the earlier of (i) the date the obligations under the Exit Plan have been fulfilled; or (ii) the date on which such component has been successfully replaced and the associated Sub-Provider Services successfully migrated over to PASSL or a Successor Operator;

      "EXIT PLAN" means the document agreed between PASSL and the Sub-Provider in accordance with Schedule 2 describing the obligations of PASSL and the Sub-Provider to facilitate the orderly transfer of the Sub-Provider Services to PASSL or a Successor Operator or a contractor or sub-contractor of either of them or the orderly replacement of any component under Clause 4.4A.2 during any Exit Phase;

      "FORCE MAJEURE EVENT" means any event outside of the reasonable control of a party including:

      (a) strike, lock-out or any other industrial action or labour dispute (except those occurring in relation to the Sub-Provider's or its sub-contractors' own employees);

      (b) act of war (whether declared or undeclared), invasion, armed conflict, act of foreign enemy, blockade, embargo, revolution, riot, insurrection, civil commotion, sabotage, terrorism or the threat of sabotage or terrorism;

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      (c)   except to the extent that they constitute remedies or sanctions lawfully exercised by a competent government or administrative authority as a result of any breach by the Sub-Provider of any directive or any law in effect on the date of this Agreement, any act of state or other exercise of sovereign, judicial or executive prerogative by any competent government authority;

      (d) epidemic, plague, explosion, chemical or radioactive contamination or ionising radiation, lightning, earthquake, tempest, flooding, fire, cyclone, hurricane, typhoon, tidal wave, whirlwind, storm, volcanic eruption and other unusual and extreme adverse weather or environmental conditions or action of the elements, meteorites, collision or impact by any vehicle, vessel or aircraft or objects falling from aircraft or other aerial devices or the occurrence of pressure waves caused by aircraft or other aerial devices travelling at supersonic speed; or

      (e)   act of God;

      "GENERAL CHANGE IN LAW" means a Change in Law other than a Specific Change in Law;

      "GOOD INDUSTRY PRACTICE" means in relation to any undertaking and any circumstances, the exercise of that degree of skill, care, prudence and foresight which would reasonably be expected from a reasonably skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances;

      "GUARANTEE" means the deed of guarantee between PACSL and OGCbuying.solutions dated on or about the date of this Agreement;

      "HARDWARE" means the computers, computer terminals, computer peripherals, communications equipment, telecommunications links and all other computer equipment which are to be supplied by the Sub-Provider, or operated by or on behalf of the Sub-Provider, in providing the Sub-Provider Services or performing its obligations under this Agreement or the Service Provision Sub-Agreements or in connection with the Supplier Agreements, including (where applicable) those specified in Schedule 7 to the Prime Agreement Part A, but excluding PASSL Systems, OGCbuying.solutions Website, OGCbuying.solutions System and the Buying Organisation Systems;

      "IMPAQ" means the sub-contractor of PASSL described as such in Schedule 13 to the Prime Agreement;

      "INDEMNIFIED" has the meaning defined in Clause 9.3.5(i);

      "INDEMNIFIER" has the meaning defined in Clause 9.3.5(iii);

      "INTELLECTUAL PROPERTY RIGHTS" means patents, trade marks, copyright, typography rights, database rights (including rights of extraction), registered designs and unregistered design rights, domain names, trade secrets and the right to keep information confidential, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of them which may subsist anywhere in the world, whether or not any of them are registered and including applications for registration of any of them;

      "KEY PERSONNEL" means those individuals listed as such in Schedule 2;

      "LAW" means:

      (a) any applicable statute or proclamation or any delegated or subordinate law;

      (b) any enforceable community right within the meaning of section 2(1) European Communities Act 1972;

      (c) any applicable guidance, direction or determination with which the Sub-Provider Services are or the Zanzibar System is bound to comply; and

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      (d)   any applicable judgment of a relevant court of law which is a binding precedent in England and Wales;

      in each case in force in England and Wales;

      "LIVE ENVIRONMENT" means an operational or production environment in which a system or software (or a discrete part of such system or software) is available for the processing of live business transactions or is otherwise in live use;

      "LONG STOP DATE" means:

      (a)   in relation to Stage 1, 180 days from the Commencement Date;

      (b) in relation to Stage 2, 180 days from the date on which the Stage 2 Development Criteria are achieved; or

      (c) in relation to Stage 3, 180 days from the date on which the Stage 3 Development Criteria are achieved;

      (as applicable);

      "LOSSES" means any and all losses, damages, costs, expenses (including reasonable legal fees) and other liabilities (of whatever nature and howsoever arising) whether foreseeable or not and whether quantifiable or not.

      "MANAGEMENT BOARD" means the management board specified in Paragraph 4 of
      Schedule 22 to the Prime Agreement;

      "MANAGEMENT INFORMATION" means information collected from the Zanzibar System including any Sub-Provider System which relates to transactions processed through the Zanzibar System or data which has been imported into the Zanzibar System from Buying Organisation Systems to be used for the analysis of spending trends that PASSL is obliged to make available to individual Subscribing Buying Organisations in accordance with the terms of the Service Provision Agreements or Supplier Agreements;

      "MONTH" means a calendar month;

      "MONTHLY REPORT" means the reports set out in Schedule 2;

      "OGC" means The Office of Government Commerce;

      "OGCBUYING.SOLUTIONS AUDITORS" has the meaning set out in Clause 7.2;

      "OGCBUYING.SOLUTIONS FEE" means the amount payable to OGCbuying.solutions as specified in, and in accordance with, Schedule 4 to the Prime Agreement.

      "OGCBUYING.SOLUTIONS MARKS" means the brands, logos, trade marks (whether registered or unregistered), domain names and other marks which are listed in Schedule 3 to the Prime Agreement or otherwise agreed between PASSL and OGCbuying.solutions in writing;

      "OGCBUYING.SOLUTIONS SYSTEM" means the IT system used by OGCbuying.solutions to perform its business and to access the Prime Services comprising of hardware, software and other computer and communications equipment;

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      "OGCBUYING.SOLUTIONS WEBSITE" means the website operated by
      OGCbuying.solutions and having such URL as PASSL may notify to the Sub-Provider from time to time in writing through which End Users can gain access to the OGCbuying.solutions Website;

      "OPEN SOURCE SOFTWARE" means software whose source code is published and made available to the public, enabling anyone to copy, modify and redistribute that source code on the terms of the applicable open source software licence;

      "OPERATIONS MANUAL" means the document describing the procedures to apply in respect of the provision of the Sub-Provider Services;

      "OTHER MATERIAL SUB-PROVIDERS" means @UK, IMPAQ and PACSL;

      "PASSL CONFIDENTIAL INFORMATION" means all information which is marked as confidential or which by its nature would be deemed to be confidential relating to PASSL, OGCbuying.solutions, the Buying Organisations and Suppliers, and its or their customers or business which is disclosed to the Sub-Provider or its Affiliates, or its or their employees or contractors, by or on behalf of PASSL, OGCbuying.solutions or the Buying Organisations or Suppliers, or which is otherwise acquired by the Sub-Provider, its Affiliates or its or their employees or contractors directly or indirectly from PASSL or OGCbuying.solutions, Buying Organisations or Suppliers or which otherwise comes to the knowledge of the Sub-Provider, its Affiliates, or its or their employees or contractors in connection with this Agreement or any Service Provision Sub-Agreement, whether the information is in oral, visual or written form or is recorded in any other medium and includes the Transaction Data, Management Information, OGCbuying.solutions System, PASSL Systems, Buying Organisation Systems and Personal Data;

      "PASSL MARKS" means the brands, logos, trade marks (whether registered or unregistered), domain names and other marks which PASSL uses in connection with the Zanzibar System and/or the Prime Services and/or the Prime Agreement (excluding for the avoidance of doubt the OGCbuying.solutions Marks and the Sub-Provider Marks);

      "PASSL SYSTEMS" means systems owned or licensed by PASSL, the Other Material Sub-Providers or their respective sub-contractors (excluding the Sub-Provider Systems) comprising of hardware, software and other computer and communications equipment and forming part of the Zanzibar System, used in connection with the provision of the Prime Services or accessed, used or interfaced with by the Sub-Provider in connection with this Agreement;

      "PERFORMANCE INCENTIVES" means the amounts payable to PASSL in respect of service level breaches pursuant to this Agreement and/or the Service Provision Sub-Agreements;

      "PERSONAL DATA" means personal data obtained by the Sub-Provider or its sub-contractors in connection with the provision of the Sub-Provider Services;

      "PERSONAL DATA", "DATA SUBJECT" and "PROCESSING" have the meaning given to those terms by the Data Protection Legislation and "PROCESSED" shall have a corresponding meaning;

      "PRIME AGREEMENT" means the Framework Agreement which is to be entered into by PASSL and OGCbuying.solutions on or around the date of this Agreement and which relates to the Zanzibar System;

      "PRIME AGREEMENT CHANGE CONTROL PROCEDURE" means the change control procedure set out in Schedule 11 to the Prime Agreement;

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      "PRIME AGREEMENT DRAFT EXIT PLAN" means the draft exit plan of PASSL provided for in Schedule 14 to the Prime Agreement;

      "PRIME AGREEMENT DISPUTE RESOLUTION PROCEDURE" means the dispute resolution procedure included in Schedule 12 to the Prime Agreement;

      "PRIME AGREEMENT EXIT PHASE" means the period defined in Schedule 14 to the Prime Agreement;

      "PRIME AGREEMENT EXIT PLAN" means the document agreed between PASSL and OGCbuying.solutions pursuant to Schedule 14 to the Prime Agreement;

      "PRIME AGREEMENT MANAGEMENT MEETING" has the meaning given to that term by Clause 8.3.2;

      "PRIME SERVICES" means all those services which PASSL is to provide to OGCbuying.solutions, Subscribing Buying Organisations and Suppliers pursuant to the terms of the Prime Agreement, the Service Provision Agreements and the Supplier Agreements including the provision of all Stages of the Zanzibar System and related services to OGCbuying.solutions, Subscribing Buying Organisations and Suppliers;

      "PROJECT" means the delivery of the Prime Services to OGCbuying.solutions, Subscribing Buying Organisations and Suppliers;

      "PROJECT OBJECTIVES" means the objectives set out in Clause 1A.6;

      "RECEIVING PARTY" means PASSL in relation to the receipt of the Sub-Provider Confidential Information and the Sub-Provider in relation to the receipt of PASSL Confidential Information;

      "RECTIFICATION PROPOSAL" means a proposal under the Prime Agreement to remedy a breach or (if appropriate) re-perform a non-conforming service directly resulting from a breach which may set out details of the action to be taken and the timetable for remedy or re-performance (as applicable);

      "RELEVANT EMPLOYEE" means any employee employed immediately before the Transfer Event wholly or mainly engaged in providing the service or services forming the undertaking which is the subject of the relevant transfer;

      "RELEVANT EMPLOYER" means an employer of any of the Relevant Employees immediately before the Transfer Event;

      "REVENUE SHARE" means the share of or payments in respect of Zanzibar Revenue (or any portion of Zanzibar Revenue) payable to the Sub-Provider pursuant to the terms of the Revenue Sharing Agreement;

      "REVENUE SHARING AGREEMENT" means the revenue sharing agreement entered into on or around the date of this Agreement by PASSL, the Sub-Provider and the Other Material Sub-Providers;

      "SATISFACTION REVIEW PLAN" means the plan set out in Schedule 16 to the Prime Agreement detailing how PASSL proposes to monitor, report and act upon the outcome of regular Satisfaction Reviews;

      "SATISFACTION REVIEWS" means the satisfaction reviews conducted by PASSL to monitor the satisfaction of Subscribing Buying Organisations with the services provided by PASSL pursuant to the Service Provision Agreements;

      "SERVICE COMMENCEMENT DATE" means the date on which PASSL first starts providing services relating to the Zanzibar System to the Subscribing Buying Organisations;

      "SERVICE LEVELS" means the service levels specified in Schedule 2;

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      "SERVICE MANAGER" means in relation to a party, the person appointed by that party to manage delivery of the Sub-Provider Services or the Prime Services (as applicable). The Service Manager of each party as at the date of this Agreement is stated in Schedule 2. Changes to the identity of the Service Manager shall be notified by the relevant party to the other party by written notice;

      "SERVICE PROVISION AGREEMENT" means an agreement (as amended from time to time in accordance with its terms) between PASSL and a Buying Organisation relating to access or use of or services preparatory to the Zanzibar System, which PASSL anticipates at the date of this Agreement will ordinarily be substantially in the form set out in Schedule 19 to the Prime Agreement or in the form otherwise agreed between PASSL and OGCbuying.solutions from time to time;

      "SERVICE PROVISION CHARGES" means the charges in consideration of which PASSL is to provide the Prime Services as set out in Schedule 4 to the Prime Agreement and/or each Service Provision Agreement;

      "SERVICE PROVISION SUB-AGREEMENT" means as defined in Clause 3.1.3;

      "SERVICES SUBJECT TO STEP-IN" means the Management Information data warehouse to be provided as part of Stage 3 and such other Prime Services as are agreed via the change control procedure in the Prime Agreement to be appropriate to attract step-in rights;

      "SOFTWARE" means the computer programs to be supplied by the Sub-Provider, or operated by or on behalf of the Sub-Provider, in providing the Sub-Provider Services or performing its obligations under this Agreement, the Service Provision Sub-Agreements or in connection with the Supplier Agreements, including the Third Party Software, and the Sub-Provider Software;

      "SOURCE CODE" means the source code and other materials and documentation defined in the Escrow Agreement as "the Material";

      "SPECIFICATION" means

      (a) in relation to Stage 1, the functional, operational, performance and technical specifications set out and expressly stated in Schedule 2 to the Prime Agreement (by means of an "X" in the Stage 1 or the COTS column) as being applicable to Stage 1;

      (b) in relation to Stage 2, the functional, operational, performance and technical specifications set out and expressly stated in Schedule 2 to the Prime Agreement (by means of an "X" in the Stage 2 column) as being applicable to Stage 2; and

      (c) in relation to Stage 3, the functional, operational, performance and technical specifications set out and expressly stated in Schedule 2 to the Prime Agreement (by means of an "X" in the Stage 3 column) as being applicable to Stage 3;

      "SPECIFIC CHANGE IN LAW" means a Change in Law which effects the provision or receipt of the Sub-Provider Services but only with regard to Buying Organisations;

      "STAGE" means either Stage 1, Stage 2 or Stage 3 (as applicable);

      "STAGE 1" means that functionality which is designed to meet the Specification applicable to Stage 1;

      "STAGE 2" means that functionality which is designed to meet the Specification applicable to Stage 2 (which functionality, for the avoidance of doubt, is additional to that included within Stage 1);

      "STAGE 3" means that functionality which is designed to meet the Specification applicable to Stage 3 (which functionality is, for the avoidance of doubt, additional to that included within Stage 1 and Stage
      2);

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      "STAGE COMMENCEMENT DATE" means the date on which the PASSL first starts providing services relating to a particular Stage to the Subscribing Buying Organisations;

      "STAGE 2 DEVELOPMENT CRITERIA" means the existence of 5 Subscribing Buying Organisations in respect of which the "Go Live Date" (as defined in the Service Provision Agreement) has occurred plus a further 2 Subscribing Buying Organisations in respect of which the "Go Live Date" (as defined in the Service Provision Agreement) need not have occurred but which must have contracted with PASSL for access to the Zanzibar System and the Prime Services as a whole and not solely for Preliminary Services (as defined in the Service Provision Agreement);

      "STAGE 3 DEVELOPMENT CRITERIA" means the existence of all such Subscribing Buying Organisations as are required to meet the Stage 2 Development Criteria plus a further 2 Subscribing Buying Organisations in respect of which the "Go Live Date" (as defined in the Service Provision Agreement) need not have occurred but which must have contracted with PASSL for access to the Zanzibar System and the Prime Services as a whole and not solely for Preliminary Services (as defined in the Service Provision Agreement);

      "STANDARD SPA TERMS AND CONDITIONS" means the Standard Terms and Conditions relating to the Zanzibar System forming part of the standard Service Provision Agreement included in Schedule 19 to the Prime Agreement;

      "STANDARDS OF SERVICE" means the minimum requirements set out in Schedule
      2;

      "START-UP PERIOD" means any period agreed between PASSL and OGCbuying.solutions pursuant to the change control procedure in the Prime Agreement during which OGCbuying.solutions will not be entitled to exercise step-in rights under the Prime Agreement in respect of any Services subject to Step-in (or any part of them);

      "SUB-FRAMEWORK MANAGEMENT MEETING" has the meaning given to that term by Clause 8.3.2;

      "SUB-PROVIDER ADDITIONAL SERVICE ORDER" means an order for the Sub-Provider to provide Sub-Provider Services corresponding to Additional Services in the form set out in Schedule 33;

      "SUB-PROVIDER CONFIDENTIAL INFORMATION" means all confidential information of the Sub-Provider, its Affiliates or sub-contractors including that relating to the Sub-Provider Systems, the Sub-Provider Software, the specification of the Sub-Provider Systems, the Sub-Provider, its Affiliates or sub-contractors or its or their customers or business which is disclosed to PASSL, its employees or contractors, by or on behalf of the Sub-Provider or its Affiliates or which is otherwise acquired by PASSL or its employees or contractors directly or indirectly from the Sub-Provider or which otherwise comes to the knowledge of PASSL, its employees or contractors in connection with this Agreement, whether the information is in oral, visual or written form or is recorded in any other medium;

      "SUB-PROVIDER GUARANTEE" means the deed of guarantee between the Guarantor and PASSL dated on or about the date of this Agreement;

      "SUB-PROVIDER GUARANTOR" means in relation to the Sub-Provider Guarantee, Elcom International, Inc.;

      "SUB-PROVIDER MARKS" means the brands, logos, trade marks (whether registered or unregistered), domain names and other marks which the Sub-Provider uses in relation to the branding of the Zanzibar System and/or Services (excluding for the avoidance of doubt the OGCbuying.solutions Marks and the PASSL Marks);

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      "SUB-PROVIDER RECTIFICATION PROPOSAL" means a proposal under this
      Agreement to remedy a breach or (if appropriate) re-perform a non-conforming service setting out details of the action to be taken and the timetable for remedy or re-performance (as applicable);

      "SUB-PROVIDER SERVICE PROVISION ORDER" means a document in the form set out in Schedule 31 which is to be executed by the Sub-Provider in accordance with this Agreement in respect of each Service Provision Agreement proposed to be entered into by PASSL and which will cause a Service Provision Sub-Agreement to come into effect and form part of such Service Provision Sub-Agreement;

      "SUB-PROVIDER SERVICES" means all those services which the Sub-Provider is to provide to PASSL, OGCbuying.solutions, Subscribing Buying Organisations and Suppliers pursuant to the terms of this Agreement, the Service Provision Sub-Agreements and in connection with the Supplier Agreements including the provision of all Sub-Provider Systems and related services and the services assigned to the Sub-Provider in Schedule 2;

      "SUB-PROVIDER SOFTWARE" means any software and related documentation, products and packages which are owned, by the Sub-Provider or any Sub-Provider Affiliate and which is used to provide the Sub-Provider Services, (including any modifications, enhancements or new versions of such software or documentation (including without limitation, modules and add-ons created by or on behalf of the Sub-Provider to interface with the Sub-Provider Software) developed by or on behalf of the Sub-Provider or any Sub-Provider Affiliate during the term of this Agreement) including any software specified as being software of the Sub-Provider in Schedule 7 to the Prime Agreement Part C;

      "SUB-PROVIDER SYSTEMS" means all those systems including Hardware, Software and communications links which are provided by the Sub-Provider under or in connection with this Agreement including all those elements of the Zanzibar System identified as being the responsibility of the Sub-Provider in Schedule 2 (and which working in conjunction with each other and all the other elements of the Zanzibar System will enable the Zanzibar System to be provided in accordance with the provisions of the Prime Agreement) excluding for the avoidance of doubt the PASSL Systems;

      "SUB-PROVIDER TRAINING MATERIALS" means any training materials (including methodologies) but excluding the Sub-Provider Software which are supplied to PASSL in connection with or for the purposes of this Agreement (including, but not limited to, training materials related to the computer programs listed in Schedule 7 to the Prime Agreement Part C);

      "SUBSCRIBING BUYING ORGANISATIONS" means any Buying Organisation which has concluded a Service Provision Agreement to access and use the Zanzibar System (which Service Provision Agreement has not expired or been terminated);

      "SUCCESSOR OPERATOR" means the entity (which may include PASSL or OGCbuying.solutions or a Subscribing Buying Organisation) succeeding the Sub-Provider in the provision or operation of all or any of the Sub-Provider Services (including any entity succeeding PASSL in the provision or operation of any or all of the Prime Services including Sub-Provider Services);

      "SUPPLIER AGREEMENT" means an agreement between PASSL and a Supplier to access or use the Zanzibar System which PASSL anticipates, at the date of this Agreement will be substantially in the form attached at Schedule 20 to the Prime Agreement or in the form otherwise agreed between PASSL and OGCbuying.solutions from time to time;

      "SUPPLIERS" means suppliers of products and services who (directly or acting through their agents):

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      (a)   enter into agreements with the PASSL pursuant to which such Supplier will advertise and/or offer goods and/or services via the Zanzibar System; or

      (b)   are authorised to access and use the Zanzibar System; or

      (c) otherwise receive orders from Subscribing Buying Organisations via the Zanzibar System;

      "SUPPLIER USERS" means the employees and other personnel (including agents and sub-contractors) of any Supplier authorised in accordance with the Supplier Agreement to use the Zanzibar System;

      "TERM SHEET" means the term sheet forming part of the Service Provision Agreement detailing the specific Prime Services, Service Provision Charges and special conditions applicable to a particular Subscribing Buying Organisation;

      "TERMINATION DATE" has the meaning set out in Clause 14.1;

      "THIRD PARTY CONTRACTS" means any licence agreement or other agreement between the Sub-Provider or its Affiliates and a third party regarding the provision of any hardware, software, equipment or services for the purposes of, or in connection with, the operation, implementation or maintenance of the Zanzibar System or the provision of the Sub-Provider Services, including licence agreements in respect of the Third Party Software;

      "THIRD PARTY SOFTWARE" means any Software the Intellectual Property Rights in which are not owned by the Sub-Provider or any other Affiliate of the Sub-Provider, including any Open Source Software and those listed in
      Schedule 7 to the Prime Agreement Part B and for the avoidance of doubt excluding the Sub-Provider Software;

      "TRANSACTION DATA" means all information, text, drawings or other data provided to, or generated by or on behalf of, PASSL or the Sub-Provider in connection with the provision of the Prime Services or the performance of the Prime Agreement, the Service Provision Agreements or the Supplier Agreements and which relates to transactions processed through the Zanzibar System;

      "TRANSFER DATE" means the date on which a Transfer Event occurs;

      "TRANSFER EVENT" means any event or circumstances including, but not limited to, the commencement, the expiry or termination of this Agreement, which constitutes a relevant transfer pursuant to the Transfer Provisions and/or a transfer pursuant to Article 1 of Council Directive 2001/23/ EC, as amended;

      "TRANSFER PROVISIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended and any other applicable provision of law effecting the transfer of employees;

      "TRANSFERABLE HARDWARE" means any hardware owned or licensed by the Sub-Provider which is dedicated exclusively to the Management Information data warehouse to be provided as part of Stage 3 and such dedicated hardware as is agreed between the parties via the Change Control Procedure as being capable of transfer to PASSL or OGCbuying.solutions during the Exit Phase;

      "TRANSFEREE" means the Sub-Provider or PASSL or OGCbuying.solutions or a Subscribing Buying Organisation or a Successor Operator to whom a Relevant Employee transfers on a Transfer Date;

      "TRANSFEROR" means the Sub-Provider or PASSL or OGCbuying.solutions or any other person from whom a Relevant Employee transfers on a Transfer Date;

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      "TRANSFERRED DELIVERABLES" means any Deliverables the Intellectual
      Property Rights in which are agreed via the Change Control Procedure to be transferred to PASSL (for transfer to OGCbuying.solutions) pursuant to Clause 12.1.2;

      "TULCRA" means the Trade Union and Labour Relations (Consolidation) Act 1992, as amended;

      "VAT" means United Kingdom value added tax and any similar tax in any other jurisdictions;

      "VIRUSES" has the meaning ascribed to that term by Clause 9.2.1;

      "ZANZIBAR REVENUE" means the Service Provision Charges received by PASSL in accordance with the terms of the Service Provision Agreements excluding expenses chargeable to the relevant Subscribing Buying Organisation in accordance with Schedule 4. For the avoidance of doubt, any Performance Incentives paid or payable to the Subscribing Buying Organisations under the Service Provision Agreements shall not be deducted when calculating the Service Provision Charges;

      "ZANZIBAR SYSTEM" means the system which PASSL is due to provide to OGCbuying.solutions and Subscribing Buying Organisations pursuant to the Prime Agreement and Service Provision Agreements consisting of Stage 1 and (subject to achievement of the Stage 2 Development Criteria in accordance with this Agreement) Stage 2 and (subject to achievement of the Stage 3 Development Criteria in accordance with this Agreement) Stage 3 including all modification and enhancements made to such systems (or the Sub-Provider Systems forming part of such systems) by or on behalf of the PASSL or the Sub-Provider from time to time.

      "ZANZIBAR USER GROUP" means the user group of representatives of Subscribing Buying Organisations, which will operate in the manner specified in Paragraphs 6 to 11 of Schedule 22 to the Prime Agreement.

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